EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

dated as of

October 1, 2019

by and among

EVOQUA WATER TECHNOLOGIES LLC

WTG HOLDINGS COOPERATIEF U.A.

EVOQUA WATER TECHNOLOGIES LIMITED.

EVOQUA WATER TECHNOLOGIES PTE LTD.

EVOQUA WATER TECHNOLOGIES LTD.

EVOQUA WATER TECHNOLOGIES (SHANGHAI) CO. LTD.

WTG HOLDCO AUSTRALIA (MEMCOR) PTY. LTD

EVOQUA WATER TECHNOLOGIES MEMBRANE SYSTEMS PTY LTD.

and

DUPONT DE NEMOURS, INC.

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	2

ARTICLE II PURCHASE AND SALE TRANSACTIONS	24

Section 2.01	Purchase and Sale of the Evoqua AU Shares from AU Seller. 24

Section 2.02	Purchase and Sale of MEMCOR® Product Line Assets from Operating Sellers. 24

Section 2.03	Excluded Assets 26

Section 2.04	MEMCOR® Product Line Liabilities 28

Section 2.05	Excluded Liabilities 29

Section 2.06	Local Conveyance Agreements 30

Section 2.07	Purchase Price; Base Purchase Price 30

Section 2.08	Purchase Price Allocation 31

Section 2.09	Closing 31

Section 2.10	Pre-Closing Deliveries by Seller 32

Section 2.11	Closing Deliveries by Buyer 32

Section 2.12	Closing Deliveries by Seller 33

Section 2.13	Post-Closing Purchase Price Adjustment 34

Section 2.14	EBITDA Adjustment Amount 37

Section 2.15	Non-Assignable MEMCOR® Product Line Assets 40

Section 2.16	Withholding 42

Section 2.17	Wire Transfers 42

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE OPERATING COMPANIES	42

Section 3.01	Incorporation and Authority of each Seller Party 42

Section 3.02	No Conflict 43

Section 3.03	Governmental Consents and Approvals 43

Section 3.04	[Intentionally Omitted] 44

Section 3.05	Capital Structure of the AU Subsidiaries 44

Section 3.06	Financial Information; Absence of Undisclosed Liabilities 45

Section 3.07	Absence of Certain Changes or Events 46

Section 3.08	Absence of Litigation 46

Section 3.09	Compliance with Laws; Permits 47

Section 3.10	Intellectual Property 47

Section 3.11	Environmental Matters 49

Section 3.12	Contracts 50

Section 3.13	Employment and Employee Benefits Matters 51

Section 3.14	Taxes 59

Section 3.15	Real Property 63

Section 3.16	MEMCOR® Product Line Assets Title 65

Section 3.17	IT Systems; Privacy and Data Security 65

Section 3.18	Insurance 67

Section 3.19	Brokers 67

Section 3.20	Accounts Receivable; Accounts Payable 67

Section 3.21	Company Records; Bank Accounts 67

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Section 3.22	Anti-Corruption/OFAC/Anti-Money Laundering/Export Controls 68

Section 3.23	Customers and Suppliers 70

Section 3.24	Products 70

Section 3.25	Related Party Transactions 70

Section 3.26	Inventory 71

Section 3.27	No Additional Representations or Warranties 71

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	71

Section 4.01	Organization 71

Section 4.02	Authorization; Validity of Agreement 72

Section 4.03	Consents and Approvals; No Violations 72

Section 4.04	Actions; Orders 72

Section 4.05	Foreign Person 72

Section 4.06	Purchase for Investment 72

Section 4.07	Brokers or Finders 73

Section 4.08	No Additional Reliance 73

ARTICLE V PRE-CLOSING COVENANTS	73

Section 5.01	Conduct of the MEMCOR® Product Line Pending the Closing 73

Section 5.02	Access to Information 75

Section 5.03	Notices from Governmental Authorities 77

Section 5.04	Affiliate Transactions 77

Section 5.05	Updates to the Seller Disclosure Schedules 77

Section 5.06	Commercially Reasonable Efforts; Further Assurances 77

Section 5.07	Certain Filings/Consents 78

Section 5.08	Public Announcements 80

Section 5.09	Pre-Closing Transactions 80

Section 5.10	Exclusivity 80

Section 5.11	Information Technology 81

ARTICLE VI POST-CLOSING COVENANTS	81

Section 6.01	Access 81

Section 6.02	Rights to Retained Names and Marks 81

Section 6.03	Directors’ and Officers’ Indemnification; Insurance 82

Section 6.04	Preservation of Books and Records 83

Section 6.05	Cooperation in Litigation 84

Section 6.06	Post-Closing Receipts 84

Section 6.07	Confidentiality 84

Section 6.08	Non-Compete 86

Section 6.09	Employee Non-Solicit 87

Section 6.10	Reasonableness of Covenants 87

Section 6.11	Further Assurances 87

Section 6.12	Surety Arrangements 89

Section 6.13	Insurance 90

ARTICLE VII EMPLOYEE MATTERS	90

Section 7.01	Employment of All Transferring Employees 90

Section 7.02	U.S. Plans 92

Section 7.03	AU Benefit Plans 93

Section 7.04	International Transferring Employees 93

Section 7.05	International Benefit Plans 94

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Section 7.06	Impermissibility; Good Faith 94

Section 7.07	Cooperation and Assistance 94

Section 7.08	Employee Data Protection 95

Section 7.09	Interpretation 96

ARTICLE VIII TAX MATTERS	96

Section 8.01	Liability for Taxes 96

Section 8.02	Apportionment of Taxes 96

Section 8.03	Cooperation and Records 97

Section 8.04	Contest Provisions 97

Section 8.05	Transfer Taxes 98

Section 8.06	Certain Tax Elections 98

Section 8.07	Post-Closing Actions 98

Section 8.08	Tax Indemnity 98

Section 8.09	Tax Enquiries or Audits by Governmental Authority. 99

Section 8.10	Sellers to consider Tax Indemnity Claims 101

Section 8.11	Limits on types of Tax Indemnity Claims 101

Section 8.12	Time limits for Claims 102

Section 8.13	[Unused] 102

Section 8.14	Benefits received 102

Section 8.15	Mitigation 103

Section 8.16	Tax Returns 103

Section 8.17	Referral to Representatives. 103

Section 8.18	Referral to Expert 104

Section 8.19	Appointment of Expert. 104

Section 8.20	Expert’s Decision. 104

Section 8.21	Access and Assistance. 105

Section 8.22	Foreign Resident Capital Gains 105

Section 8.23	Transfer Taxes 105

Section 8.24	Goods and Services Tax 105

ARTICLE IX CONDITIONS TO CLOSING	106

Section 9.01	Conditions to Obligation of Each Party 106

Section 9.02	Conditions to Obligation of Buyer 107

Section 9.03	Conditions to Obligation of Sellers 108

Section 9.04	Failure or Waiver of Conditions 108

ARTICLE X SURVIVAL; INDEMNIFICATION	108

Section 10.01	Representations, Warranties and Covenants 108

Section 10.02	Notification of Claims; Cooperation; Insurance, Etc 111

Section 10.03	R&W Policy 113

Section 10.04	Tax Treatment 114

Section 10.05	Gross Up for Tax 114

Section 10.06	Exclusive Remedies 114

ARTICLE XI TERMINATION	114

Section 11.01	Grounds for Termination 114

Section 11.02	Procedure and Effect of Termination 115

Section 11.03	Effect of Termination 116

ARTICLE XII MISCELLANEOUS	116

Section 12.01	Notices 116

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Section 12.02	Amendments and Modifications 117

Section 12.03	Waiver 117

Section 12.04	Seller Disclosure Schedules and Buyer Disclosure Schedules References 118

Section 12.05	Expenses 118

Section 12.06	Assignment 118

Section 12.07	Parties in Interest 119

Section 12.08	Governing Law 119

Section 12.09	Jurisdiction 119

Section 12.10	Waiver of Jury Trial 119

Section 12.11	Relationship of the Parties 120

Section 12.12	Counterparts; Effectiveness 120

Section 12.13	Third-Party Beneficiaries 120

Section 12.14	Entire Agreement 121

Section 12.15	Severability 121

Section 12.16	Specific Performance 121

Section 12.17	Representation by Counsel 122

Section 12.18	Headings 122

Section 12.19	Non-Recourse 122

Section 12.20	No Set-Off 122

Section 12.21	Inconsistencies with Other Agreements 122

Section 12.22	Obligations of Sellers and Buyer; Authority of Evoqua LLC 122

Section 12.23	Interpretation 123

Section 12.24	Conflicts and Privilege 124

Exhibits

Exhibit A    Form of Supply Agreement
Exhibit B    Form of Intellectual Property Agreement
Exhibit C     R&W Policy
Exhibit D     Form of Transition Services Agreement

Schedule A

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made effective as of October 1, 2019 by and among EVOQUA WATER TECHNOLOGIES LLC, a Delaware limited liability company (“Evoqua LLC”), WTG HOLDINGS COOPERATIEF U.A., a Dutch company (“AU Seller”), EVOQUA WATER TECHNOLOGIES LIMITED., an English private limited company (“Evoqua UK”), EVOQUA WATER TECHNOLOGIES PTE LTD., a Singapore private company limited by shares (“Evoqua Singapore”), EVOQUA WATER TECHNOLOGIES LTD., a Canadian corporation (“Evoqua Canada”), EVOQUA WATER TECHNOLOGIES (SHANGHAI) CO. LTD., a Chinese limited company (“Evoqua China”) (Evoqua LLC, AU Seller, Evoqua UK, Evoqua Singapore, Evoqua Canada and Evoqua China, each a “Seller” and collectively “Sellers”), WTG HOLDCO AUSTRALIA (MEMCOR) PTY. LTD, an Australian proprietary limited company (“Evoqua AU”), EVOQUA WATER TECHNOLOGIES MEMBRANE SYSTEMS PTY LTD., an Australian proprietary limited company (“Evoqua AU Subsidiary”), and DuPont de Nemours, Inc., a Delaware corporation (“Buyer”). Each of Sellers, Evoqua AU, Evoqua AU Subsidiary and Buyer are sometimes referred to herein as a “Party” and, collectively, as the “Parties”. Evoqua AU and Evoqua AU Subsidiary are sometimes referred to herein as the “AU Subsidiaries.” Sellers (excluding AU Seller) and the Evoqua AU Subsidiary are sometimes referred to herein as the “Operating Companies.” The Operating Companies other than the AU Subsidiaries are sometimes referred to herein as the “Operating Sellers.” Sellers and AU Subsidiaries are sometimes referred to herein as the “Seller Parties.” Other capitalized terms used herein are defined in ARTICLE I.
W I T N E S E T H:
WHEREAS, the Operating Companies operate multiple product lines, including the MEMCOR® Product Line, and the AU Subsidiaries operate the MEMCOR® Product Line, and no other product lines;
WHEREAS, AU Seller owns all of the outstanding shares of capital stock of Evoqua AU, Evoqua AU owns all of the outstanding shares of capital stock of Evoqua AU Subsidiary, and the Operating Companies collectively hold and operate the assets used exclusively or primarily in the MEMCOR® Product Line; and
WHEREAS, AU Seller desires to sell to Buyer and/or one or more Buyer Designees, and Buyer and/or one or more Buyer Designees desire to purchase from AU Seller, the Evoqua AU Shares, and the Operating Sellers desire to sell to Buyer and/or its Affiliates, and Buyer and/or its Affiliates desire to purchase and assume, the Operating Sellers’ assets and liabilities exclusively or primarily used in or related to the MEMCOR® Product Line, all upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS
“Accounting Principles” means U.S. Generally Accepted Accounting Principles (“GAAP”) as consistently applied by Sellers, as more specifically set forth on Schedule A, during the periods involved.
“Action” means any action, suit, examination, audit, claim or other proceeding (whether civil, criminal, or administrative) commenced, brought, conducted or heard, by or before any Governmental Authority.
“Actual EBITDA” has the meaning set forth in Section 2.14(a).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Affiliate Contract” means any Contract (including any management agreement) with ongoing obligations or Liability on the part of the Operating Companies, between an Operating Company, on the one hand, and any Seller or any Affiliate thereof (excluding other Sellers), on the other hand, which is exclusively or primarily for the benefit of the MEMCOR® Product Line.
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 2.08.
“Allocation Schedule” has the meaning set forth in Section 2.08.
“Anti-Corruption Laws” has the meaning set forth in Section 3.22(a).
“Antitrust Division” means the Antitrust Division of the Department of Justice of the United States.
“Antitrust Laws” means any of the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines, or other Laws that are designed to prohibit, restrict, or regulate mergers and acquisitions, and/or actions having the purpose or effect of lessening competition, monopolization, or restraining trade.
“Assigned Contracts” has the meaning set forth in Section 2.02(c).
“Assumed Leave Benefits” has the meaning set forth in Section 2.04(d).
“AU Seller” has the meaning set forth in Preamble.

“AU Subsidiaries” has the meaning set forth in Preamble.
“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in an Action in equity or at law).
“Base Purchase Price” has the meaning set forth in Section 2.07.
“Business Day” means a day, other than Saturday, Sunday, or any other day on which commercial banks in New York, New York, are authorized or required by applicable Law to close.
“Buyer” has the meaning set forth in Preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 7.01(e).
“Buyer Designee” means each Subsidiary of Buyer designated by Buyer to purchase any Evoqua AU Shares or MEMCOR® Product Line Assets or to assume any MEMCOR® Product Line Liabilities, in each case as identified to Sellers no later than five (5) Business Days prior to the Closing Date.
“Buyer Disclosure Schedules” means the disclosure schedule delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement.
“Buyer Group” means Buyer and its Australian Affiliates and after Completion includes the AU Subsidiaries and “Buyer Group Member” means any one of them.
“Buyer Indemnified Party” has the meaning set forth in Section 10.01(b).
“Buyer Material Adverse Effect” means any event, development, or change that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or that would prevent, materially impede, interfere with, hinder, or delay the consummation by Buyer of the Contemplated Transactions.
“Buyer Savings Plan” has the meaning set forth in Section 7.02(c).
“Cash” means, as of a given time, all cash, cash equivalents and marketable securities, including all security or other similar deposits at such time; provided, however, that “Cash” shall: (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued at such time; and (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit at such time.
“Certification” means a written document delivered under any Transaction Agreement by any officer or other Representative of any Party, attesting to the existence or non-existence of any fact or circumstance or otherwise providing a certification to any other Party, it being understood that such certification shall be deemed to have been delivered only in such officer’s or Representative’s capacity as an officer or a Representative of such Party (and not in any other capacity) and shall not entitle any other Party to assert a claim against such officer or Representative in any other capacity.
“Change of Control” has the meaning set forth in Section 6.08(c).
“China Transferring Employees” means International Transferring Employees from Evoqua China.
“Closing” has the meaning set forth in Section 2.09. Closing is also sometimes referred to as “Completion.”
“Closing Cash” has the meaning set forth in Section 2.07.
“Closing Date” has the meaning set forth in Section 2.09.
“Closing Indebtedness Amount” has the meaning set forth in Section 2.07.
“Closing Statement” has the meaning set forth in Section 2.13(a).
“Closing Statement Proposed Adjustments” has the meaning set forth in Section 2.13(b).
“Closing Working Capital” has the meaning set forth in Section 2.13(a).
“Closing Working Capital Deficiency” has the meaning set forth in Section 2.07.
“Closing Working Capital Surplus” has the meaning set forth in Section 2.07.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law, and the regulations promulgated thereunder.
“Comparable Employment” has the meaning set forth in Section 7.01(a).
“Confidentiality Agreement” means the letter agreement, dated as June 10, 2019, between DuPont Specialty Products USA, LLC. and Evoqua LLC, including any joinders or written amendments thereto.
“Consent” means any consent, registration, approval, Permit or authorization.
“Consolidated Group” means the multiple entry consolidated (MEC) group as defined in section 719-5 of the Tax Act (1997) of which the AU Subsidiaries are members.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Continuing Employees” means (a) Transferring Employees who are actively employed (including employees on vacation, holiday, jury duty, or other similar absence) by the Operating Companies as of the Closing, (b) U.S. Transferring Employees and (c) each Inactive Transferring Employee who accepts employment in accordance with ARTICLE VII.
“Contract” means any agreement, contract, lease, instrument, understanding, arrangement, or commitment, obligation, promise, or undertaking (whether written or oral, and whether express or implied) that is legally binding.
“Controlled Group Liability” means, other than such Liabilities that arise solely out of, or relate solely to, Transferring Employee Benefit Plans listed in Section 3.13(a) of the Seller Disclosure Schedules, any and all Liabilities arising (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of non-U.S. Laws.
“Controlling Party” has the meaning set forth in Section 10.02(b).
“Corporations Act” means the Corporations Act 2001 (Cth), as amended (Australia).
“D&O Indemnified Parties” has the meaning set forth in Section 6.03(a).
“Data Room” means the electronic documentation site established by Merrill DatasiteOne on behalf of Sellers containing the documents set forth in the index included in Section 1 of Schedule A (Data Room Index).
“DCFSA Plan” has the meaning set forth in Section 7.02(d).
“Dispute Notice” has the meaning set forth in Section 2.08.
“EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted for one-time, irregular and non-recurring items., as determined using the same methodology, procedures and assumptions as used to calculate “EBITDA as potentially adjusted” as set forth in the June 30 QOE Report.
“EBITDA Adjustment Amount” has the meaning set forth in Section 2.14(e).
“EBITDA Statement” has the meaning set forth in Section 2.14(a).
“EBITDA Statement Notice of Disagreement” has the meaning set forth in Section 2.14(b).
“EBITDA Statement Proposed Adjustments” has the meaning set forth in Section 2.14(b).
“EBITDA Target” has the meaning set forth on Schedule A attached hereto.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.
“Effective Time” means 11:59 p.m., local time in New York, New York, on the Closing Date.
“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) (other than required governmental plans or arrangements relating to Transferring AU Employees located outside of the U.S.), (b) all retirement, superannuation, welfare benefit, bonus, thirteenth month, stock option, stock purchase, phantom or stock equivalent, restricted stock, equity-based compensation incentive, supplemental retirement, deferred compensation, profit sharing, retiree health, hospitalization, medical, dental, vision, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, Code Section 125 flexible benefit, employer contributions to the central provident fund, or vacation plans, programs or agreements, and (c) all individual employment, retention, termination, severance, or other similar agreements, in the case of each of clauses (a) through (c) of this sentence, (i) that are contributed to (or for which there is an obligation to contribute to), sponsored by, or maintained by the Operating Companies, (ii) under which Transferring Employee, Former MEMCOR® Product Line Service Provider, MEMCOR® Product Line Service Provider, or any dependent, beneficiary, or family member of any of the foregoing has any present, future, or contingent right to benefits or compensation, or (iii) pursuant to which the Operating Companies has any present, future, or contingent Liability. Notwithstanding the foregoing, an “Employee Benefit Plan” shall not include any plan maintained or sponsored by a Governmental Authority.
“Environmental Laws” means the Protection of the Environment Operations Act 1997 (NSW) (Australia), and, to the extent applicable in the U.S., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. 7401 et seq., as amended, the Clean Water Act, 33 U.S.C. 1251 et seq., as amended, and any other Law imposing liability or establishing standards of conduct for protection of human health and the environment applicable to the operation by the Operating Companies of the MEMCOR® Product Line, in each case as in effect as of the date hereof.
“Environmental Permit” means any Permit that is required by a Governmental Authority under any Environmental Law for or necessary to the operation of the MEMCOR® Product Line as of the date hereof.
“Environmental Protection License Application” has the meaning set forth in Section 3.11(j).
“Equity Interests” means capital stock, share capital, or other equity interests including any securities convertible or exchangeable into, or exercisable for, capital stock or other equity interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and the regulations and rules promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade, or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Cash” has the meaning set forth in Section 2.10.
“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.10.
“Estimated Closing Payment” has the meaning set forth in Section 2.10.
“Estimated Closing Statement” has the meaning set forth in Section 2.10.
“Estimated Closing Working Capital” has the meaning set forth in Section 2.10.
“Estimated Closing Working Capital Deficiency” has the meaning set forth in Section 2.10.
“Estimated Closing Working Capital Surplus” has the meaning set forth in Section 2.10.
“Evaluation Material” means any information, documents, or materials regarding the MEMCOR® Product Line furnished or made available to Buyer and its Representatives in any “data rooms”, “virtual data rooms”, or management presentations or in any other form or manner (whether in writing, by e-mail, orally, visually, or otherwise) in expectation of, or in connection with, the Contemplated Transactions, including Seller Confidential Information.
“Evoqua AU” has the meaning set forth in the Preamble.
“Evoqua AU Shares” has the meaning set forth in Section 2.01.
“Evoqua AU Subsidiary” has the meaning set forth in the Preamble.
“Evoqua AU Subsidiary Shares” has the meaning set forth in Section 3.05(b).
“Evoqua Canada” has the meaning set forth in the Preamble.
“Evoqua China” has the meaning set forth in the Preamble.
“Evoqua LLC” has the meaning set forth in the Preamble.
“Evoqua Singapore” has the meaning set forth in the Preamble.
“Evoqua UK” has the meaning set forth in the Preamble.
“Excluded Assets” has the meaning set forth in Section 2.03.

“Excluded Contracts” has the meaning set forth in Section 2.03(d).
“Excluded Liabilities” has the meaning set forth in Section 2.05.
“Excluded Taxes” has the meaning set forth in Section 2.05(d).
“Expert” means a partner in either a large accounting firm or a large law firm with at least 10 years’ experience as a partner in respect of the subject matter of the relevant dispute (which is not an auditor or adviser to a party or to a related body corporate of a party) (i) who is agreed to by Buyer and Sellers, or (ii) failing agreement by the parties within two Business Days after the date on which a party requests the appointment of an expert, who is nominated by the Resolution Institute to act in accordance with the Expert Determination Rules of the Resolution Institute.
“Final Estimated Closing Statement” has the meaning set forth in Section 2.10.
“Financial Statements” has the meaning set forth in Section 3.06(a).
“Former MEMCOR® Product Line Service Providers” means, with respect to the MEMCOR® Product Line, any former employee, director, independent contractor, consultant, or service provider who is natural person.
“Fraud” means actual common law fraud (and not constructive fraud or negligent misrepresentation or omission).
“FSA Transfer” has the meaning set forth in Section 7.02(d).
“FTC” means the Federal Trade Commission of the United States or any successor agency.
“Fundamental Representations of Buyer” has the meaning set forth in Section 10.01(c).
“Fundamental Representations of Operating Companies” has the meaning set forth in Section 10.01(b).
“Goods” means goods in New South Wales, but does not include goods that are stock – in – trade, material held for use in manufacture, goods under manufacture, or a registered motor vehicle.
“Governmental Authority” means any federal, state, local, or foreign government, governmental authority, regulatory or administrative agency, governmental department, board, bureau, agency or instrumentality, or court or tribunal.
“GPHFSA Plan” has the meaning set forth in Section 7.02(d).
“GST” has the meaning set forth in Section 8.24(a).

“GST Amount” has the meaning set forth in Section 8.24(c).
“GST Law” means the GST Law defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth) (Australia).
“Hazardous Materials” means any chemical, material, or substance defined or regulated as a hazardous substance, hazardous material, toxic substance, pollutant, contaminant, or waste under any applicable Environmental Law.
“Head Company” means WTG HoldCo Australia Pty Ltd.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor Law, and the regulations and rules promulgated thereunder.
“Inactive Transferring Employee” means an individual who was, and remains, classified as on a leave of absence or similar inactive status. A list of each Inactive Transferring Employee as of the date hereof, including the date each Inactive Transferring Employee commenced his or her leave or other absence, is set forth on Section 1 of Schedule A (Inactive Transferring Employees), which such list shall be periodically updated through the Closing Date as reasonably necessary.
“Indebtedness” of any Person means (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations (including any related prepayment penalties or premiums, fees and expenses) for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, capital leases and seller notes, (c) indebtedness or other payment obligations evidenced by any promissory note, bond, debenture, mortgage, or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses, (d) obligations under any interest rate, currency, or other hedging agreement or derivatives transaction, (e) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (d) above, (f) $1,350,000 representing an agreed upon fixed amount of Sellers’ obligations with respect to the Settlement Agreement, and (g) accrued bonuses related to Seller’s fiscal year ended September 30, 2019 (but not applicable to Seller’s fiscal year ended September 30, 2020); provided, however, that “Indebtedness” shall exclude all obligations of the Seller Parties under Surety Arrangements and for capital leases for computer and related equipment that Sellers terminate on or as of Closing and convey the computer and related equipment to Buyer free of such leases.
“Indemnified Party” has the meaning set forth in Section 10.02(a).
“Indemnifying Party” has the meaning set forth in Section 10.02(a).
“Independent Accountant” has the meaning set forth in Section 2.13(c).
“Intellectual Property” means all of the following rights arising under the Laws of the U.S. or any other country: (a) patent rights, including any such rights granted upon any utility,

reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries; (b) copyrights and other rights associated with works of authorship, including Software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (c) rights in Technology and trade secrets; and (d) rights in trademarks, service marks, social media handles and domain names, including all goodwill associated therewith; and all causes of action and rights to sue, recover and retain damages, or seek and obtain other remedies arising from or relating to any of the foregoing, including for any past, present or future infringement, misuse, misappropriation, dilution or violation anywhere in the world.
“Intellectual Property Agreement” means the Intellectual Property Agreement for the sale and license of Intellectual Property related to the MEMCOR® Product Line, substantially in the form of Exhibit B.
“International Benefit Plan” means each Transferring Employee Benefit Plan that is exclusively maintained, or required by applicable Law to be maintained, for International Transferring Employees and their eligible spouses, dependents, and beneficiaries.
“International Trade Laws” has the meaning set forth in Section 3.22(g).
“International Transferring Employee” has the meaning set forth in Section 7.04(a).
“Inventory” has the meaning set forth in Section 2.02(b).
“IRS” means the Internal Revenue Service or any successor agency, and, to the extent relevant, the Department of the Treasury.
“IT Migration Plan” has the meaning set forth in Section 5.11.
“June 30 QOE Report” has the meaning set forth in Section 2.14(a).
“K&L Gates” means K&L Gates LLP.
“Knowledge of Buyer” has the meaning set forth on Schedule A.
“Knowledge of Sellers” has the meaning set forth on Schedule A.
"Land Holdings" has the meaning ascribed to it in section 147 of the Duties Act 1997 (NSW).
“Law” means any federal, state, local, or foreign constitution, treaty, statute, ordinance, code, rule, or regulation enacted, adopted, promulgated, or applied by a Governmental Authority and includes any Orders.

“Leased Real Property” means the leased property located at 100 Fairey Road, South Windsor, New South Wales, Australia.
“Leases” mean all leases and subleases, as applicable, for the Leased Real Property under which the Operating Companies are a lessee or sublessee.
“Liabilities” means any liability, guarantee, assurance, commitment, or obligation, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, due or to become due, whenever or however arising (including whether arising by operation of Law, or out of any contract or tort based on negligence or strict liability).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, preference, security interest, attachment, claim, restriction, option, right of first refusal, or other encumbrance of any kind in respect of such property or asset, including any “security interest” as defined in sections 12(1) or (2) of the PPSA.
“Local Conveyance Agreements” has the meaning set forth in Section 2.06.
“Losses” means any and all direct losses, damages, liabilities, Taxes, fines, penalties, assessments, deficiencies, interest, awards, judgments, costs, and expenses; provided, however, that “Losses” shall exclude punitive, exemplary, special or indirect damages.
“LPHFSA Plan” has the meaning set forth in Section 7.02(d).
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, condition, or development (collectively, “Effect”) that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise), or results of operations of the MEMCOR® Product Line, taken as a whole, or (b) has or would be reasonably expected to, individually or in the aggregate, prevent, materially impair, or materially delay the ability of Sellers to perform their obligations under this Agreement or to consummate the Contemplated Transactions; provided, however, that in the case of clause (a) of this sentence, any Effect arising out of, resulting from or attributable to the following, either alone or in combination, shall not constitute or be considered in determining whether there has been a Material Adverse Effect: (i) an event or circumstances or series of events or circumstances affecting (A) the U.S. or capital, financial, banking, credit, or securities markets generally, including changes in interest or exchange rates, (B) political conditions generally of the U.S. or (C) the industry in which the MEMCOR® Product Line operates; (ii) the negotiation, execution, pendency or the announcement of, the consummation of the Contemplated Transactions, or the performance of obligations under this Agreement or any other Transaction Agreement, including adverse effects related to compliance with the covenants or agreements contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, including (but only to the extent attributable to such restrictions or prohibitions) (A) shortfalls or declines in revenue, margins, or profitability, (B) threatened or actual loss of, or disruption in, any customer, supplier, vendor, employee, or landlord relationships, or (C) loss of any personnel; (iii) any public announcement by Buyer or any of its Affiliates regarding the execution of this Agreement or the consummation of the Contemplated Transactions; (iv) any changes in applicable Law or GAAP (or other accounting rules) that the Operating Companies are required to adopt, or the enforcement or interpretation thereof; (v) actions taken or omitted to be taken at the written request of Buyer, including any changes or effects that are caused by actions taken or omitted to be taken at the written request of Buyer; (vi) the effect of any action taken by Buyer or its Affiliates with respect to any Contemplated Transaction or with respect to Sellers or any Affiliate of any of the foregoing (other than enforcing Buyer’s rights under this Agreement); (vii) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of assets caused by casualty (other than as a result of any action or inaction by any Seller or any of its Affiliates); (viii) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (ix) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that, the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (x) changes or effects that are caused by any delay in consummating the Closing as a result of (A) any violation or breach by Buyer of any covenant, representation, or warranty contained in this Agreement or (B) the institution of any Action challenging the validity or legality, or seeking to restrain the consummation of, the Contemplated Transactions; provided, however, in the case of the immediately preceding clauses (i), (iv), (vi), (vii) and (viii), such Effect may be considered in determining whether there has been a Material Adverse Effect if and solely to the extent such Effect has a materially disproportionate impact on the MEMCOR® Product Line or the Operating Companies, in each case taken as a whole, relative to the effect on other Persons operating in the same industries in which the MEMCOR® Product Line operates.
“Material Contract” means any written Contract to which the Operating Companies are a party exclusively or primarily for the benefit of the MEMCOR® Product Line:
(a)    that contains a legal obligation of any Operating Company to purchase goods, products, or services from a supplier of the MEMCOR® Product Line that Sellers reasonably expect will result in purchases in an aggregate amount that exceeds $500,000 in the 2019 fiscal year solely with respect to the MEMCOR® Product Line;
(b)    that contains a legal obligation of any Operating Company to provide MEMCOR® Products to a customer of the MEMCOR® Product Line that Sellers reasonably expect will result in payments to any Operating Company in an aggregate amount that exceeds $500,000 solely with respect to the MEMCOR® Product Line;
(c)    that is a Contract for the provision of “systems” products by any Operating Company that is in the execution phase;
(d)    that is a Contract relating to the purchase of raw materials required to manufacture MEMCOR® Product Line modules by any Operating Company;
(e)    that (i) contains any covenant limiting the ability of any Operating Company to engage in any line of business, to compete with any Person or within any territory or to develop, market, distribute or sell any products or services or any future line extension of such products or services, or (ii) provides for an exclusivity arrangement with any other Person;

(f)    that has payments to any Operating Company in an aggregate amount that exceeds $500,000 in the 2019 fiscal year and contains a “most-favored nation” or “most-favored-customer” clause;
(g)    that is for the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2015;
(h)    that is for Indebtedness of the Operating Companies or provides for or relates to any interest, currency or hedging, derivatives or similar contracts or arrangements, or restricts payment of dividends or any distributions in respect of the Equity Interests of the Operating Companies;
(i)    that is a mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument or agreement involving amounts that exceeds $500,000 requiring the payment of penalties or other costs upon the early payment, termination or retirement of any amounts owing thereunder;
(j)    that creates or grants a Lien upon any of the Evoqua AU Shares or the MEMCOR® Product Line Assets;
(k)    that creates or relates to any franchise, joint venture, partnership, legally binding alliance or similar legally binding relationship;
(l)    that is an Affiliate Contract;
(m)    that is a Shared Contract;
(n)    that is a Surety Arrangement;
(o)    that is a lease for any real property that has rent payments of in excess of $150,000 in the 2019 fiscal year;
(p)    that is a distributor, agency, dealer, sales representation or other similar Contract involving payments in an aggregate amount that exceeds $500,000 in the 2019 fiscal year;
(q)    that requires capital expenditures after the Closing Date in an amount in excess of $500,000 in any calendar year;
(r)    that relates to any employment, consulting, or similar agreement with a natural person requiring payment by the Operating Companies of base annual fees or salary in excess of $150,000;
(s)    that is collective bargaining agreement or other Contract with any labor union or association;

(t)    that is a settlement, conciliation, or similar agreement (i) with any Governmental Authority and (ii) that (A) would require payment of more than $500,000 after the date hereof or (B) materially restricts or imposes material obligations upon the Operating Companies;
(u)    under which the Operating Companies are a lessee of, or hold or use, equipment or other tangible personal property owned by any third party for annual payments in excess of $500,000 outside the Ordinary Course of Business;
(v)    (i) that grants the Operating Companies a license to use any material Intellectual Property or material Software (other than commercially available Software licensed pursuant to agreements requiring one-time or annual payments of less than $500,000, and other than non-exclusive licenses with customers entered into in the Ordinary Course of Business) exclusively or primarily in the MEMCOR® Product Line or (ii) pursuant to which the Operating Companies grant to any Third Party an exclusive right to use any Intellectual Property or Software applicable exclusively or primarily to the MEMCOR® Product Line; or
(w)    that is currently in effect and was entered into outside the Ordinary Course of Business or that is otherwise material to the MEMCOR® Product Line.
“Material Permits” means Permits required to conduct the MEMCOR® Product Line in all material respects as conducted as of the Closing (excluding Environmental Permits).
“MEMCOR® Confidential Information” means (a) any information that is not Seller Confidential Information and that is confidential, non-public, or proprietary about the AU Subsidiaries, the MEMCOR® Product Line, the MEMCOR® Product Line Assets or the MEMCOR® Product Line Liabilities and any of the operations, clients, customers, prospects, personnel, properties, processes and products, financial, technical, commercial and other information of any of the foregoing (regardless of the form or format of the information (written, verbal, electronic, or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by any Seller, its Affiliates, or their respective Representatives); and (b) all notes, analyses, compilations, studies, or other material prepared by any Seller its Affiliates, or their respective Representatives derived from, reflecting, or incorporating, in whole or in part, any such information; provided, however, that (i) all notes, analyses, compilations, studies, or other material prepared by any Seller, its Affiliates or their respective Representatives derived from, reflecting, or incorporating, in whole or in part, Seller Confidential Information shall not constitute “MEMCOR® Confidential Information”, and (ii) “MEMCOR® Confidential Information” shall not include information that is or becomes generally available to the public through no direct or indirect violation of this Agreement.
“MEMCOR® Product Line” means the global MEMCOR® low pressure membrane product lines as currently conducted by the Operating Companies, identified as Memcor CP, CP II and CS II Ultrafiltration Systems, Memcor XP Pressurized Membrane System, Memcor CS and XX Submerged Membrane Systems, and Memcor Bioreactor System (MBR), as well as the development, manufacture, marketing, and sale of MEMCOR® Products under the Memcor® brand name, but excluding the marketing and sale of MEMCOR® Products by the Integrated

Solutions and Services segment of the Operating Companies. For the avoidance of doubt, all of the assets and operations included in the Financial Statements are intended to be included in the MEMCOR® Product Line.
“MEMCOR® Product Line Assets” has the meaning set forth in Section 2.02.
“MEMCOR® Product Line Data” means all data contained in the Operating Company IT Systems which has been designated by Sellers as “confidential”, “proprietary”, or “sensitive”, pursuant to the internal written information security or privacy policies of the MEMCOR® Product Line.
“MEMCOR® Product Line Liabilities” has the meaning set forth in Section 2.04.
“MEMCOR® Product Line Service Provider” means, with respect to the MEMCOR® Product Line, any employee, director, independent contractor, consultant, or service provider who is natural person, other than a Transferring Employee.
“MEMCOR® Products” means products or services that are (a) designed, manufactured, marketed, licensed, leased, sold, performed, made available, or otherwise distributed by the MEMCOR® Product Line currently, including (i) any Software (including under a software as a service or similar model) that is bundled or made available as part of, and (ii) piping, skids and other mechanical assemblies to be included in sales to customers, with, any product or service that any of the Operating Companies designs, manufactures, markets, licenses, sells, performs, makes available, or, exclusively or primarily in connection with the MEMCOR® Product Line, otherwise distributes or disposes of, and (b) currently under development by the Operating Companies for the MEMCOR® Product Line, including Software being developed at or for customers and other third parties.
“Notice of Disagreement” has the meaning set forth in Section 2.13(b).
“OFAC” has the meaning set forth in Section 3.22(d).
“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) is distributed under any similar licensing or distribution model, or (iv) requires code disclosure, is freely relicensable, and allows creation of derivative works.
“Operating Companies” has the meaning set forth in Preamble.
“Operating Company Intellectual Property” means all Intellectual Property that is owned by the Operating Companies and used exclusively or primarily in the MEMCOR® Product Line.

“Operating Company IT Systems” means those computer systems, hardware, servers, databases, Software, networks, telecommunications systems and related infrastructure, owned or used by the Operating Companies exclusively or primarily in the MEMCOR® Product Line.
“Operating Company Technology” means all Technology owned by the Operating Companies used exclusively or primarily in the MEMCOR® Product Line.
“Operating Sellers” has the meaning set forth in Preamble.
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Authority.
“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with such Person’s past practice. Unless otherwise expressly indicated, the term “Ordinary Course of Business,” when used in this Agreement, refers to the Ordinary Course of Business of the Operating Companies with respect to the MEMCOR® Product Line.
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws or constitution of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document and any fundamental corporate agreement adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment or supplement to any of the foregoing.
“Other Seller Businesses” has the meaning set forth in Section 2.03.
“Outside Closing Date” has the meaning set forth in Section 11.01(b).
“Overhead and Support Services” means overhead and support services, including (although there may be other overhead services from time to time) services for or related to A/R collection, A/P processing, cost accounting, accounting support, purchasing, shipping and supply procurement, factory management services, quality control, information technology services, treasury services, real estate services, purchasing and supply management services, software services, contract management services, financial accounting services, IT infrastructure and security, ERP, computer leasing and servicing, banking arrangements and services, procurement and sourcing support, quality assurance, insurance services, legal services, tax services, business practices, manufacturing operations advisory services, financial accounting services, payroll, and employee benefits.
“Party” and “Parties” have the meanings set forth in the Preamble.

“Permits” means all licenses, permits, exemptions, consents, authorizations, approvals, waivers, certificates, and other authorizations issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority that are material to the current conduct of the business of the Operating Companies and that are required under any applicable Law in connection with the current conduct of the MEMCOR® Product Line.
“Permitted Liens” means (a) Liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate Actions (provided appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof) and that are disclosed on Schedule A; (b) mechanic’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carrier’s, and other similar statutory Liens arising or incurred in the Ordinary Course of Business not yet due and payable or that are being contested in good faith by appropriate Actions (provided appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof); (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or old age pension programs mandated under applicable Law or other social security programs; (d) Liens on goods in transit incurred pursuant to documentary letters of credit or purchase money Liens and Liens securing rental payments under capital lease arrangements, as set forth in Section 1 of Schedule A (Permitted Liens); (e) zoning, entitlement, building, and other land use regulations imposed by or on behalf of any Governmental Authority having jurisdiction over any Real Property; (f) title defects, non-exclusive licenses, easements and encroachments, and similar Liens that would not, individually or in the aggregate, reasonably be expected to materially detract from the current value of, or materially interfere with any current or continued use of, any material property or material assets encumbered thereby; (g) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the Ordinary Course of Business, as set forth in Section 1 of Schedule A (Permitted Liens); (h) Liens imposed by Surety Arrangements; and (i) the Liens listed in Section 1 of Schedule A (Permitted Liens).
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity, or Governmental Authority.
“Personal Information” means any information that, alone or in combination with other information, allows the identification of an individual, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, IP address, and any persistent device identifier, or any information that is otherwise considered personal information, personal data, protected health information, or personally identifiable information under applicable Law, all with respect to the MEMCOR® Product Line.
“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.13(e).
“Post-Closing Tax Period” means all Tax periods that begin after the Closing Date.
“PPSA” means the Personal Property Securities Act 2009 (Cth) (Australia).

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region and Macau Special Administrative Region.
“PRC Housing Fund” means Regulations on the Housing Provident Fund of PRC.
“PRC Social Security Insurance” means social security insurance payable by employers for the benefit of their employees in accordance with Social Security Law of the PRC and.
“Pre-Closing Period” has the meaning set forth in Section 5.01.
“Pre-Closing Returns” has the meaning set forth in Section 8.16(a).
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date and the portion of any of any Straddle Period up to and including the Closing Date.
“Pre-Closing Transactions” means those transactions set forth in Section 5.09 of Schedule A.
“Pre-Closing Transactions Documents” has the meaning set forth in Section 5.09.
“Privacy and Information Security Requirements” means (a) all applicable Laws relating to the Processing of Personal Information, including any Laws relating to data security, breach notification, direct marketing, e-mails, text messages, telemarketing, online behavioral advertising, or data localization, (b) all provisions of contracts to which the Operating Companies are a party or are otherwise bound that relate to the Processing of Personal Information; and (c) policies and notices of the MEMCOR® Product Line relating to the Processing of Personal Information.
“Process” and “Processing” mean the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure, or other activity regarding data (whether electronically or in any other form or medium).
“Product” and “Products” have the meanings set forth in Section 3.24(a).
“Purchase Price” has the meaning set forth in Section 2.07.
“R&W Policy” has the meaning set forth in Section 10.03(a).
“R&W Policy Claim” has the meaning set forth in Section 10.02(d).
“Real Property” means the real property (including all structures, buildings, fixtures and other improvements located thereon) generally known as 15 Blackman Crescent, South Windsor, New South Wales 2756, Australia, limited to parcels consisting of 99 Fairey Road (parking lot, corner of Fairey Road and Blackman Crescent), 15 Blackman Crescent (Building 1), 5 White Place (Mem-Park, open space corner of Blackman Crescent and White Place) and 7 White Place (Building

2, connects to cul-de-sac on White Place), all as more specifically identified on Section 3.15(a) of the Seller Disclosure Schedules.
“Registered IP” means patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, and copyright registrations applicable exclusively or primarily to the MEMCOR® Product Line, but excluding any of the foregoing that have lapsed, been abandoned, expired, or withdrawn.
“Related Persons” has the meaning set forth in Section 3.25.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping, or disposing of any Hazardous Materials (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface, or ground water.
“Relevant Return” means a Pre-Closing Return or Straddle Return.
“Representatives” means, with respect to a particular Person, any Affiliate thereof, and such Person’s and such Person’s Affiliates’ respective controlling shareholders, general partners, managing members, directors, officers, employees, agents, consultants, advisors, agents, and other representatives, including legal counsel, accountants, and financial advisors.
“Resolution Institute” means the Resolution Institute Limited ACN 008 651 232.
“Restricted Manufacturing Activity” has the meaning set forth in Section 6.08(a).
“Restricted Period” has the meaning set forth in Section 6.08(a).
“Retained Names” has the meaning set forth in Section 2.03(e).
“Sanctions” has the meaning set forth in Section 3.22(d).
“Securities Act” means the Securities Act of 1933, as amended, or any successor Law, and the regulations and rules issued pursuant to that statute or any successor Law.
“Seller” and “Sellers” has the meaning set forth in the Preamble.
“Seller Confidential Information” means (a) any information that is confidential, non-public, or proprietary about Seller, its Affiliates (other than the Operating Companies) and any of their respective businesses, operations, clients, customers, prospects, personnel, properties, processes and products, financial, technical, commercial and other information (regardless of the form or format of the information (written, verbal, electronic, or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by Buyer, its Affiliates, or their respective Representatives); and (b) all notes, analyses, compilations, studies, or other material prepared by Buyer, its Affiliates, or their respective Representatives derived from, reflecting, or incorporating, in whole or in part, any such information provided or made available by Seller, its Affiliates, or their Representatives; provided, however, that “Seller Confidential Information” shall not include information that (i) is or becomes generally available to the public through no direct or indirect act or omission by Buyer, any of its Affiliates, or any of their respective Representatives; or (ii) is already available to, or is or becomes available on a non-confidential basis to, Buyer, its Affiliates, or their respective Representatives from a source other than Seller, its Affiliates, or their respective Representatives, who is not known by Buyer to be prohibited from disclosing such portions to Buyer or its Affiliates by any contractual, legal, or fiduciary obligation.
“Seller Disclosure Schedules” means the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.
“Seller Employee Benefit Plan” means each Employee Benefit Plan maintained and sponsored solely by Sellers or their Affiliates, other than the Operating Companies.
“Seller FSA Plan” has the meaning set forth in Section 7.02(d).
“Seller Indemnified Party” has the meaning set forth in Section 10.01(c).
“Seller Party” or “Seller Parties” has the meaning set forth in the Preamble.
“Seller Personal Data” means any information relating to an identified or identifiable natural Person employed by Sellers or any of their Affiliates (including, but not limited to Continuing Employees) that (a) is obtained by Buyer or its Affiliates from Sellers or any of their Affiliates or Representatives, (b) is processed by Buyer or its Affiliates on behalf of Sellers or its Affiliates, (c) pertains to the personnel of Sellers or its Affiliates, or (d) is created by Buyer or its Affiliates based on clauses (a), (b) or (c) of this sentence; provided, that, on following Closing, Seller Personal Data shall no longer include any information relating to any Person that is a Continuing Employee.
“Seller Savings Plan” has the meaning set forth in Section 7.02(c).
“September 30 QOE Report” has the meaning set forth in Section 2.14(a).
“Settlement Agreement” has the meaning set forth on Schedule A.
“Shared Contract” means any Contract to which any Seller, the Operating Companies, or their Affiliates is a party that relates to both (a) the MEMCOR® Product Line and (b) any business of Sellers or any of its Affiliates other than the MEMCOR® Product Line.
“Singapore Employment Act” means the Employment Act (Chapter 91 of Singapore) as may be amended from time to time.
“Singapore GST Act” means the Goods and Services Tax Act (Chapter 117A of Singapore) as may be amended from time to time.

“Singapore Transferring Employees” means the International Transferring Employees from Evoqua Singapore.
“Software” means, to the extent used exclusively or primarily in the MEMCOR® Product Line, all: (a) computer programs, including all software, implementation of algorithms, models, and methodologies, whether in source code, object code, human readable form, or other form; (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts, and other work products used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Straddle Period” means any Tax period that begins before and ends after the Closing Date.
“Straddle Returns” has the meaning set forth in Section 8.16(b).
“Subsidiary” means, with respect to any Person, any entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; or (b) 50% or more of the Equity Interests are at the time directly or indirectly owned by such Person.
“Supply Agreement” means the Supply Agreement for ultrafiltration membranes substantially in the form of Exhibit A.
“Surety Arrangements” has the meaning set forth in Section 3.06(d).
“TAA” means Taxation Administration Act 1953 (Australia).
“Tangible Personal Property” has the meaning set forth in Section 2.02(d).
“Target Working Capital” has the meaning set forth in Section 2.07.
“Tax” and “Taxes” mean (a) all forms of taxation, assessments, charges, duties, fees, levies or other governmental charges, including all national (U.S. and non-U.S.), state or local taxation, including income, margin, value added, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, GST, excise tax, customs and other import or export duties, harmonized sales, social contribution, unclaimed property, escheat, transfer, service, or alternative minimum, environmental, stamp, and all other taxes of any kind imposed by any Taxing Authority, whether disputed or not, and any fees, charges, fines, interest or penalties or any additional amounts attributable or imposed with respect to such amounts, and (b) any Liability for payment of amounts described in clause (a) as a result of transferee or successor liability or as a result of any obligation to indemnify any other Person, by Contract or otherwise or of having been or being a member of an affiliated, consolidated, combined, unitary or similar group.

“Tax Act” means the Income Tax Assessment 1936 and the Income Tax Assessment Act 1997 (Australia), jointly as applicable.
“Tax Claim” means any assessment, notice or demand or any other document issued or action taken by or on behalf of any Governmental Authority against the AU Subsidiaries in respect of Tax.
“Tax Claim Amount” means the amount a Buyer Group Member or the AU Subsidiaries is required to pay in respect of Tax to a Governmental Authority as a result of a Tax Claim plus any associated fines, additional Tax, interest or penalties.
“Tax Deduction” means the amount set forth in Section 2.11(a)(iii).
“Tax Dispute Notice” has the meaning set forth in Section 8.17(a).
“Tax Enquiry” means any written communication or notice from any Governmental Authority of any enquiry, including any request for information, notice to produce documents, audit, review or request for a meeting or claim.
“Tax Indemnity” means the indemnity given by the Sellers in Section 8.08.
“Tax Indemnity Claim” means a claim under the Tax Indemnity.
“Tax Law” means any Law relating to Tax.
“Tax Proceeding” has the meaning set forth in Section 8.04.
“Tax Relief” has the meaning set forth in Section 10.05.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns or any other statement, document or written information) required to be supplied to or filed with a Taxing Authority or other Person relating to Taxes, including any amendment thereof or supplement, appendix, schedule, or attachment thereto.
“Tax Warranty” means the representations and warranties set forth in Section 3.14.
“Taxing Authority” means any Governmental Authority (including any subdivision and any revenue agency of a jurisdiction) that has the authority to impose, collect or assess Taxes.
“Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable, and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media (including Software), confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, to the extent any of the foregoing is exclusively or primarily used in the MEMCOR® Product Line.
“Third Party” means any Person other than Sellers, the Operating Companies, Buyer, or any Affiliate of any of the foregoing.
“Third Party Claim” has the meaning set forth in Section 10.02(a).
“Top Customers” has the meaning set forth in Section 3.23.
“Top Suppliers” has the meaning set forth in Section 3.23.
“Trade Waste Agreement Application” has the meaning set forth in Section 3.11(j).
“Transaction Agreements” means, collectively, this Agreement, the Seller Disclosure Schedules, the Buyer Disclosure Schedules, the Supply Agreement, the Intellectual Property Agreement, the Transition Services Agreement, the Local Conveyance Agreements, and the agreements and instruments necessary to effect the Pre-Closing Transactions.
“Transfer Taxes” has the meaning set forth in Section 8.05.
“Transferring AU Employee” means an employee of an AU Subsidiary.
“Transferring Employee” means (a) a Transferring AU Employee and (b) an employee of an Operating Company working primarily in the MEMCOR® Product Line who has accepted employment with Buyer or an Affiliate thereof post-Closing.
“Transferring Employee Benefit Plan” means each Employee Benefit Plan maintained and sponsored by the Operating Companies for the benefit of the employees of the MEMCOR® Product Line.
“Transition Services Agreement” means the Transition Services Agreement among Buyer, Evoqua LLC and the other parties named therein dated the date hereof, effective as of the Closing Date, and attached Exhibit D.
“TUPE” has the meaning given in Section 3.13(a)(iii).
“UK Transferring Employees” has the meaning given in Section 3.13(III).
“Unassigned Rights” has the meaning set forth in Section 2.15.
“Unresolved Balance” has the meaning set forth in Section 2.13(c).
“Unresolved Closing Statement Adjustments” has the meaning set forth in Section 2.13(c).
“Unresolved EBITDA Statement Adjustments” has the meaning set forth in Section 2.14(c).

“Unresolved EBITDA Statement Balance” has the meaning set forth in Section 2.14(c).
“U.S. Benefit Plan” means any Employee Benefit Plan maintained exclusively for U.S. Transferring Employees and their eligible spouses, dependents and beneficiaries.
“U.S. Transferring Employee” means Transferring Employee that is not an International Transferring Employee.
“Working Capital” means an amount equal to the value (in U.S. Dollars), as of the Effective Time, of the combined current assets of the AU Subsidiaries (excluding Cash) and the current assets included in the MEMCOR® Product Line Assets in excess of the current liabilities of the AU Subsidiaries and the current liabilities included in the MEMCOR® Product Line Liabilities as of the Effective Time, all to include such accounts of the Operating Companies as defined and calculated in accordance with the Accounting Principles and consistent with the Working Capital example set forth on Section 2.13(a) of Schedule A. Without limiting the foregoing, Working Capital shall exclude (i) non-trade intercompany accounts receivables and payables, (ii) all Excluded Assets and Excluded Liabilities, and (iii) deferred Tax assets and liabilities, and shall include (I) prepaid expenses (including with respect to registered IP annuity payments), (II) Inventory related to all MEMCOR® Products sold, including inventory recorded outside of the reported MEMCOR® balance sheet (e.g. Rockford and Colorado Springs), (III) intercompany trade receivable balances with the ISS division, and (IV) an accrual consistent with past experience for product warranties for MEMCOR® Products sold, shipped, assembled or serviced prior to Closing.
ARTICLE II

PURCHASE AND SALE TRANSACTIONS
Section 2.01    Purchase and Sale of the Evoqua AU Shares from AU Seller. Upon the terms and subject to the conditions of this Agreement, at the Closing, AU Seller shall sell, assign, transfer and deliver to Buyer and/or one or more Buyer Designees, and Buyer shall, and/or shall cause one or more Buyer Designees to, purchase from AU Seller, one hundred percent (100%) of the outstanding ordinary shares (of any class) in the capital of Evoqua AU (the “Evoqua AU Shares”), free and clear of all Liens, except for restrictions on transfer under applicable securities Laws. For clarity, and notwithstanding anything else herein to the contrary, the assets, properties, rights, claims and Liabilities of the AU Subsidiaries are not included, nor intended to be included, in the transactions contemplated by Section 2.02 through Section 2.05, inclusive.
Section 2.02    Purchase and Sale of MEMCOR® Product Line Assets from Operating Sellers. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Operating Seller shall (and, where applicable, each Operating Seller shall cause its Affiliates to) sell, assign, transfer, convey and deliver to Buyer and/or one or more Buyer Designees, and Buyer shall, and/or shall cause one or more Buyer Designees to, purchase from each Operating Seller, free and clear of all Liens other than Permitted Liens, all of such Operating Seller’s right, title and interest in, to and under its assets, properties, rights and claims, wherever located, to the extent that it is exclusively or primarily related to the MEMCOR® Product Line, including the following (collectively, the “MEMCOR® Product Line Assets”):
(a)    all trade accounts receivable derived exclusively or primarily from MEMCOR® Products and any security, claim, remedy or other right related thereto;
(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories exclusively or primarily used or held (including on consignment) for use in the MEMCOR® Product Line, or otherwise located at the locations identified on Section 2.02(b)(i) of the Seller Disclosure Schedules, including the inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories set forth on Section 2.02(b)(ii) of the Seller Disclosure Schedules (“Inventory”);
(c)    all Contracts exclusively or primarily used or held for use in the MEMCOR® Product Line, and all rights and claims thereunder, and all offers or solicitations made by or to any Operating Seller to enter into such Contracts, including the Contracts set forth on Section 2.02(c) of the Seller Disclosure Schedules, other than Excluded Contracts (collectively, the “Assigned Contracts”);
(d)    all furniture, fixtures, equipment, supplies and other tangible personal property, including any information technology assets, systems and networks, exclusively or primarily used or held for use in the MEMCOR® Product Line, including the furniture, fixtures, equipment, supplies and other tangible personal property set forth on Section 2.02(d) of the Seller Disclosure Schedules (the “Tangible Personal Property”);
(e)    all Permits, including Environmental Permits, exclusively or primarily used or held for use in the MEMCOR® Product Line, including the Permits set forth on Section 2.02(e) of the Seller Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;
(f)    all Intellectual Property to be conveyed or licensed to Buyer pursuant to the Intellectual Property Agreement;
(g)    all prepaid expenses, credits, advance payments, security, deposits, refunds, rights of recovery, rights of set-off, rights of recoupment, charges, sums and fees, applicable exclusively or primarily in the MEMCOR® Product Line, including those set forth on Section 2.02(g) of the Seller Disclosure Schedules;
(h)    all of Sellers’ rights under warranties, indemnities and all similar rights against Third Parties and any and all claims, causes of action, defenses and rights of offset or counterclaims, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent), to the extent exclusively or primarily related to the MEMCOR® Product Line or any of the other MEMCOR® Product Line Assets;
(i)    all rights of Sellers or any of their Affiliates arising from, or related to, any obligations of any current or former employee, consultant or independent contractor to refrain from

(i) directly or indirectly participating in, consulting with or rendering services to any business that competes with the MEMCOR® Product Line, (ii) directly or indirectly soliciting, enticing, hiring or otherwise inducing any other employee working for the MEMCOR® Product Line to terminate his or her employment with the owner of the MEMCOR® Product Line, any of its Affiliates or the successor in interest to any of the foregoing or (iii) interfering with, disrupting or attempting to disrupt any relationship between the owner of the MEMCOR® Product Line and any other Person;
(j)    except as set forth in Section 2.03(g), all originals, or where not available, copies, of the books and records exclusively or primarily related to the MEMCOR® Product Line Assets and/or the MEMCOR® Product Line, including sales and marketing information, including all customer records and sales history with respect to customers, sales and marketing records, price lists, vendor and supplier lists, service provider lists, promotional literature and advertising materials, catalogs, data books and records, exclusively or primarily relating to the MEMCOR® Product Line, subject to Sellers’ retention of copies of each and Sellers’ retention of any computer programs, systems, books and records in electronic form or otherwise that are also used for Other Seller Businesses;
(k)    the assets, properties and rights specifically set forth on Section 2.02(k) of the Seller Disclosure Schedules;
(l)    all rights to any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, complaint, citation, injunction, summons, subpoena, hearing or investigation or any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity, available to or being pursued by Sellers exclusively or primarily related to the MEMCOR® Product Line, the MEMCOR® Product Line Assets or the MEMCOR® Product Line Liabilities, whether arising by way of counterclaim or otherwise; and
(m)    all goodwill associated with any of the MEMCOR® Product Line Assets.
Section 2.03    Excluded Assets. Buyer expressly understands and agrees that neither it nor any of its Affiliates is purchasing or acquiring, and Operating Sellers are not selling or assigning, any other assets or properties of Operating Sellers or any of their Affiliates that are not MEMCOR® Product Line Assets, and all such other assets and properties shall be excluded from the MEMCOR® Product Line Assets (the “Excluded Assets”). Without limiting the foregoing or anything else herein or in the other Transaction Agreements to the contrary, Buyer expressly acknowledges that the MEMCOR® Product Line is only one of many product lines of Operating Sellers and their Affiliates (excluding AU Subsidiaries), directly and through divisions, units, groups, partnerships, joint ventures, subsidiaries, by contract and through other entities and arrangements that are not included in the Contemplated Transactions (all such other product lines and businesses, collectively, the “Other Seller Businesses”), and none of the assets or properties of the Other Seller Businesses are included in the purchase and sale transactions hereunder. Without limiting the foregoing or anything in the other Transaction Agreements to the contrary, “Excluded Assets” include the following assets and properties of Operating Sellers and their Affiliates:

(a)    the Other Seller Businesses and other assets of Operating Sellers that are not exclusively or primarily used in the MEMCOR® Product Line, and all rights, assets and properties applicable thereto;
(b)    the Overhead and Support Services of the Operating Sellers (including, for clarity, the assets of the Operating Sellers that provide the Overhead and Support Services, such as Sellers’ ERP systems);
(c)    all Cash of Operating Sellers;
(d)    all Contracts that are not Assigned Contracts (collectively, the “Excluded Contracts”);
(e)    all Intellectual Property, other than the Intellectual Property that is conveyed or licensed to Buyer pursuant to the Intellectual Property Agreement, including the names “Evoqua”, the names of the Other Seller Businesses and their product lines and products, any other names or marks that are not expressly transferred to Buyer pursuant to the Intellectual Property Agreement, and all variants of any of them, and all rights in any tradename, slogan, trademark, fictitious name, service mark or like property, used by or in the other products, services, in such businesses and divisions, and all applications therefor or registrations thereof (collectively, the “Retained Names”);
(f)    the corporate seals, Organizational Documents, minute books, stock books, and Tax Returns of Operating Sellers;
(g)    any customer lists, customer purchasing histories, price lists, distribution lists, strategic plans and any other books and records which Operating Sellers are prohibited from disclosing or transferring to Buyer under applicable Law or are required by applicable Law to retain;
(h)    all insurance policies of Operating Sellers and all rights to applicable claims and proceeds thereunder, including the policies identified on Section 3.18 of the Seller Disclosure Schedules;
(i)    all Employee Benefit Plans and trusts or other assets attributable thereto;
(j)    all Tax assets (including duty and Tax refunds and prepayments) that are for the benefit of Operating Sellers (or, as applicable, their Affiliates) pursuant to ARTICLE VIII;
(k)    the system designs created in the Other Seller Businesses (e.g., mobile assets owned by the Operating Sellers and developed in the Other Seller Businesses) and the other assets, properties and rights specifically set forth on Section 2.03(k) of the Seller Disclosure Schedules;
(l)    any real property;
(m)    all loans or advances by Operating Sellers or any of their Affiliates to the MEMCOR® Product Line; and

(n)    the rights which accrue or will accrue to Operating Sellers under the Transaction Agreements.
Section 2.04    MEMCOR® Product Line Liabilities. Except as otherwise expressly provided elsewhere in this Agreement or the other Transaction Agreements, at and as of the Closing, subject to the terms and conditions set forth herein, Buyer shall, and/or shall cause one or more Buyer Designees to, assume, and shall, and/or shall cause one or more Buyer Designees to, agree to pay, perform and discharge when due, all of the Liabilities of Operating Sellers as of the Closing Date, to the extent that they exclusively or primarily arise out of or relate to the MEMCOR® Product Line and/or the MEMCOR® Product Line Assets on or after Closing, other than the Excluded Liabilities (collectively, the “MEMCOR® Product Line Liabilities”). Without limiting the generality of the foregoing, the MEMCOR® Product Line Liabilities shall include:
(a)    all trade accounts payable of Operating Sellers to Third Parties relating primarily to the MEMCOR® Product Line and/or the MEMCOR® Product Line Assets that remain unpaid as of the Closing Date, but only to the extent included in the Closing Working Capital;
(b)    all Liabilities and obligations arising on or after the Closing under or relating to the Assigned Contracts, excluding any Liability or obligation relating to or arising out of any default or breach thereof that occurred prior to Closing, but including breaches of warranty obligations for MEMCOR® Products;
(c)    all Liabilities and obligations, including for parts, service and repair, arising out of or relating to express or implied product warranties and products liability for MEMCOR® Products and products and services arising from or relating to the MEMCOR® Product Line, sold, shipped, assembled or serviced prior to the Closing, including outstanding product warranty claims;
(d)    any personal leave, annual leave or long service leave benefits that any Transferring Employee has accrued but not used and in respect of which such Transferring Employee is not entitled to receive a payment on cessation of his or her employment with Operating Sellers (including any financial Liability relating to or arising from any of the foregoing); for the avoidance of doubt, in respect of long service leave benefits, such Assumed Leave Benefits include both accrued entitlements and pro rata entitlements for all Transferring Employees, regardless of their respective length of service with Operating Sellers (provided, however, that subject to reimbursement of Sellers’ expenses, Sellers and Buyer may agree to a mutually acceptable alternative to accomplish the foregoing);
(e)    all Liabilities and obligations accrued on or after the Closing relating to employee benefits, compensation or other arrangements with respect to any Transferring Employee;
(f)    all other Liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the MEMCOR® Product Line and/or the MEMCOR® Product Line Assets on or after the Closing;
(g)    all payment and performance Liabilities of Evoqua LLC (and any of its Affiliates) under the Settlement Agreement and the matters addressed therein;

(h)    all other Liabilities and obligations arising out of or relating to Buyer’s operation of the MEMCOR® Product Line on or after the Closing; and
(i)    all Liabilities and obligations of Operating Sellers set forth on Section 2.04(i) of the Seller Disclosure Schedules.
Section 2.05    Excluded Liabilities. Except as otherwise expressly provided elsewhere in this Agreement or the other Transaction Agreements, neither Buyer nor any of its Affiliates shall assume nor shall any of them be responsible to pay, perform or discharge any of the Liabilities or obligations of Operating Sellers or any of their Affiliates pursuant to Section 2.04 other than the MEMCOR® Product Line Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:
(a)    all Liabilities and obligations arising under or relating to the Assigned Contracts relating to or arising out of any default or breach thereof prior to the Closing (but not including breaches of warranty obligations for MEMCOR® Products);
(b)    except as specifically provided in Section 2.04 any Liabilities or obligations of Operating Sellers relating to or arising out of (i) the employment, or termination of employment, of any employee who is not a Transferring Employee, or (ii) workers’ compensation claims of any employee which relate to or arise out of any events occurring prior to the Closing Date;
(c)    except for (i) the Assumed Leave Benefits and (ii) as specifically provided in Section 2.04, all Liabilities or obligations of Operating Sellers under the Employee Benefit Plans;
(d)    any and all Liabilities or obligations for (i) Taxes relating to or arising out of the MEMCOR® Product Line Assets or the conduct of the MEMCOR® Product Line for, incurred in or attributable to any Pre-Closing Tax Period (including any Taxes apportioned to the Pre-Closing Tax Period for a Straddle Period as set forth in Section 8.02), (ii) any other Taxes of Operating Sellers or any Affiliates thereof, for any taxable period, including any Taxes that arise out of the consummation of the transactions (except as otherwise provided in Section 8.05) and (iii) any Taxes of Seller or any Affiliate thereof that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law (collectively referred to as “Excluded Taxes”);
(e)    any Liabilities or obligations of Operating Sellers for:  (i) any Release prior to the Closing Date; and (ii) any violation of or noncompliance with Environmental Laws or Environmental Permits by Operating Sellers that occurred or existed prior to the Closing Date;
(f)    any fees and expenses of counsel, accountants, consultants, advisers and brokers applicable to the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby;
(g)    any accounts payable (i) to the extent for which there is not an adequate accrual in the Closing Statement, (ii) which constitute intercompany payables owing to Affiliates of the Operating Sellers, (iii) which constitute Indebtedness (except to the extent that it reduces

Purchase Price), or (iv) that did not arise in the Ordinary Course of Business since the date of the balance sheet included in the most recent Financial Statements;
(h)    any Liabilities (including Liens) of the Operating Sellers relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the MEMCOR® Product Line Assets, (ii) did not arise in the Ordinary Course of Business or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(i)    except as otherwise expressly provided in this Agreement, any Liabilities to indemnify, reimburse or advance amounts to any present or former stockholder, officer, director, employee, consultant, advisor or agent of the Operating Seller (including with respect to any breach of fiduciary obligations by same); and
(j)    any Liability to distribute to any holder of any Equity Interest of the Operating Sellers or otherwise apply any part of the consideration received hereunder.
Section 2.06    Local Conveyance Agreements. Buyer and its Affiliates and Operating Sellers acknowledge that certain of the MEMCOR® Product Line Assets and the MEMCOR® Product Line Liabilities in the U.S., U.K., Singapore, Canada, China and Australia, and other transactions contemplated by the other Transaction Agreements, are customarily or required to be conveyed under local law. At Closing, the Parties shall, and/or Buyer shall cause one or more Buyer Designees to, convey, assign and assume all such MEMCOR® Product Line Assets and MEMCOR® Product Line Liabilities, other transactions contemplated by the other Transaction Agreements, applicable to those jurisdictions under separate agreements and instruments customary for a transaction such as this, governed by applicable local law, consistent in all substantial respects with and subject to the terms of this Agreement and mutually acceptable to the relevant parties thereto (the “Local Conveyance Agreements”).
Section 2.07    Purchase Price; Base Purchase Price. The aggregate purchase price payable by Buyer and/or one or more Buyer Designees for the purchase of the Evoqua AU Shares and the MEMCOR® Product Line Assets and assumption of the MEMCOR® Product Line Liabilities (the “Purchase Price”) shall be an amount equal to ONE HUNDRED TEN MILLION UNITED STATES DOLLARS (US $110,000,000) (“Base Purchase Price”), (i) increased by the amount of Cash held by the AU Subsidiaries at the Effective Time (“Closing Cash”), (ii) decreased by the amount of Indebtedness of the AU Subsidiaries at the Effective Time and any Indebtedness included as MEMCOR® Product Line Liabilities and any additional amount paid under Section 2.11(a)(iii) (in the aggregate, the “Closing Indebtedness Amount”), (iii)(A) increased by the amount by which the Working Capital exceeds the Target Working Capital (“Closing Working Capital Surplus”) or (B) decreased by the amount by which the Working Capital is less than the Target Working Capital (“Closing Working Capital Deficiency”), as applicable, and (iv) decreased by the EBITDA Adjustment Amount. “Target Working Capital” means an amount equal to TWELVE MILLION, TWO HUNDRED TWENTY SEVEN THOUSAND UNITED STATES DOLLARS (US $12,227,000). All payments made hereunder shall be made by wire transfer in U.S. Dollars in immediately available funds.

Section 2.08    Purchase Price Allocation. The Purchase Price shall be allocated (i) to the Evoqua AU Shares, which amount shall be further allocated to the Land Holdings and Goods of the AU Subsidiaries, and (ii) to the MEMCOR® Product Line Assets, which amount shall be further allocated among each Operating Seller holding MEMCOR® Product Line Assets and among the MEMCOR® Product Line Assets held by such Operating Seller, in accordance with this Section 2.08 and Section 1060 of the Code and any analogous non-U.S. Tax provisions (the “Allocation”). No later than October 21, 2019, Sellers shall deliver a schedule setting forth their determination of the Allocation (“Allocation Schedule”), along with supporting documentation, to Buyer for Buyer’s review and comment. Buyer shall notify Sellers in writing of any objection(s) with respect to the Allocation Schedule no later than November 1, 2019 (“Dispute Notice”). If the Buyer has not delivered a Dispute Notice on or before November 1, 2019, the Allocation Schedule shall be final and binding upon the Parties, in the absence of manifest error. If the Buyer has delivered a Dispute Notice on or before November 1, 2019, the Buyer and Sellers shall cooperate in good faith to resolve any dispute. If a dispute cannot be resolved by the Parties on or before November 11, 2019, then such dispute shall be referred to an Expert. The Sellers and Buyer agree to share the costs of such an Expert, use their reasonable efforts to ensure that the Expert gives, no later than seven (7) Business Days prior to the Closing Date, a written decision to the Parties and each such Party shall agree that, in the absence of manifest error, the Expert's decision is final and binding on them. The Allocation Schedule shall be adjusted as necessary and appropriate to reflect any post-Closing adjustments in Section 2.13, provided, however, that the adjustments made to the Allocation Schedule shall be consistent with the methodology used in determining the Allocation Schedule prior to the Closing Date. Sellers and Buyer shall file their respective IRS Forms 8594 and all federal, state, local and foreign Tax Returns in accordance with the final Allocation Schedule except as otherwise required by Law.
Section 2.09    Closing. The closing of the purchase, sale and assignment of the Evoqua AU Shares, the MEMCOR® Product Line Assets and the MEMCOR® Product Line Liabilities and related transactions (the “Closing”) shall take place on the second Business Day following the date on which all of the conditions set forth in ARTICLE IX (excluding those conditions that by their nature are to be satisfied as part of the Closing) have been satisfied or waived at the offices of K&L Gates LLP, 210 Sixth Avenue, Pittsburgh, PA 15222, or at such other place, time or date as the Parties may agree (the date on which the Closing actually occurs, the “Closing Date”); provided, however, that in no event shall Closing occur prior to November 30, 2019 or after the Outside Closing Date if so elected by Buyer or Sellers pursuant to Section 11.01(b) or Section 11.01(c), respectively. Closing shall be effective at the Effective Time.
Section 2.10    Pre-Closing Deliveries by Seller. No later than four (4) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a combined balance sheet of the Operating Companies applicable solely to the MEMCOR® Product Line (for clarity including the AU Subsidiaries but excluding all Excluded Assets and all Excluded Liabilities) as of the Effective Time prepared in accordance with the Accounting Principles and a written statement (together with such balance sheet, the “Estimated Closing Statement”) setting forth Sellers’ good faith and reasonable estimate as of the Effective Time of (i) the amount of Closing Cash (such estimated amount, “Estimated Closing Cash”), (ii) the Closing Indebtedness Amount (such estimated amount, the “Estimated Closing Indebtedness Amount”), (iii) the amount of Working

Capital (such estimated amount, the “Estimated Closing Working Capital”), and (iv) Closing Working Capital Surplus (such estimated amount, the “Estimated Closing Working Capital Surplus”) or the amount of the Closing Working Capital Deficiency (such estimated amount, the “Estimated Closing Working Capital Deficiency”), as applicable, and setting forth Sellers’ good faith and reasonable estimate of the Purchase Price based upon such estimates (the “Estimated Closing Payment”). The Estimated Closing Statement shall include all supporting schedules, analyses and details in support of Sellers’ calculation of the items set forth therein. Buyer may provide Sellers non-binding comments on the Estimated Closing Statement up to two (2) Business Days prior to the Closing, which comments Sellers will reasonably consider in good faith in making updates or modifications to the Estimated Closing Statement. Promptly after Buyer has provided its comments (if any) to Sellers pursuant to the foregoing sentence (but in all events no less than one (1) Business Day prior to the Closing), Sellers shall deliver to Buyer an updated, final Estimated Closing Statement that reflects any changes made pursuant to the foregoing sentence (if any) (the “Final Estimated Closing Statement”), which Final Estimated Closing Statement shall be deemed to replace and supersede the Estimated Closing Statement originally delivered pursuant to this Section 2.10, and shall set forth the final (i) Estimated Closing Cash, (ii) Estimated Closing Indebtedness Amount, (iii) Estimated Closing Working Capital, (iv) Estimated Closing Working Capital Surplus or Estimated Closing Working Capital Deficiency, as applicable, and (v) Estimated Closing Payment. The Estimated Closing Statement, Final Estimated Closing Statement and all amounts, estimates, determinations and calculations therein shall be prepared and calculated in accordance with the Accounting Principles and the example calculation of Working Capital set forth on Section 2.13(a) of Schedule A. For clarity, the Estimated Closing Payment shall not include the EBITDA Adjustment Amount (estimated or actual), which shall be determined solely pursuant to Section 2.14, unless the Parties otherwise mutually agree in writing.
Section 2.11    Closing Deliveries by Buyer.
(a)    At the Closing, Buyer shall, and/or shall cause one or more Buyer Designees to:
(i)    pay to Sellers by wire transfer of immediately available federal funds to an account designated in a written notice by Sellers (and provided to Buyer no later than two (2) Business Days prior to the Closing Date) an amount equal to the Estimated Closing Payment;
(ii)    pay the Estimated Closing Indebtedness Amount on behalf of Sellers or the AU Subsidiaries, as applicable, in accordance with the provisions of the applicable payoff letters or other written instructions from the holder of Indebtedness, by wire transfer of immediately available funds to the account or accounts designated in the applicable payoff letters or written instructions (or, if no such wire transfer instructions are specified therein, otherwise in accordance with the payment instructions in the applicable payoff letters or written instructions); and
(iii)    if, in paying an amount under Section 2.11(a)(ii), the Buyer or an Affiliate of Buyer is required by Law to make any deduction or withholding for any Tax (“Tax Deduction”), the Buyer or such Affiliate shall make that Tax Deduction and pay it to the relevant Governmental Authority and pay an additional amount to the holder of the Indebtedness together with the payment of the Indebtedness so that, after making the Tax Deduction, the holder of the Indebtedness receives an amount equal to the payment that would have been due if no Tax Deduction had been required.
(b)    At the Closing, Buyer shall, and/or shall cause one or more Buyer Designees to, also deliver, or cause to be delivered, to Sellers, the following:
(i)    a counterpart for each Transaction Agreement to which it is a party, executed by a duly authorized officer of Buyer or its applicable Buyer Designee or Affiliate;
(ii)    a counterpart for each Local Conveyance Agreement to which it is a party, executed by a duly authorized officer of Buyer or its applicable Buyer Designee or Affiliate;
(iii)    evidence reasonably satisfactory to Sellers that the R&W Policy will be in full force and effect upon the Closing;
(iv)    signed consents for the appointment of the incoming directors, secretary and public officers of each AU Subsidiary;
(v)    the Certification executed by a duly authorized Representative of Buyer identified in Section 9.03(c); and
(vi)    such other customary instruments of assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.
Section 2.12    Closing Deliveries by Seller. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:
(a)    a certificate representing the Evoqua AU Shares duly endorsed in blank or accompanied by a stock power or other applicable instrument of transfer duly executed by AU Seller in blank form or in favor of Buyer or one or more Buyer Designees as directed by Buyer;
(b)    a counterpart for each Transaction Agreement to which it is a party, including each Transaction Agreement related to the Pre-Closing Transactions, executed by a duly authorized Representative of Sellers or their applicable designee or Affiliate;
(c)    a counterpart for each Local Conveyance Agreement to which it is a party, executed by a duly authorized officer of Sellers or their applicable designee or Affiliate;
(d)    the Certification executed by a duly authorized Representative of Sellers identified in Section 9.02(c);
(e)    evidence of release of all Liens identified on Section 2.12(e) of the Seller Disclosure Schedules;

(f)    copies of payoff letters or other written instructions from the holder of Indebtedness with respect to the items of Closing Indebtedness Amount to be repaid at Closing;
(g)    a Certification executed by a duly authorized and appropriate Representative of Evoqua LLC, acceptable to Buyer, that (i) each Affiliate Contract related to the MEMCOR® Product Line (including, as applicable, those related to management and similar fees payable by the Operating Companies to Sellers or any Affiliate thereof) has been terminated, without any post-Closing liability or obligation of Buyer or any Affiliate thereof (including the AU Subsidiary), and (ii) all non-trade intercompany balances and accounts between or among any of the Seller Parties and/or any of their respective Affiliates have been terminated settled or otherwise eliminated without any further liability to Buyer or any Affiliate thereof (including the AU Subsidiary).
(h)    a Certification executed by a duly authorized Representative of Evoqua LLC, in a form reasonably satisfactory to Buyer, to the effect that it is not a “foreign person” as defined in Section 1445 of the Code;
(i)    the ASIC Corporate Key for each AU Subsidiary, resignations of each director, secretary and public officer of each AU Subsidiary, and board resolutions of each AU Subsidiary to register the Evoqua AU Shares transfers, appoint incoming officers and resignations of the exiting officers;
(j)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
Section 2.13    Post-Closing Purchase Price Adjustment.
(a)    Buyer shall no later than sixty (60) days after the Closing Date, prepare and deliver, or cause to be prepared and delivered, to Sellers a combined balance sheet of the Operating Companies applicable solely to the MEMCOR® Product Line (for clarity including the AU Subsidiaries but excluding all Excluded Assets and all Excluded Liabilities) as of the Effective Time prepared in accordance with the Accounting Principles and a written statement (together with such balance sheet, the “Closing Statement”) setting forth Buyer’s good faith calculations as of the Effective Time of (i) the amount of Closing Cash, (ii) the Closing Indebtedness Amount; (iii) the amount of Working Capital (“Closing Working Capital”), and (iv) Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and setting forth Buyer’s good faith calculation of the Purchase Price (excluding the EBITDA Adjustment Amount) based upon the foregoing. The Closing Statement and all amounts, estimates, determinations and calculations therein shall be prepared and calculated in accordance with the Accounting Principles, consistent with Sellers’ past practices, and the example calculation of Working Capital set forth on Section 2.13(a) of Schedule A.
(b)    Sellers shall review the Closing Statement during the thirty (30) day period commencing on the date Buyer delivers the Closing Statement to Sellers. At or prior to the end of such thirty (30) day period, Sellers may deliver a written notice to Buyer to the effect that Sellers disagree with the Closing Statement (“Notice of Disagreement”), specifying the nature and amount of such disagreement and the adjustments that, in its opinion, should be made to the amount(s) of the items set forth in the Closing Statement in order to revise it (collectively, the “Closing Statement Proposed Adjustments”).
(c)    To the extent that there are any Closing Statement Proposed Adjustments, Buyer shall, no later than fifteen (15) days after receipt of the Notice of Disagreement, notify Seller which, if any, of the Closing Statement Proposed Adjustments it accepts or rejects, and Sellers and Buyer shall seek in good faith to resolve any differences that remain with respect to the Closing Statement Proposed Adjustments and to reach agreement in writing on any Closing Statement Proposed Adjustments not accepted by Buyer. If any of the Closing Statement Proposed Adjustments are not so resolved (the “Unresolved Closing Statement Adjustments,” and the aggregate difference between the Parties’ respective calculations of set forth in the Closing Statement resulting from the Unresolved Closing Statement Adjustments, the “Unresolved Balance”) within thirty (30) days after Buyer’s receipt of Sellers’ Notice of Disagreement (or such longer period as the Parties may mutually agree in writing), then the Unresolved Closing Statement Adjustments may be submitted at the request of either Sellers or Buyer to a U.S. nationally recognized firm with expertise in accounting mutually agreed upon by the Parties in writing (the “Independent Accountant”) for arbitration. The Independent Accountant cannot be the primary audit firm for either Buyer or Sellers of any of their respective Affiliates. The scope of the review by the Independent Accountant shall be limited to (i) a disposition of the Unresolved Closing Statement Adjustments and (ii) based on its determination of the matters described in clause (i), a final calculation of Closing Cash, Closing Indebtedness Amount, Closing Working Capital, Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and the Purchase Price. The Independent Accountant is not to make or be asked to make any determination other than as set forth in the previous sentence. In connection with the resolution of the Unresolved Closing Statement Adjustments, the Independent Accountant shall not have access to any documents, records, work papers, facilities and personnel other than documents, records and other information provided to it by either party in accordance with this Section 2.13. The Independent Accountant shall allow Buyer’s Representative and Sellers’ Representative to present in writing their respective positions regarding the Unresolved Closing Statement Adjustments (which the Independent Accountant shall forward to Sellers or Buyer, as applicable). The Independent Accountant may, at its discretion, conduct a conference concerning the Unresolved Closing Statement Adjustments, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. Ex parte communications by the Independent Accountant with Buyer or Sellers regarding substantive matters shall be prohibited. The Independent Accountant shall disregard any evidence of settlement proposals and negotiations between Buyer and in its consideration of the Unresolved Closing Statement Adjustments. Sellers and Buyer shall use commercially reasonable efforts to cause the Independent Accountant to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Closing Statement Adjustments. In resolving any Unresolved Closing Statement Adjustments, no such determination as to any item shall be more favorable to Sellers than as provided in the Notice of Disagreement or more favorable to Buyer than as provided in the Closing Statement. Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Independent Accountant incurred pursuant to this Section 2.13(c) shall be borne by Buyer, on the one hand, and Sellers, on the other hand, as determined by the Independent Accountant based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100 and if the final written determination of the Independent Accountant states that $80 of the Unresolved Closing Statement Adjustments are resolved in Buyer’s favor and $20 of the Unresolved Closing Statement Adjustments are resolved in Sellers’ favor, Buyer would bear twenty percent (20%) of the Independent Accountant’s costs and expenses, on the one hand, and Sellers would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses and costs incurred by Sellers or Buyer in implementing the provisions of this Section 2.13(c) shall be borne by Sellers or Buyer, respectively.
(d)    The calculations of Closing Cash, Closing Indebtedness Amount, Closing Working Capital, Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and the Purchase Price shall become final and binding on all Parties upon the earliest of (i) the date that is one (1) day after the thirty (30) day review period specified in Section 2.13(b) has ended, if no Notice of Disagreement has been delivered by Sellers to Buyer pursuant to Section 2.13(b) during such thirty (30) day period (in which case the Closing Cash, Closing Indebtedness Amount, Closing Working Capital, Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and the Purchase Price (excluding the EBITDA Adjustment Amount) shall be as set forth in the Closing Statement delivered pursuant to Section 2.13(a)), (ii) the date of an agreement in writing by Sellers and Buyer that the Closing Statement, together with any modifications thereto agreed to by Sellers and Buyer, is final and binding (in which case the Closing Cash, Closing Indebtedness Amount, Closing Working Capital, Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and the Purchase Price (excluding the EBITDA Adjustment Amount) shall be as so agreed upon by the Parties) and (iii) the date on which the Independent Accountant issues its written decision on the Unresolved Closing Statement Adjustments (in which case the Closing Cash, Closing Indebtedness Amount, Closing Working Capital, Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and the Purchase Price (excluding the EBITDA Adjustment Amount) shall be as set forth in the Closing Statement delivered pursuant to Section 2.13(a), as adjusted for any Closing Statement Proposed Adjustments agreed to between Buyer and Sellers and as further adjusted for any Unresolved Closing Statement Adjustments determined by the Independent Accountant pursuant to Section 2.13(c)), and at such time the calculation of the Closing Cash, Closing Indebtedness Amount, Closing Working Capital, Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, and the Purchase Price (excluding the EBITDA Adjustment Amount) as so agreed (or deemed agreed) or determined shall constitute the “Closing Statement” for purposes of this Agreement, and shall have the effect of an arbitral award and shall be used for the calculation of the Post-Closing Adjustment Amount pursuant to Section 2.13(e).
(e)    The “Post-Closing Adjustment Amount” shall be equal to the absolute value of the difference between the Estimated Closing Payment and the Purchase Price (excluding the EBITDA Adjustment Amount) as so agreed (or deemed agreed) or determined accordance with Section 2.13(d). If the Purchase Price (excluding the EBITDA Adjustment Amount) as so agreed

(or deemed agreed) or determined accordance with Section 2.13(d) is greater than the Estimated Closing Payment, Buyer shall, and/or shall cause one or more Buyer Designees or other Affiliate to, pay in cash to Sellers the Post-Closing Adjustment Amount as provided in Section 2.13(f). If the Purchase Price (excluding the EBITDA Adjustment Amount) as so agreed (or deemed agreed) or determined accordance with Section 2.13(d) is less than the Estimated Closing Payment, Sellers shall pay in cash to Buyer (or its designee(s)) the Post-Closing Adjustment Amount as provided in Section 2.13(f).
(f)    Any payment (or payments, if any portion thereof is to be paid by or to an Affiliate of Buyer) required to be made pursuant to Section 2.13(e) shall be made within five (5) Business Days after the day on which the Closing Statement becomes final and binding as provided in Section 2.13(d) to an account designated by the payee (or payees) no later than two (2) Business Days prior to the date of payment.
(g)    For clarity, any adjustment to the Purchase Price attributable to the EBITDA Adjustment and the timeline for payment thereof shall be determined solely pursuant to Section 2.14.
Section 2.14    EBITDA Adjustment Amount.
(a)    Sellers shall no later than twenty one (21) days after the date of this Agreement, prepare and deliver, or cause to be prepared and delivered, a written statement (the “EBITDA Statement”) setting forth Seller’s good faith calculation of the EBITDA of the MEMCOR® Product Line for the fiscal year ended September 30, 2019 (“Actual EBITDA”), and any resulting EBITDA Adjustment Amount, together with all supporting financial statements and a “quality of earnings” report prepared by KPMG US LLP. The EBITDA Statement shall consist of (i) the existing KPMG Quality of Earnings Report, dated September 4, 2019 with respect to the MEMCOR® Product Line for the nine months ended June 30, 2019 (the “June 30 QOE Report”) and (ii) a “quality of earnings” report to be prepared by KPMG for the results of operations of the MEMCOR® Product Line for the three months ended September 30, 2019 (the “September 30 QOE Report”). The September 30 QOE Report shall be prepared in substantially the same form as, and prepared using the same methodology, procedures and assumptions as used in, the June 30 QOE Report. The September 30 QOE Report shall reflect (x) that any and all percentage-of-completion adjustments that impact any quarter prior to the quarter ended September 30, 2019 incurred in the quarter ended September 30, 2019, and (y) any other adjustments as mutually agreed by Sellers and Buyer.
(b)    Buyer shall review the September 30 QOE Report during the fourteen (14) day period commencing on the date Sellers deliver the EBITDA Statement to Buyer. At or prior to the end of such fourteen (14) day period, Buyer may deliver a written notice to Sellers to the effect that Buyer disagrees with the September 30 QOE Report (“EBITDA Statement Notice of Disagreement”), specifying the nature and amount of such disagreement and the adjustments that, in its opinion, should be made to the amount(s) of the items set forth in the EBITDA Statement in order to revise it (collectively, the “EBITDA Statement Proposed Adjustments”); provided, however, that Buyer’s EBITDA Statement Proposed Adjustments shall not include any adjustments (i) with respect to or based on the June 30 QOE Report or applicable to the nine months ended June

30, 2019, or (ii) that are applicable to the three months ended September 30, 2019 to the extent that such adjustments are inconsistent with the methodology, procedures and assumptions used in the June 30 QOE Report. For clarity, subject to Section 2.14(a) Buyer has accepted the June 30 QOE Report and the methodology, procedures and assumptions used to prepare the June 30 QOE Report, and no part of the EBITDA Adjustment Amount or the EBITDA Statement Proposed Adjustments shall be based on changes to the June 30 QOE Report or the methodology, procedures and assumptions used to prepare the June 30 QOE Report, and no part of the EBITDA Adjustment Amount or the EBITDA Statement Proposed Adjustments shall be based on changes to the September 30 QOE Report if and to the extent that they are inconsistent with the methodology, procedures and assumptions used in the June 30 QOE Report.
(c)    Subject to the foregoing, to the extent that there are any EBITDA Statement Proposed Adjustments, Sellers shall, no later than ten (10) days after receipt of the EBITDA Statement Notice of Disagreement, notify Buyer which, if any, of the EBITDA Statement Proposed Adjustments it accepts or rejects, and Sellers and Buyer shall seek in good faith to resolve any differences that remain with respect to the EBITDA Statement Proposed Adjustments and to reach agreement in writing on any EBITDA Statement Proposed Adjustments not accepted by Sellers. If any of the EBITDA Statement Proposed Adjustments are not so resolved (the “Unresolved EBITDA Statement Adjustments,” and the aggregate difference between the Parties’ respective calculations of set forth in the EBITDA Statement resulting from the Unresolved EBITDA Statement Adjustments, the “Unresolved EBITDA Statement Balance”) within ten (10) days after Buyer’s receipt of Sellers’ EBITDA Statement Notice of Disagreement (or such longer period as the Parties may mutually agree in writing), then the Unresolved EBITDA Statement Adjustments may be submitted at the request of either Sellers or Buyer to the Independent Accountant for arbitration. The Independent Accountant cannot be the primary audit firm for either Buyer or Sellers of any of their respective Affiliates. The scope of the review by the Independent Accountant shall be limited to (i) a disposition of the Unresolved EBITDA Statement Adjustments and (ii) based on its determination of the matters described in clause (i), a final calculation of Actual EBITDA and any resulting EBITDA Adjustment Amount, all consistent with the process, procedures and restrictions set forth in Section 2.14(a) and Section 2.14(b). The Independent Accountant is not to make or be asked to make any determination other than as set forth in the previous sentence. In connection with the resolution of the Unresolved EBITDA Statement Adjustments, the Independent Accountant shall not have access to any documents, records, work papers, facilities and personnel other than documents, records and other information provided to it by either party in accordance with this Section 2.14(c). The Independent Accountant shall allow Buyer and Sellers’ Representative to present in writing their respective positions regarding the Unresolved EBITDA Statement Adjustments (which the Independent Accountant shall forward to Sellers or Buyer, as applicable). The Independent Accountant may, at its discretion, conduct a conference concerning the Unresolved EBITDA Statement Adjustments, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. Ex parte communications by the Independent Accountant with Buyer or Sellers regarding substantive matters shall be prohibited. The Independent Accountant shall disregard any evidence of settlement proposals and negotiations between Buyer and in its consideration of the Unresolved EBITDA

Statement Adjustments. Sellers and Buyer shall use commercially reasonable efforts to cause the Independent Accountant to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within fifteen (15) days after such submission of the Unresolved EBITDA Statement Adjustments. In resolving any Unresolved EBITDA Statement Adjustments, no such determination as to any item shall be more favorable to Sellers than as provided in the EBITDA Statement Notice of Disagreement or more favorable to Buyer than as provided in the EBITDA Statement. Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Independent Accountant incurred pursuant to this Section 2.14(c) shall be borne by Buyer, on the one hand, and Sellers, on the other hand, as determined by the Independent Accountant based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the Unresolved EBITDA Statement Balance. For purposes of illustration only, if the Unresolved EBITDA Statement Balance is $100 and if the final written determination of the Independent Accountant states that $80 of the Unresolved EBITDA Statement Adjustments are resolved in Buyer’s favor and $20 of the Unresolved EBITDA Statement Adjustments are resolved in Sellers’ favor, Buyer would bear twenty percent (20%) of the Independent Accountant’s costs and expenses, on the one hand, and Sellers would bear eighty percent (80%) of such costs and expenses, on the other hand. If there is no EBITDA Adjustment Amount, then Buyer shall pay 100% of such costs and expenses. All other fees, expenses and costs incurred by Sellers or Buyer in implementing the provisions of this Section 2.14(c) shall be borne by Sellers or Buyer, respectively.
(d)    The calculations of Actual EBITDA and any resulting EBITDA Adjustment Amount shall become final and binding on all Parties upon the earliest of (i) the date that is one (1) day after the fourteen (14) day review period specified in Section 2.14(b) has ended, if no EBITDA Statement Notice of Disagreement has been delivered by Buyer to Sellers pursuant to Section 2.14(b) during such fourteen (14) day period (in which case Actual EBITDA and any resulting EBITDA Adjustment Amount shall be as set forth in the EBITDA Statement delivered pursuant to Section 2.14(a)), (ii) the date of an agreement in writing by Sellers and Buyer that the EBITDA Statement, together with any modifications thereto agreed to by Sellers and Buyer, is final and binding (in which case Actual EBITDA and any resulting EBITDA Adjustment Amount shall be as so agreed upon by the Parties) and (iii) the date on which the Independent Accountant issues its written decision on the Unresolved EBITDA Statement Adjustments (in which case Actual EBITDA and any resulting EBITDA Adjustment Amount, as adjusted for any EBITDA Statement Proposed Adjustments agreed to between Buyer and Sellers and as further adjusted for any Unresolved EBITDA Statement Adjustments determined by the Independent Accountant pursuant to Section 2.14(c)), and at such time the calculation of Actual EBITDA and any resulting EBITDA Adjustment Amount as so agreed (or deemed agreed) or determined shall constitute the “EBITDA Statement” for purposes of this Agreement, and shall have the effect of an arbitral award and shall be used for the calculation of the EBITDA Adjustment Amount pursuant to Section 2.14(e).
(e)    The “EBITDA Adjustment Amount” shall be an amount equal to (i) the amount by which the EBITDA Target exceeds Actual EBITDA as so agreed (or determined accordance with Section 2.14(c)) is less than the EBITDA Target, multiplied by (ii) 12.50, provided, however, if the Actual EBITDA as so agreed (or determined accordance with Section 2.14(c)) is equal to or greater than the EBITDA Target, the EBITDA Adjustment Amount shall be equal to zero (0). If the EBITDA Adjustment Amount is greater than zero, Sellers shall pay in cash to Buyer or one or more Buyer Designees (as directed by Buyer) the EBITDA Adjustment Amount as provided in Section 2.14(f). For clarity, the Parties acknowledge that the EBITDA Adjustment Amount may not be determined until after the Closing Date.
(f)    Any payment (or payments, if any portion thereof is to be paid by or to an Affiliate of Buyer) required to be made pursuant to Section 2.14(e) shall be made within five (5) Business Days after the day on which the EBITDA Statement becomes final and binding as provided in Section 2.14(c) to an account designated by Buyer or one or more Buyer Designees no later than two (2) Business Days prior to the date of payment; provided, however, that no such payment shall be made prior to the Closing Date.
Section 2.15    Non-Assignable MEMCOR® Product Line Assets. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.15, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer or any Buyer Designee of any MEMCOR® Product Line Asset would result in a violation of applicable Law or any Contract (or is otherwise impermissible), or would require the consent, authorization, approval, waiver, notice or novation by or to a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval, waiver, notice or novation shall not have been obtained or made prior to the Closing and an attempted sale, assignment, transfer, conveyance or delivery, without such consent, authorization, approval, waiver, notice or novation would constitute a breach of such MEMCOR® Product Line Asset, or with respect to which any attempted assignment would be ineffective (collectively, the “Unassigned Rights”), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that subject to the satisfaction or waiver of the conditions contained in ARTICLE IX the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on the account thereof. Following the Closing, Sellers shall use commercially reasonable efforts, and Sellers and Buyer shall cooperate with each other, to obtain any such required consent, authorization, approval, waiver, notice or novation, or any release, substitution or amendment required to novate all liabilities and obligations under any and all MEMCOR® Product Line Assets or other liabilities that constitute assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer or a buyer Designee shall be solely responsible for such liabilities and obligations from and after the Closing Date pursuant to the terms hereof; provided, however, that neither Sellers nor Buyer nor any Buyer Designee shall be required to pay any consideration thereof. Until such consent, authorization, approval, waiver, notice or novation that is necessary for the valid and effective assignment to Buyer or a Buyer Designee of any Unassigned Right is obtained, or in the event any Unassigned Right cannot be transferred to Buyer or a Buyer Designee following the Closing pursuant to this Section 2.15, provided that Sellers can do so without breaching the terms of such Unassigned Right and to the extent permitted by applicable Law, Sellers shall provide Buyer or a Buyer Designee with, and Sellers shall hold for the exclusive benefit of Buyer or the applicable buyer Designee, all the economic, operational and other benefits of such Unassigned Right, to the extent permitted, as if such consent, authorization, approval, waiver, notice or novation, as the case may be, had been obtained or made. Without limitation of and subject to the foregoing, at Buyer’s or a Buyer Designee’s request Sellers shall: (i) cooperate, in all reasonable respects, in any lawful arrangement proposed by Buyer or a Buyer Designee under which Buyer or a Buyer Designee would obtain the economic, operational and other benefits thereunder and assume any related economic burden thereunder; (ii) enforce for the benefit of Buyer or a Buyer Designee and as reasonably directed by Buyer or a Buyer Designee such Seller’s rights under such Unassigned Right as if such Unassigned Right had been sold, conveyed, assigned and delivered to Buyer or a Buyer Designee, including in the name of Seller(s) as party to such Unassigned Right or otherwise as Buyer or a Buyer Designee shall specify, including the right to terminate in accordance with the terms thereof; and (iii) permit Buyer or a Buyer Designee to enforce any rights arising with respect thereto; provided, however, and notwithstanding anything to the contrary in this Agreement, that, to the extent Seller is in compliance with all of its obligations under this Section 2.15 Buyer shall, and/or shall cause a Buyer Designee to, assume the related economic burden imposed on Sellers with respect to such Unassigned Rights and Buyer shall, and/or shall cause a Buyer Designee, as agent or subcontractor for Sellers pay, perform and discharge fully as and when required the liabilities and obligations of Sellers with respect to such Unassigned Rights from and after the Closing to the extent such liabilities arise after the Closing or, if arising prior to the Closing, would have been MEMCOR® Product Line Liabilities had the Unassigned Rights been included in the MEMCOR® Product Line Assets. Sellers, as party to such Unassigned Right, will promptly pay to Buyer or a Buyer Designee all income, proceeds and other monies received by Sellers from third parties to the extent related to Buyer’s or a Buyer Designee’s intended rights under such Unassigned Right as contemplated by this Section 2.15 and, to the extent that Buyer or a Buyer Designee has not already reimbursed Sellers for such expenses and Taxes pursuant to clause “(iii)” of the immediately preceding sentence, net of any applicable reasonable expenses incurred and Taxes are paid or payable by Sellers in connection with the receipt of such income, proceeds, or other monies. Once such consent, authorization, approval, waiver, notice or novation is obtained or made, Sellers shall sell, assign, transfer, convey and deliver to Buyer or a Buyer Designee the relevant MEMCOR® Product Line Asset to which such consent, authorization, approval, waiver, notice or novation relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 3.14.
Section 2.16    Withholding. Buyer and any Buyer Designee shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Law, including the Code or any provision of state, local or foreign Tax Law, as applicable. Buyer shall, and/or shall cause an applicable Buyer Designee to, give the recipient party no later than three (3) days prior to the Closing Date notice of its intention to make such other deductions or withholdings for the recipient party to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Buyer shall promptly provide to Sellers proof of payment and applicable government receipts with respect to any withheld Taxes.

Section 2.17    Wire Transfers. All wire transfers to be received by a Party or any one or more of its Affiliates or designees pursuant to this Agreement shall be pursuant to wire transfer instructions to such Party or any one or more of its Affiliates as directed in writing by such Person.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE OPERATING COMPANIES
Except as set forth in the Seller Disclosure Schedules, the Seller Parties, jointly and severally, represent and warrant to Buyer that all of the statements contained in this ARTICLE III are true as of the date hereof or, if made as of a specified date, as of such date. Any matter disclosed in any Section of the Seller Disclosure Schedules shall be deemed to be disclosed herein with respect to any other Section of this Agreement to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Section of this Agreement.
Section 3.01    Incorporation and Authority of each Seller Party. Each Seller Party is an entity duly formed, incorporated or organized, validly existing and in good standing, or the local equivalent (if applicable), under the Laws of its jurisdiction of formation, incorporation or organization, and has the requisite corporate or organizational power to (a) own, lease, and operate its properties and to carry on its business as is now being conducted; and (b) execute, deliver and perform its obligations under the applicable Transaction Agreements and consummate the Contemplated Transactions. Each Seller Party is duly qualified, authorized or licensed and is in good standing, or the local equivalent (if applicable), to do business in each jurisdiction in which the conduct of the MEMCOR® Product Line and ownership of the assets used, usable or held for use in connection with the MEMCOR® Product Line requires it to qualify, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and each applicable Transaction Agreement by each Seller Party, and the consummation of the Contemplated Transactions, has been duly authorized by all requisite corporate or organizational action on the part of each such Seller Party, and no equityholder approval is required in connection with any such Seller Party’s delivery and performance of this Agreement or the applicable Transaction Agreements or the consummation of the Contemplated Transactions. This Agreement has been, and upon execution and delivery thereof, the other applicable Transaction Agreements will be, duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery by the other Parties thereto) this Agreement constitutes, and upon execution and delivery thereof, the other applicable Transaction Agreements will constitute, legal, valid and binding obligations of such Seller Party, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. Each AU Subsidiary has made available to Buyer a complete and correct copy of its Organizational Documents as they are currently in full force and effect and no proceeding for the amendment thereof is pending or currently contemplated.
Section 3.02    No Conflict. Provided that all Consents and other actions described in Section 3.03 have been obtained or taken, except as otherwise provided in this ARTICLE III or on Section 3.02 of the Seller Disclosure Schedules and except (a) as may result from any facts or circumstances relating solely to Buyer or its Affiliates or (b) in the case of clauses (ii) and (iii) of this Section 3.02, any such conflicts, violations, breaches, defaults, rights, revocations, cancellations, or Liens as would not result in a Material Adverse Effect, the execution, delivery and performance by each Seller Party of the applicable Transaction Agreements by each Seller Party and the consummation of the Contemplated Transactions (including the Pre-Closing Transactions) do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with or result in a violation or breach of, or constitute a default under, any of the Organizational Documents of any Seller Party; (ii) contravene, conflict with or result in a violation or breach of, or constitute a default under, any Law (other than any Antitrust Law) or Order applicable to such Seller Party or by which such Seller Party or the MEMCOR® Product Line Assets owned by such Seller Party is bound; (iii) contravene, conflict with or result in a violation or breach of, or constitute a default under, or result in the revocation or cancellation of, any Material Contract to which such Seller Party is a party, or any Material Permit held by such Seller Party, or give to any Person any rights of termination, amendment, acceleration, revocation or cancellation of, any such Material Contract or Material Permit; or (iv) result in the imposition or creation of any material Lien (other than a Permitted Lien) upon or with respect to the Evoqua AU Shares or any of the MEMCOR® Product Line Assets owned by such Seller Parties.
Section 3.03    Governmental Consents and Approvals. The execution, delivery and performance by Seller Parties of the Transaction Agreements and the consummation of the Contemplated Transactions (including the Pre-Closing Transactions) do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Governmental Authority by or with respect to Seller Parties or the MEMCOR® Product Line, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent, waiver, or other action, or make such filing or notification, would not be material to the conduct of the MEMCOR® Product Line, (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer or Buyer’s Affiliates or (d) for the Consents listed on Section 3.03 of the Seller Disclosure Schedules.
Section 3.04    [Intentionally Omitted].
Section 3.05    Capital Structure of the AU Subsidiaries.
(a)    The authorized, issued and outstanding Equity Interests of Evoqua AU are set forth on Section 3.05(a) of the Seller Disclosure Schedules. All of the Evoqua AU Shares are legally and beneficially owned, and owned of record, by AU Seller, and at Closing will be held free and clear of all Liens, except for restrictions on transfer under applicable securities Laws. All of the Evoqua AU Shares have been duly authorized and validly issued, and at Closing will be held free and clear from any Liens. Upon the delivery of the Evoqua AU Shares to Buyer and/or one or more Buyer Designees in the manner contemplated by this Agreement, Buyer or the applicable Buyer Designee(s) will acquire the beneficial, legal, valid and indefeasible title to the Evoqua AU Shares, free and clear of all Liens, except for restrictions on transfer under applicable securities Laws. The Evoqua AU Shares set forth on Section 3.05(a) of the Seller Disclosure Schedules represent the only issued and outstanding Equity Interests of Evoqua AU. There are no outstanding securities convertible or exchangeable into the Evoqua AU Shares or options, warrants, purchase rights, rights of conversion, or other similar rights or any Contracts or commitments that could require AU Seller or Evoqua AU to issue, vote, sell, transfer, otherwise dispose of or register any Equity Interests of Evoqua AU. There are no equity appreciation rights or phantom stock with respect to Evoqua AU, or any voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any Equity Interests of Evoqua AU.
(b)    The authorized, issued, and outstanding Equity Interests of Evoqua AU Subsidiary are set forth on Section 3.05(b) of the Seller Disclosure Schedules (“Evoqua AU Subsidiary Shares”). All of the Evoqua AU Subsidiary Shares are legally and beneficially owned, and owned of record, by Evoqua AU. All of the Evoqua AU Subsidiary Shares have been duly authorized and validly issued, and at Closing will be held free and clear of all Liens, except for restrictions on transfer under applicable securities Laws. Evoqua AU Subsidiary Shares set forth on Section 3.05(b) of the Seller Disclosure Schedules represent the only issued and outstanding Equity Interests of Evoqua AU Subsidiary. There are no outstanding securities convertible or exchangeable into the Evoqua AU Subsidiary Shares or options, warrants, purchase rights, rights of conversion, or other similar rights or any Contracts or commitments that could require Evoqua AU or Evoqua AU Subsidiary to issue, vote, sell, transfer, otherwise dispose of or register any Equity Interests of Evoqua AU Subsidiary. There are no equity appreciation rights or phantom stock with respect to Evoqua AU Subsidiary, or any voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any Equity Interests of Evoqua AU Subsidiary.
(c)    Neither of the AU Subsidiaries is:
(i)     insolvent under administration or insolvent (each as defined in the Corporations Act);
(ii)    in liquidation, in provisional liquidation, under administration, or wound up, or has had a controller appointed to its property;
(iii)    subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other Parties to this Agreement);
(iv)    subject to an application which has not been stayed, withdrawn or dismissed, an order made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that Person, which is preparatory to or could result in any of the things described in this Section above;
(v)    taken to have failed to comply with a statutory demand under section 459F(1) of the Corporations Act;
(vi)    the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act or has made a statement from which another Party to this Agreement has reasonably deduced it is the subject of an event;

(vii)    otherwise unable to pay its debts when they fall due; or
(viii)    subject to an event or occurrence having a substantially similar effect to any of the circumstances described in this Section 3.05(c) under the Law of any jurisdiction.
(d)    Except for the AU Subsidiaries, no Seller Party owns or controls, directly or indirectly, or has the power to vote the shares of, any capital stock or other ownership interests of any Person that operates the MEMCOR® Product Line not already included in this Agreement.
Section 3.06    Financial Information; Absence of Undisclosed Liabilities.
(a)    Section 3.06(a) of the Seller Disclosure Schedules sets forth (i) the unaudited combined balance sheets of the Operating Companies applicable solely to the MEMCOR® Product Line as of September 30, 2017 and September 30, 2018 and the related unaudited statements of operations of the Operating Companies applicable solely to the MEMCOR® Product Line for the fiscal years then ended, and (ii) the unaudited combined balance sheets of the Operating Companies applicable solely to the MEMCOR® Product Line as of June 30, 2019 and the related unaudited statements of operations of the Operating Companies applicable solely to the MEMCOR® Product Line for the nine-month period then ended (such balance sheets and statements described in clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements are combined product line financial statements prepared solely for this Agreement and (A) have been prepared in accordance with the Accounting Principles, except that such line items may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the MEMCOR® Product Line had been operated as a separate, stand-alone business, and (B) present fairly, in all material respects, the combined financial condition and the combined results of operations of the Operating Companies applicable solely to the MEMCOR® Product Line as of the respective dates and for the respective periods presented.
(b)    Other than (i) as set forth in the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since June 30, 2019, and (iii) performance obligations incurred after June 30, 2019 pursuant to the terms of Contracts in effect as of the date hereof, none of the Operating Companies has any Liabilities exclusively or primarily applicable to the MEMCOR® Product Line that are required to be reflected on a balance sheet prepared in accordance with the Accounting Principles.
(c)    Indebtedness of the AU Subsidiaries and the Indebtedness contemplated to be included as a MEMCOR® Product Line Liability as of June 30, 2019 are set forth on Section 3.06(c) of the Seller Disclosure Schedules.
(d)    Section 3.06(d) of the Seller Disclosure Schedules identifies all outstanding Third Party issuance of assurance, such as guarantees, letters of assurance, letters of credit, letters of support, surety bonds, performance bonds, assurance bonds, surety agreements, letters of comfort, indemnity agreements and any other legally binding forms of assurance or guaranty in connection with the MEMCOR® Product Line with respect to which Sellers or any of their Affiliates has provided or commissioned to be provided by any bank, insurance company, other financial institution, for the benefit of any supplier, customer or any other third party directly or indirectly securing or supporting any obligation, Liability, debt, risk or performance of the MEMCOR® Product Line (the “Surety Arrangements”).
Section 3.07    Absence of Certain Changes or Events.
(a)    Since June 30, 2019 through the date hereof, there has not been any Material Adverse Effect.
(b)    Except as expressly contemplated by or in connection with the preparation for the consummation of the Transaction Agreements, since June 30, 2019 through the date hereof, the Operating Companies have conducted the MEMCOR® Product Line in all material respects in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in Section 3.07(b) of the Seller Disclosure Schedules or as expressly contemplated by the Transaction Agreements, since June 30, 2019 and through the date hereof, there has not been, with respect to Sellers or the MEMCOR® Product Line, any action or occurrence that would be prohibited by, or require consent or disclosure under, Section 5.01 if such action were to be taken, or such occurrence were to occur, at any time on or after the date hereof.
Section 3.08    Absence of Litigation. There are no Actions, currently pending, and there have not been any unresolved Actions, or, to the Knowledge of Sellers, threatened in writing, against any Seller Party or any of their respective Affiliates with respect to the MEMCOR® Product Line or the Contemplated Transactions. To the Knowledge of Sellers, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any Action, other than any Action under the Antitrust Laws, by or against any Seller Party or any of their respective Affiliates with respect to the MEMCOR® Product Line or the Contemplated Transactions. Except as set forth in Section 3.08 of the Seller Disclosure Schedules, in the past five (5) years, no Seller Party nor any of their respective Affiliates has been subject to any Action, with respect to the MEMCOR® Product Line nor has any Seller Party or any of their respective Affiliates settled any threatened claim, suit or prosecution with respect to the MEMCOR® Product Line prior to commencement of any Action.
Section 3.09    Compliance with Laws; Permits. The operation of the MEMCOR® Product Line by the Seller Parties and their respective Affiliates is, and for the past three (3) years has been, in compliance in all material respects with, and conducted in all material respects in compliance with, all Laws (other than any Antitrust Law) or Orders applicable to the Seller Parties and their respective Affiliates. Each of the Seller Parties and their respective Affiliates is, and for the past three (3) years has been, in compliance in all material respects with all Laws or Orders applicable to the MEMCOR® Product Line. Except as set forth on Section 3.09 of the Seller Disclosure Schedules, the Seller Parties and their respective Affiliates are not, and have not been for the last three (3) years, in default under or in material violation of or non-compliance with (or has received a notice or been charged in a written instrument by a Governmental Authority with any such default or material non-compliance or violation), or to the Knowledge of Sellers, are being investigated by any Governmental Authority in connection with any violation of, default under or non-compliance with, any Laws or Orders applicable to the conduct of the MEMCOR® Product Line, except for instances of non-compliance the existence of which would not have a Material

Adverse Effect. The Operating Companies hold all Material Permits necessary to operate the MEMCOR® Product Line. None of the Operating Companies is in default under or in violation of, in any material respect, any Material Permit applicable to the MEMCOR® Product Line. Section 3.09 of the Seller Disclosure Schedules sets forth the Material Permits that have been obtained by the Operating Companies, and such Material Permits are all valid and in full force and effect. Except as set forth on Section 3.09 of the Seller Disclosure Schedules, none of the Operating Companies is in default under or in violation of, in any material respect, any Permit applicable to the MEMCOR® Product Line. Except as set forth on Section 3.09 of the Seller Disclosure Schedules, no Seller Party, nor any of their respective Affiliates, has to the Knowledge of the Sellers received any communication which would reasonably lead any Seller Party to believe that any of the Permits are not currently in good standing.
Section 3.10    Intellectual Property.
(a)    Operating Company Intellectual Property, Operating Company Technology, and the MEMCOR® Products, together with the Intellectual Property, Technology and Software that is the subject of the Contracts to which the Operating Companies are a party, and the rights of the MEMCOR® Product Line pursuant to the other Transaction Agreements, constitute all material Intellectual Property, material Technology and material MEMCOR® Products that are required to conduct the MEMCOR® Product Line in all material respects as conducted as of the date hereof and as contemplated to be conducted at Closing; provided, however, that the foregoing shall not be deemed to be a representation or warranty of any kind with respect to any infringement, violation, or misappropriation of Intellectual Property or Technology.
(b)    To the Knowledge of Sellers, the operation of the MEMCOR® Product Line as currently conducted does not infringe upon or misappropriate the Intellectual Property of any Third Party.
(c)    Since January 1, 2017, none of the Seller Parties or their Affiliates has received any written claim or notice from any Person alleging that the operation of the MEMCOR® Product Line by the Operating Companies infringes upon or misappropriates any Intellectual Property of any Third Party. There are no infringement Actions pending against the Seller Parties or their Affiliates alleging that the operation of the MEMCOR® Product Line infringes upon or misappropriates any Intellectual Property of any Third Party.
(d)    Except as set forth on Section 3.10(d) of the Seller Disclosure Schedules, to the Knowledge of Sellers, no Person is engaging in any activity that infringes upon, or misappropriates any material element of, Operating Company Intellectual Property.
(e)    Section 3.10(e) of the Seller Disclosure Schedules sets forth a true and complete list of all Registered IP, domain names owned by Sellers (excluding invention disclosures), in each case, including applications therefor. Evoqua LLC and the other Operating Companies are the owners of all Registered IP, free and clear of all Liens, other than Permitted Liens. With respect to all registrations and applications for registration of Operating Company Intellectual Property, the Operating Companies have filed all statements of use and paid all maintenance fees with respect thereto that are due or payable as of the date hereof without permitted extensions of time. The

Registered IP is subsisting and, to the extent issued or granted, is, to the Knowledge of Sellers, valid and enforceable.
(f)    Other than non-exclusive licenses granted in the Ordinary Course of Business, no Person (other than the Operating Companies) has any reasonable basis for claiming any right, title, or ownership interest in and to any Operating Company Intellectual Property, Operating Company Technology or other Intellectual Property purported to be owned by the Operating Companies.
(g)    The Operating Companies have taken commercially reasonable measures to protect the confidentiality of the trade secrets included among Operating Company Technology and Operating Company Intellectual Property. The Operating Companies maintain reasonable and appropriate security and data privacy procedures applicable to the MEMCOR® Product Line to safeguard such trade secrets. To the Knowledge of Sellers, in the past three (3) years, no Third Party has gained unauthorized access to any material trade secret included among Operating Company Intellectual Property and Operating Company Technology.
(h)    Section 3.10(h) of the Seller Disclosure Schedules sets forth a true and complete list of all material Software used exclusively or primarily in the MEMCOR® Product Line that is owned by the Operating Companies.
(i)    During the past three (3) years, the Operating Companies have maintained commercially reasonable practices to protect the confidentiality of the Operating Companies’ confidential information and trade secrets with respect to the MEMCOR® Product Line and have required all employees, contractors, and other persons having or having had access to such confidential information or trade secrets to execute enforceable confidentiality agreements requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Operating Companies. During the past three (3) years, all current and former employees of the Operating Companies and all other Persons who contributed to any Operating Company Intellectual Property or Operating Company Technology have executed enforceable assignment agreements that assign to the Operating Companies all of such employee’s or Person’s respective rights, including intellectual property, relating to such Operating Company Intellectual Property or Operating Company Technology.
Section 3.11    Environmental Matters. Except as set forth on Section 3.11 of the Seller Disclosure Schedules or as specifically noted in documents listed on Section 3.11 of the Seller Disclosure Schedules:
(a)    as of the date hereof, no Actions are pending or, to the Knowledge of Sellers, have been threatened in writing against the Operating Companies alleging that the Operating Companies are violating any Environmental Law or have any Liability under any Environmental Law in connection with the MEMCOR® Product Line or any of the Real Property;
(b)    the Operating Companies are not subject to any written decree, order, judgment or consent agreement directly related to the MEMCOR® Product Line requiring the performance of any work or action (including investigation or cleanup of any Hazardous Material), or payment of monies, under any Environmental Law;
(c)    as of the date hereof and for the past five (5) years, the Operating Companies are and have been in material compliance with all applicable Environmental Laws including the obligation to obtain, timely apply for renewal or amendment of, and comply with all Environmental Permits applicable to the MEMCOR® Product Line;
(d)    as of the date hereof and for the past five (5) years, the Operating Companies hold and have held all material Environmental Permits;
(e)    the storage, use, generation and disposal of any of Hazardous Materials by the Operating Companies in connection with the MEMCOR® Product Line is currently, and for the past five (5) years has been, in material compliance with Environmental Laws;
(f)    there has been no Release caused by the Operating Companies at any of the Real Property or elsewhere in the past five (5) years that would result in any material Liability for the AU Subsidiaries;
(g)    to the Knowledge of Sellers, and subject to the terms of the Environmental Permits, none of the Real Property is subject to activity or use limitations or restrictions recorded in any publicly accessible register maintained by any Governmental Authority as a result of any pollutant or contaminant resulting from a Release;
(h)    to the Knowledge of Sellers, there are no underground storage tanks located at, on or under the Real Property as of the date hereof, except as noted on Section 3.11 of the Seller Disclosure Schedules;
(i)    in the past three (3) years, the Operating Companies have not, by written contract, assumed or provided specific indemnity to any third party not a Governmental Authority against any liability under any Environmental Law; and
(j)    Evoqua AU Subsidiary has submitted (x) a complete application for an environment protection licence under the Protection of the Environment Operations Act 1997 (NSW) authorizing the discharge of waste water from the Leased Real Property to South Creek and the irrigation of waste water onto land (the “Environmental Protection License Application”), and such application is pending and has not been denied, and (y) a complete application for a separate trade waste agreement with Hawkesbury City Council providing specific approval under section 68 of the Local Government Act 1993 (NSW) to “dispose of waste into a sewer” owned by Hawkesbury City Council (the “Trade Waste Agreement Application”), and such application is pending and has not been denied;
(k)    Sellers have made available to Buyer complete and accurate copies of the following documents, as are existing and in the possession of the Operating Companies: (i) environmental inspection reports prepared by any Governmental Authority in the past five (5) years and provided to the Operating Companies, (ii) environmental compliance audit reports prepared by or for any Operating Company or Seller in the past three (3) years, and (iii) environmental site assessment reports related to the Real Property prepared by or for any Operating Company or Seller in the past five (5) years.
Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.11 shall be the Sellers’ sole representations and warranties with respect to matters relating to Environmental Laws, Environmental Permits, Releases, Hazardous Materials, or other environmental related matters.
Section 3.12    Contracts.
(a)    Section 3.12(a) of the Seller Disclosure Schedules lists the Material Contracts in effect on the date hereof, identified by the various categories set forth in the definition of Material Contract.
(b)    Each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Operating Companies, as the case may be, and, to the Knowledge of Sellers, of each counterparty to such Material Contract, and is enforceable against the Operating Companies, as the case may be, and, to the Knowledge of Sellers, against each counterparty to such Material Contract in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception. Except as would not have a Material Adverse Effect, (i) none of the Operating Companies or, to the Knowledge of Sellers, any counterparty to a Material Contract is in default in any material respect under or breach in any material respect of a Material Contract, (ii) no event has occurred with respect to the Operating Companies or any of their respective Affiliates that, with notice or the passage of time (or both), would (A) result in a default in any material respect or breach in any material respect under any Material Contract or (B) give the counterparty the right to cancel or terminate any Material Contract (exclusive of any right to do so at any time upon prior notice independent of the occurrence of such event) and (iii) to the Knowledge of Sellers, no event has occurred that, with or without notice or the passage of time, would (A) result in a default in any material respect or breach in any material respect under any Material Contract or (B) give the counterparty the right to cancel or terminate any Material Contract (exclusive of any right to do so at any time upon prior notice independent of the occurrence of such event). To the Knowledge of Sellers, none of the Seller Parties nor any of their respective Affiliates has received written notice from a counterparty under any Material Contract that it intends to cancel or otherwise terminate its relationship with any Operating Company in connection with the MEMCOR® Product Line.
Section 3.13    Employment and Employee Benefits Matters.

I.	U.S. Employment and Employee Benefits Matters. The representations and warranties in this Section 3.13(I) apply exclusively to the Evoqua LLC.
(a)    Section 3.13(a) of the Seller Disclosure Schedules lists each Employee Benefit Plan that benefits at least five (5) Transferring Employees or other material Employee Benefit Plan, and indicates whether such Employee Benefit Plan is a Transferring Employee Benefit Plan, U.S. Benefit Plan or International Benefit Plan. Sellers have previously made available to Buyer (i) a summary or written description of each Transferring Employee Benefit Plan, (ii) each writing constituting a part of each Transferring Employee Benefit Plan, including all plan documents, trust agreements, and insurance contracts and other funding vehicles with respect to such Transferring Employee Benefit Plans; and (iii) with respect to each Transferring Employee Benefit Plan, if applicable, (A) the most recent Annual Report (Form 5500 Series) and accompanying schedule, (B) the most recent annual financial report, if any, (C) the most recent actuarial report, if any; and (D) the most recent determination or opinion letter from the IRS, if any.
(b)    No Employee Benefit Plan is (i) a “defined benefit plan” within the meaning of Section 3(35) of ERISA, regardless of whether subject to ERISA, (ii) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iv) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Operating Companies would reasonably be expected to incur material Liability under Section 4063 or 4064 of ERISA, or (v) provides for life, health, medical, or other welfare benefits to retirees, former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.
(c)    Each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS that it is so qualified.
(d)    With respect to each International Benefit Plan, (i) if required to be registered, such International Benefit Plan is registered (and, where applicable, accepted for registration) and is maintained in all material respects in good standing, to the extent applicable, with applicable Governmental Authorities; (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment; and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(e)    None of the Operating Companies is currently liable for any material Tax arising under Sections 4971, 4972, 4975, 4979, 4980 or 4980B of the Code. None of the Operating Companies or any of its or their respective ERISA Affiliates has any Liability arising under or out of Title IV of ERISA that has not been satisfied in full (other than any Liability for premiums to the Pension Benefit Guaranty Corporation arising in the Ordinary Course of Business, all of which have been timely paid) and there does not now exist, nor do any circumstances exist which may reasonably be expected to result in, any Controlled Group Liability that would be a material Liability of the Operating Companies following the Closing.
(f)    Each Employee Benefit Plan is operated in accordance with its terms and the requirements of all applicable Laws as it relates to Transferring Employees, Former MEMCOR® Product Line Service Providers or MEMCOR® Product Line Service Providers except where the failure to be so operated would not reasonably be expected to result in a material Liability of the Operating Companies.
(g)    No material Actions are pending or, to the Knowledge of Sellers, threatened in writing, in connection with any (i) Transferring Employee Benefit Plan or (ii) other Employee Benefit Plan as it relates to Transferring Employees, and, to the Knowledge of Sellers, no set of

circumstances exists that would reasonably be expected to give rise to an Action, against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which could reasonably be expected to result in any material Liability of the Operating Companies to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any state or local Governmental Authority, any Employee Benefit Plan, any participant in an Employee Benefit Plan, or any other party.
(h)    (i) With respect to each Employee Benefit Plan (other than Transferring Employee Benefit Plans), all material contributions, premiums, or payments required to be made have been made on or before their due dates (including permissible extensions) and (ii) with respect to each Transferring Employee Benefit Plan, all contributions, premiums, or payments required to be made have been made on or before their due dates or, to the extent not required to be made or paid on or before the date hereof, is reflected on the Financial Statements.
(i)    Except as set forth on Section 3.13(i) of the Seller Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transaction Agreements will, either alone or together with any other event, result in, cause, or be a precondition to (i) Transferring Employees becoming entitled to severance pay, gratuity payments or any similar payments or benefits under any Employee Benefit Plan; (ii) the acceleration of the time of payment, funding or vesting, or an increase in the amount, of any compensation due to Transferring Employees or Former MEMCOR® Product Line Service Providers under an Employee Benefit Plan or otherwise; or (iii) result in any limitation on the right of the Operating Companies to amend, merge, terminate, or receive a reversion of assets from Transferring Employee Benefit Plan or related trust.
(j)    None of the Operating Companies is party to, or bound by, any collective bargaining agreement, labor agreement, works council agreement or other labor-related agreement with any labor union, works council, or other employee representative body to which the Operating Companies are a party that is applicable to Transferring Employees. To the Knowledge of Sellers, there are, and within the three-year period ending on the date hereof have been, no organizational campaigns, petitions, or other unionization activities seeking recognition of a bargaining unit in the MEMCOR® Product Line, and no unfair labor practice charges or other complaints or union representation questions are, or within the three-year period ending on the date hereof have been, before the National Labor Relations Board or other labor board or Governmental Authority that, in either case, would reasonably be expected to be material to the MEMCOR® Product Line. To the Knowledge of Sellers, no strikes, slowdowns, lockouts, or work stoppages are pending or threatened with respect to Transferring Employees, and no such actual or threatened strike, slowdown, lockout or work stoppage has occurred within the three-year period ending on the date hereof.
(k)    The Operating Companies are, and for the most recent three (3) year period have been, in compliance in all material respects with all applicable Laws relating to the employment of Transferring Employees including, but not limited to: (i) the Fair Labor Standards Act and all applicable Laws with respect to hours of work, meal and rest periods, time collection and payment of wages, compensation or benefits, including but not limited to minimum wage and overtime compensation; (ii) all applicable Laws respecting employment and employment practices, including, but not limited to, those with respect to: equal employment opportunity including the obligation not to discriminate on the basis of age, race, color, sex (including sexual harassment), religion, creed, national origin, ancestry, citizenship, military status, veteran status, disability, sexual orientation, gender identity or expression, marital status, genetic information, or any other status protected by federal, state or local law, and the obligation not to engage in retaliation; (iii) all applicable Laws relating to health and safety, including but not limited to the Occupational Safety and Health Act; (iv) family, medical and military leave obligations; (v) applicable Laws pertaining to mass layoff and plant closings, including but not limited to the WARN Act; (vi) collective bargaining; (vii) the National Labor Relations Act; (viii) business ethics; (ix) any whistleblower protection or public policy, including the Whistleblower Protection Act, the False Claims Act and any other regulations, rules and opinions of any Governmental Authority made applicable to the Operating Companies; (x) the payment of social security, unemployment and similar Taxes; (xi) unemployment compensation; (xii) government contractor and subcontractor obligations, including but not limited to obligations under Executive Order 11246 and related regulations; and (xiii) the hiring and retention of employees with a right to work in the United States (including all record keeping requirements under the Immigration Reform and Control Act of 1986, as amended). Each individual who renders services to Operating Companies who is classified by the Operating Companies, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Transferring Employee Benefit Plans) is properly so characterized. There are, and for the last three (3) years have been, no Actions against any Operating Company or Sellers arising from the conduct of the Operating Companies pending or, to the Knowledge of Sellers, threatened to be brought or filed, by or with any Governmental Authority or other Person in connection with the employment of any current or former applicant, employee, consultant or contractor of any Operating Company, including any claim, complaint or grievance relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, benefits, social security dues and contributions, or any other employment-related matter arising under applicable Laws, including but not limited to the laws, regulations and ordinances identified in this Section 3.13(k).
(l)    Sellers have not taken any action that was calculated to or reasonably could be expected to dissuade any Transferring Employee from continuing his or her employment with the Operating Companies following the Closing. To the Knowledge of Sellers, no Transferring Employee has a present intention to terminate employment with the Operating Companies prior to or following the Closing.
(m)    With respect to the Operating Companies, Sellers have no present plans or intention to carry out any plant closing or mass layoff which would require notification under, or otherwise violate, the WARN Act at any facility of the Operating Companies.
(n)    The employment of each of the U.S. Transferring Employees is terminable at-will without cost to the Operating Companies except for (i) payments required under any Employee Benefit Plan and (ii) the payment of accrued salaries or wages.
(o)    To the Knowledge of Sellers, in the last three (3) years, (i) no allegations of sexual harassment have been made against any employee of any Operating Company at the level of Vice President or above, and (ii) neither Sellers nor any of the Operating Companies have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee of any Operating Company at the level of Vice President or above.

II.	Australia Employment and Employee Benefits Matters. The representations and warranties in this (Section 3.13(II) apply exclusively to the AU Subsidiaries.
(a)    There are no unusually onerous conditions in respect of the employment of any Transferring AU Employee or the engagement of any contractor by the AU Subsidiaries.
(b)    To the Knowledge of Sellers, no employees are likely to terminate their employment contracts or contracting arrangements with the AU Subsidiaries as a result of the change in ownership of the AU Subsidiaries or compliance with any provision of this Agreement.
(c)    The AU Subsidiaries have complied with all contractual, statutory, legal and fiscal obligations of and in relation to its employment of their employees, including all withholding obligations, all codes of practice, collective agreements and awards.
(d)    Except as disclosed in Section 3.3 of the Seller Disclosure Schedules, the AU Subsidiaries do not operate any bonus, profit share or employee incentive plans or schemes in respect of Transferring AU Employees.
(e)    The basis of the remuneration payable to the directors and the employees at the date of this Agreement is the same as that in force at August 29, 2019 and that basis will not be altered before Closing Date.
(f)    No money other than in respect of remuneration or benefits of employment is payable to any director or employee of the AU Subsidiaries. Except as disclosed in Section 3.3 of the Seller Disclosure Schedules, the AU Subsidiaries are not under any present, future or contingent liability to pay compensation for loss of office or employment to any ex officer or ex-employee and there are no payments due in connection with the redundancy of any employee. Unless otherwise disclosed by Buyer, there is no employment agreement or contract for services which requires more than three (3) months’ notice of termination.
(g)    There are no retirement benefit schemes, pension schemes or other pension arrangements, whether legally enforceable or not, relating to the AU Subsidiaries in operation at the date of this Agreement and no such schemes or arrangements will be established before Closing Date.
(h)    As at Closing Date, the AU Subsidiaries have satisfied all employer superannuation obligations in respect of any person for which the AU Subsidiaries are required to make superannuation contributions pursuant to any relevant legislation, contract, award or other industrial instrument requiring the payment of superannuation contributions.
(i)    Unless otherwise disclosed to Buyer, there are no collective enterprise agreements or workplace agreements to which an AU Subsidiary is a party. So far as the Sellers are aware, there is no current industrial dispute which is likely to materially affect an AU Subsidiary, and the Sellers have not received written notice that any such dispute is pending, threatened or expected.
(j)    The Sellers have disclosed full and accurate details of the liabilities of the AU Subsidiaries for accrued annual leave, long service leave and other service-related employee entitlements.
(k)    There is no outstanding or unresolved, or to the best of the Sellers' knowledge, threatened or pending, claim or dispute between an AU Subsidiary and any union or past or present employee or group of employees or consultant or contractor. To the best of the Sellers' knowledge, there is no circumstance which is likely to give rise to such a claim or dispute.

III.
U.K. Employment and Employee Benefits Matters. The representations and warranties in this Section 3.13(III) apply exclusively to Evoqua UK and to those Transferring Employees employed by Evoqua UK at the Closing Date (the “UK Transferring Employees”).

(a)    At the Closing Date, Evoqua UK undertakes to Buyer that it has
(i)    To the Knowledge of Sellers, complied with all of its obligations (whether legally binding or in respect of which it would be expected to comply by any regulatory or other body to which it is subject) due to or in connection with the UK Transferring Employees or any body representing them;
(ii)    paid all sums due to or in relation to the UK Transferring Employees (whether arising under common law, statute, equity or otherwise) including all salaries, wages, bonus or commission, expenses, holiday pay, National Insurance and pension contributions, liability to Tax and other sums payable in respect of any period;
(iii)    complied and shall comply in all respects with its obligations under regulation 11 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, and any predecessor regulations including the Transfer of Undertakings (Protection of Employment) Regulations 1981 (“TUPE”);
(iv)    ensured that there are no sums owing to or from any UK Transferring Employee;
(v)    not terminated or taken any steps to terminate (constructively or otherwise) the employment of any of the UK Transferring Employees.
(b)    In respect of each of the UK Transferring Employees, Evoqua UK has:
(i)    fully complied with its obligations to inform and consult with trade union or other employee representatives on any matter concerning or arising from this agreement or affecting the UK Transferring Employees;

(ii)    maintained adequate, suitable and up to date records relating to the UK Transferring Employees; and
(iii)    paid to HM Revenue & Customs and any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of the UK Transferring Employees on account of their employment by Evoqua UK up to and including the Closing Date.
(c)    All contracts of service or for services with any of the UK Transferring Employees are terminable by Evoqua UK at any time on three months’ notice or less without compensation (other than for unfair dismissal or another statutory employment claim or a statutory redundancy payment).
(d)    Evoqua UK has not offered, promised or agreed to any future variation in any contract of employment of any one of the UK Transferring Employees or any other person employed by Evoqua UK in respect of whom liability is deemed by TUPE to pass to Evoqua UK.
(e)    To the Knowledge of Sellers, there are no terms under which the UK Transferring Employees are employed, and nothing took place before the Closing Date, which could give rise to any claim for unlawful discrimination or unequal pay.
(f)    No UK Transferring Employee:
(i)    has given or received notice to terminate their employment;
(ii)    has been off sick for a period of 21 days or more in any six-month period within the three years ending on the date of this agreement (whether or not consecutive), or is receiving or is due to receive payment under any sickness or disability or permanent health insurance scheme and, to the Knowledge of Sellers, there are no such claims pending or threatened and any and all such claims are fully covered by insurance; or
(iii)    is subject to a current disciplinary warning or procedure.
(g)    There is not in existence, and Evoqua UK has not proposed and is not proposing to introduce, any bonus, commission or profit-sharing scheme or any other scheme or arrangement under which the UK Transferring Employees are or would be entitled to participate in.
(h)    There are no amounts outstanding or, to the Knowledge of Sellers, promised to any of the UK Transferring Employees, and no liability has been incurred by Evoqua UK which remains undischarged for breach of any employment contract; or redundancy payments (statutory or otherwise, including protective awards); or compensation under any employment legislation or regulations; or in respect of statutory holiday pay; or wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise. No order has been made at any time for the reinstatement or re-engagement of any of the UK Transferring Employees or any person formerly employed or engaged or working in Evoqua UK.
(i)    Evoqua UK is not engaged or involved in any enquiry, investigation, dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the UK Transferring Employees or any other person currently or previously employed by or engaged in Evoqua UK or their dependents and, to the Knowledge of Sellers, there is no event which could give rise to such enquiry, investigation, dispute, claim or proceedings.
(j)    In the two years preceding the date of this agreement, to the Knowledge of Sellers, in respect of each of the UK Transferring Employees, all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833) has been calculated and paid in accordance with the Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisation of working time.
(k)    Evoqua UK has not recognised any trade union or any other organisation of employees or their representatives in respect of any of the UK Transferring Employees.
(l)    In the period of three years preceding the date of this agreement, Evoqua UK has not been a party to any relevant transfer for the purposes of TUPE affecting any of the UK Transferring Employees.
(m)    Evoqua UK shall deliver, or procure delivery, to Buyer of or make available to Buyer all National Insurance and PAYE records fully completed in respect of the UK Transferring Employees and showing that payments are up to date, and all records required to be kept under the Working Time Regulations 1998.

IV.	Singapore Employment and Employee Benefits Matters. The representations and warranties in this Section 3.13(IV) apply exclusively to Evoqua Singapore.
(a)    No person is employed or engaged by Evoqua Singapore in respect of the MEMCOR® Product Line other than the Singapore Transferring Employees and the Singapore Transferring Employees are all employed by Evoqua Singapore to work wholly or mainly in respect of the MEMCOR® Product Line.
(b)    No notice is pending nor has any Singapore Transferring Employee threatened to terminate the employment agreements of any of the Singapore Transferring Employees.
(c)    The Data Room contains or Sellers have otherwise disclosed the following:
(i)    copies of all service contracts, handbooks, policies, notices of termination and other documents (whether binding or not) which apply to the Singapore Transferring Employees, identifying which applies to which employee;

(ii)    full particulars of the current terms of employment or engagement and benefits of all Singapore Transferring Employees (including any bonuses (discretionary or otherwise) expected to be paid within the next twelve (12) months or payable or paid within the last three (3) years, whether or not recorded in writing, or implied by custom or practice or otherwise);
(iii)    copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect the Singapore Transferring Employees;
(iv)    details of any Singapore Transferring Employee who has given or received notice to terminate their employment or who has told the Seller that they intend or are likely to terminate their employment as a result of this Agreement (Evoqua Singapore having made no active enquiry of the employees for this purpose); and
All such particulars are accurate and complete in all material respects.
(d)    In respect of each of the Singapore Transferring Employees, Evoqua Singapore has in all material respects:
(i)    performed all obligations required to be performed by it whether arising under contract, statute or regulation or otherwise (including any liability to pay employer’s central provident fund contributions);
(ii)    maintained proper and up to date records relating to the Singapore Transferring Employees; and
(iii)    obtained all necessary work permits and insurances as may be required under Singapore laws.
(e)    Evoqua Singapore has not offered, promised or agreed to any future variation in any contract of employment of any one of the Singapore Transferring Employees.
(f)    Evoqua Singapore is not engaged or involved in any grievance, dispute, claim or legal proceedings (whether arising under contract, statute or regulation) with any of the Singapore Transferring Employees and no Singapore Transferring Employee has notified Evoqua Singapore of any such pending or threatened grievance, dispute, claim or proceedings.

V.	China Employment and Employee Benefits Matters. The representations and warranties in this Section 3.13(V) applies exclusively to Evoqua China.
(g)    No person is employed or engaged by Evoqua China in respect of the MEMCOR® Product Line other than the China Transferring Employees and the China Transferring Employees are all employed by Evoqua China to work wholly or mainly in respect of the MEMCOR® Product Line.

(h)    In respect of each of the China Transferring Employees, Evoqua China has in all material respects:
(i)    performed all obligations required to be performed by it whether arising under contract, statute or regulation or otherwise (including any obligations to pay PRC Social Security Insurance and PRC Housing Fund for the China Transferring Employees as may be required under applicable Laws);
(ii)    paid all the withholding individual income tax to the competent tax authorities on behalf of China Transferring Employees as required under applicable laws;
(iii)    obtained all necessary work permits or residence permits for the China Transferring Employees as may be required under applicable Laws.
Section 3.14    Taxes

I.	Operating Sellers Taxes.
(a)    Each of the Operating Sellers has timely filed, or has had timely filed on its behalf, all material Tax Returns required to be filed with respect to or in relation to the MEMCOR® Product Line Assets (taking into account valid extensions to file such Tax Returns) and all such Tax Returns were true, complete and correct. All Taxes due and owing with respect to the MEMCOR® Product Line Assets (whether or not shown as due on such Tax Returns) have been timely paid in full.
(b)    All material Taxes that the Operating Sellers was required to withhold or collect with respect to or in relation to the MEMCOR® Product Line Assets have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Taxing Authority and the Operating Companies have complied with all information reporting and backup withholding provisions of applicable Law with respect to or in relation to the MEMCOR® Product Line Assets.
(c)    During the past three (3) years, no claim has been made in writing by a Taxing Authority in a jurisdiction where an Operating Seller does not file a Tax Returns that such Operating Seller is or may be subject to Tax by that jurisdiction with respect to or in relation to MEMCOR® Product Line Assets.
(d)    No deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority with respect to or in relation to the MEMCOR® Product Line Assets that has not been satisfied by payment, settled or withdrawn.
(e)    There are no pending Tax audits, examinations or judicial proceedings by or with any Taxing Authority with respect to or in relation to the MEMCOR® Product Line Assets. None of the Operating Sellers has received any written notice from any Taxing Authority that it intends to commence such an audit, examination or proceeding.

(f)    None of the Operating Sellers has (1) waived any statute of limitations with respect to Taxes relating to the MEMCOR® Product Line Assets or agreed to extend the period for assessment or collection of any such Taxes, which waiver or extension is still in effect (nor has any waiver been requested but not yet agreed to), (2) requested any extension of time within which to file any Tax Return with respect to or in relation to the MEMCOR® Product Line Assets, which Tax Return has not yet been filed, or (3) agreed to or is a beneficiary of any extension of time with respect to any assessment or collection of Tax deficiency or adjustment to any Tax Return with respect to or in relation to the MEMCOR® Product Line Assets, which extension is still in effect.
(g)    Other than Permitted Liens, there are no material Liens for Taxes on the assets of Operating Sellers.
(h)    All of the Operating Company Intellectual Property is owned or licensed by Evoqua LLC.

II.	Australian Taxes. During the period the AU Subsidiaries were owned by the Sellers beginning on 16 January 2014:
(a)    Each of the AU Subsidiaries has timely filed, or has had timely filed on its behalf (including as part of a consolidated tax return filed by the Head Company of the Consolidated Group of which the AU Subsidiaries are members), all income and other Tax Returns required to be filed by or with respect to the AU Subsidiaries, as applicable (taking into account valid extensions to file such Tax Returns), and all such Tax Returns are true, correct and complete with true and full disclosure of all relevant matters and including all information required by applicable Law.
(b)    All Taxes due and owing by or with respect to the AU Subsidiaries and the Head Company of the Consolidated Group (whether or not shown as due on such Tax Returns) have been timely paid in full.
(c)    No Taxes of the AU Subsidiaries or the Head Company of the Consolidated Group are being contested as of the date hereof, and there is no Action with respect to any Taxes by any Taxing Authority pending, proposed (tentatively or definitely), asserted or threatened in writing or, to the Knowledge of Sellers, contemplated, against the AU Subsidiaries or the Head Company of the Consolidated Group.
(d)    All assessments, whether original or amended, made by a Governmental Authority in respect of each AU Subsidiary and the Head Company of the Consolidated Group and all Tax Returns of the AU Subsidiaries and Head Company of the Consolidated Group accurately reflect any Liability for Tax of the AU Subsidiaries and the Head Company of the Consolidated Group for the period to which the assessment or Tax Return relates.
(e)    All notices and elections required to be given or made by the AU Subsidiaries or the Head Company of the Consolidated Group have been given or made and support the positions taken in the Tax Returns.
(f)    Neither the AU Subsidiaries nor the Head Company of the Consolidated Group have acted otherwise than in accordance with any advance opinion or private binding ruling issued to it by any Governmental Authority and has otherwise taken “reasonable care” and adopted “reasonably arguable positions” (within the meaning of those terms in the TAA) in relation to its liability to pay Tax.
(g)    All amounts required by Law to be deducted by or on behalf of the AU Subsidiaries or the Head Company of the Consolidated Group from any amount have been deducted and remitted to the relevant Governmental Authority within the time allowed by the relevant Tax Law.
(h)    The AU Subsidiaries and the Head Company of the Consolidated Group have complied with all their obligations under any applicable Tax Law.
(i)    The Head Company and all members of the Consolidated Group (including the AU Subsidiaries) have up to and including the Closing, kept and maintained proper and adequate records to enable them to comply with their obligations to:
(i)    prepare and submit any information, notices, computations, Tax Returns and payments required in respect of any Tax Law;
(ii)    prepare any accounts necessary for compliance with any Tax Law;
(iii)    support any position in relation to Tax; and
(iv)    retain necessary records as required by any Tax Law.
(j)    The Head Company and all members of the Consolidated Group (including the AU Subsidiaries) have not, as at the date of this Agreement, been party to any tax sharing agreement or tax funding agreement or any similar arrangement. If, prior to Closing, the Head Company and all members of the Consolidated Group enter into a tax sharing agreement then (i) that tax sharing agreement will comply with the terms of section 721-25 of the Tax Act, (ii) the AU Seller must promptly provide that tax sharing agreement to the Buyer after it is entered into and (iii) the AU Seller must procure the release of the AU Subsidiaries from any such tax sharing agreement prior to Closing on terms satisfactory to the Buyer (acting reasonably).
(k)    The Head Company of the Consolidated Group has complied with the franking credit requirements of the Tax Act (1997) and has kept proper records of franking debits and franking credits which are sufficient for the purposes of the Tax Act (1997) and give rise to a franking account balance in conformity with Part 3-6 of the Tax Act (1997).
(l)    The franking account of the Head Company of the Consolidated Group is not in deficit. Neither AU Subsidiary is liable, and has never been liable, to franking deficit tax.
(m)    The Head Company of the Consolidated Group has not entered into a transaction before Closing that will lead to a debit to its franking account after Closing.
(n)    Neither the Head Company of the Consolidated Group nor the AU Subsidiaries has been involved in any transaction the characterisation of or assessment of which for Tax would be the subject of any adjustment under provisions of any Tax Law (including, without limitation, under transfer pricing rules).
(o)    The Head Company of the Consolidated Group and the AU Subsidiaries have each maintained records which adequately support the transfer pricing treatment of any transactions to which transfer pricing rules apply (such as documentation that meets the requirements in Subdivision 284-E of Schedule 1 to the TAA).
(p)    The share capital account of each AU Subsidiary is a “share capital account” for the purposes of section 975-300 of the Tax Act (1997) and is not a “tainted share capital account” under Division 197 of the Tax Act (1997).
(q)    The commercial debt forgiveness provisions and limited recourse debt provisions contained in Divisions 245 and 243 of the Tax Act (1997) respectively have not applied to affect the tax attributes of an AU Subsidiary and will not apply to an AU Subsidiary for the income year during which Closing occurs.
(r)    No member of the Consolidated Group has entered into or been a party to any transaction which contravenes any anti-avoidance provisions of any Tax Law, including but not limited to, Part IVA of the Tax Act (1936).
(s)    The head company (within the meaning of the Tax Act of (1997)) of the Consolidated Group is WTG HoldCo Australia Pty Ltd.
(t)    Each AU Subsidiary:
(i)    Is (and has been since 16 January 2014) a member of the Consolidated Group and will continue to be so up to Closing; and
(ii)    Is not, and will not before Closing become, party to any tax funding greement or any similar agreement or arrangement (other than a tax sharing agreement described in Section 3.14(j)).
(u)    Tax consolidation information for Buyer. Within thirty (30) Business Days after Closing, the Seller must give Buyer all information reasonably needed to ascertain:
(i)    the tax cost setting amount (within the meaning of the Tax Act (1997)) for each asset of each AU Subsidiary; and
(ii)    the market value of each asset of an AU Subsidiary that is a liability owed to it by a member of the Consolidated Group on the AU Subsidiary ceasing to be member of the Consolidated Group.

III.	GST.
(v)    In this warranty, expressions which are not defined, but which have a defined meaning in GST Law, have the same meaning.

(w)    Evoqua AU is not and has never been registered for GST and is not and has never been required to be registered for GST
(x)    Evoqua AU Subsidiary is registered for GST and has an ABN.
(y)    Evoqua AU Subsidiary has complied with all of its obligation under the GST Law.
Section 3.15    Real Property.
(a)    Only the Real Property is used exclusively or primarily for the benefit of the MEMCOR® Product Line. The Real Property identified on Section 3.15(a) of the Seller Disclosure Schedules is owned, free and clear of all Liens, variances or limitations of any nature, by the owner identified thereon. The Seller Parties have made available to Buyer copies of the deeds and other instruments by which the owner of such Real Property acquired the Real Property and copies of all title insurance policies and surveys in the possession of any Seller Party or any Affiliate of any Seller Party relating to the Real Property. No Real Property is leased or licensed to any Person.
(b)    Section 3.15(b) of the Seller Disclosure Schedules sets forth a true, correct and complete list of the Leases, including, with respect to each Lease, a description of the premises leased, the Operating Company that leases the same, the name of each landlord, sublessor, or licensor and the captions and dates (including expiration date) of each Lease (including all amendments with respect thereto). True, correct and complete copies of each Lease have been made available to Buyer. Such Leases contain the entire agreement between the landlord, sublessor, or licensor, as applicable, of each of the Leased Real Properties and the applicable Operating Company, and there is no other Contract between the landlord, sublessor, or licensor, as applicable, and any Operating Company affecting such Leased Real Property. The Operating Companies have a valid leasehold estate (as lessee or sublessee) in all Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens, and the following:
(i)    zoning, building and other generally applicable land use restrictions which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and the Real Property which are not violated by the current use or occupancy of such Leased Real Property or Real Property or the operation of the MEMCOR® Product Line; and
(ii)    Liens that have been placed by a Third Party on the fee title of real property constituting Leased Real Property or Real Property over which the Operating Companies have easement rights, and subordination or similar agreements relating thereto.
(c)    No term or condition of any of the Leases has been modified, amended or waived except as shown in the copies provided to the Buyer.
(d)    Each Lease is a legal, valid and binding obligation of the applicable Operating Companies, as the case may be, and, to the Knowledge of Sellers, each other party to such Lease. Each Lease is enforceable against the applicable Operating Companies and, to the Knowledge of

Sellers, each other party to such lease or sublease in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception. Since January 1, 2019, no written notices of material default under any real property Lease have been sent or received by the Operating Companies or their respective Affiliates.
(e)    To Seller’s Knowledge, no Seller Party or Affiliate of any Seller Party has received written notice of any (i) condemnation, incorporation, annexation or similar proceeding or (ii) special assessments, reassessments or change in real property tax basis, in each case, with respect to the Real Property or Leased Real Property or any portion thereof.
(f)    The use of the Real Property and Leased Real Property for the purposes for which it is presently being used is permitted under applicable zoning requirements and as far as the Seller is aware, there is no deed, lease or other recorded or unrecorded restriction or legal impediment which prohibits or restricts the use of the Real Property or Leased Real Property for the current operations of the MEMCOR® Product Line.
(g)    The Real Property and the Leased Real Property constitute each and every parcel of real property or interest in real property owned or leased by the Seller Parties in connection with the MEMCOR® Product Line.
Section 3.16    MEMCOR® Product Line Assets Title. As of the Closing, the Operating Companies will, taking into account all Transaction Agreements (including, without limitation, the Transition Services Agreement, and all rights granted, services to be performed, actions to be, or permitted to be, taken thereunder, and the consummation of the Contemplated Transactions), have good title to, or have other legal rights to possess or use, all of the assets and properties (other than Intellectual Property or Technology which are addressed elsewhere in this Agreement) used or held for use in connection with the conduct of the MEMCOR® Product Line, free and clear of all Liens, other than Permitted Liens. The MEMCOR® Product Line Assets and the assets of the AU Subsidiaries include all material assets and properties owned, leased or licensed by Sellers and the AU Subsidiaries that are used to operate the MEMCOR® Product Line as currently conducted, subject, however, to giving effect to the Pre-Closing Transactions and taking into account all Transaction Agreements (including, without limitation, the Transition Services Agreement, and, for clarity, retention of Sellers’ Overhead and Support Services, Cash, insurance policies, real estate not owned or leased by the AU Subsidiaries, and the other enumerated Excluded Assets).
Section 3.17    IT Systems; Privacy and Data Security.
(a)    Each of the Operating Companies complies in all respects with all applicable Privacy and Information Security Requirements. None of the Operating Companies has received notice of any complaint, investigation or other inquiry from any Governmental Authority with jurisdiction for the past three years regarding any actual or possible violation of, or failure to comply with, any Privacy and Information Security Requirement by the Operating Companies with respect to the MEMCOR® Product Line. There is not currently pending or threatened and, within the past three (3) years, there has not been any Action against the Operating Companies alleging any violation of, or failure to comply with, any Privacy and Information Security Requirement with respect to the MEMCOR® Product Line.

(b)    Each of the Operating Companies has introduced and applied commercially reasonable data protection policies and procedures concerning the collection, use, storage, retention and security of personal data, and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures.
(c)    Each of the Operating Companies has maintained complete, accurate and up to date in all material respects records of all its personal data processing activities in compliance with any applicable Privacy and Information Security Requirement.
(d)    Each of the Operating Companies has complied with all data subject requests, including any requests for access to personal data, the cessation of specified processing activities or the rectification or erasure of any personal data, in each case in accordance with the requirements of any applicable Privacy and Information Security Requirement.
(e)    The Operating Companies currently provide reasonable and accurate notice of the MEMCOR® Product Line’s privacy and personal data collection and use policies on their website(s) and otherwise in accordance with applicable Laws in all material respects.
(f)    For the past three years, to the Knowledge of Sellers, no Person has, or is reasonably suspected to have, gained unauthorized access to or caused a security breach (including any loss of confidentiality, integrity, or availability) with respect to the Operating Company IT Systems in any material respect.
(g)    The transactions to be consummated hereunder as of the Closing will not cause or constitute a breach or violation of any Privacy and Information Security Requirement or any current privacy and personal data collection and use policies on Sellers’ websites and any other privacy notices, disclosures or public representations with respect to the MEMCOR® Product Line in effect for the past three years.
(h)    Each of the Operating Companies has implemented and maintained organizational, administrative, physical and technical safeguards reasonably necessary (but in no event less than commercially reasonable practices in the industry in which the MEMCOR® Product Line operates) to (i) secure the Operating Company IT Systems and MEMCOR® Products, and any Personal Information and MEMCOR® Product Line Data thereon, from unauthorized access and (ii) ensure the continued, uninterrupted, and error-free operation of the Operating Company IT Systems and MEMCOR® Products. The Operating Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the MEMCOR® Product Line as currently conducted.
(i)    None of the Operating Companies has experienced for the past three years any material disruption to, or material interruption in, the conduct of the MEMCOR® Product Line attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, substandard performance or other failure or deficiency on the part of any computer software, Operating Company IT Systems, or MEMCOR® Products. To the Knowledge of Sellers, the Operating Company IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to maliciously disable or erase software, hardware, or data. The Operating Companies are not in breach of any of its Contracts or licenses relating to Operating Company IT Systems.
(j)    No Operating Company has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which any Operating Company holds rights to any third-party Software, nor has received any notice of intent to conduct any such audit. For the Software developed by or on behalf for the MEMCOR® Product Line, (i) the applicable Operating Company has in its possession its source code in up-to-date appropriately catalogued versions that are accessible by its employees, (ii) the applicable Operating Company has in its possession documentation as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such Software by readily using the existing source code and documentation, and (iii) to the Knowledge of Sellers, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to the source code for such Software.
(k)    There is no Open Source Software contained in or used in the development of Embodiments of the Operating Company Intellectual Property, Operating Company IT Systems, Operating Company Technology or any product or service of the MEMCOR® Product Line.
Section 3.18    Insurance. Section 3.18 of the Seller Disclosure Schedules provides a summary of all insurance policies maintained for, at the expense of or for the benefit of, the AU Subsidiaries as of the date hereof, including in respect of each insurance policy, the policy name and amount of coverage. Each insurance policy is in full force and effect, all premiums due to date thereunder have been paid in full, and neither Sellers nor any Affiliate is in default with respect to any other obligations thereunder. No written notice of cancellation or nonrenewal, in whole or in part, with respect to any insurance policy currently in force has been received by the AU Subsidiaries as of the date hereof.
Section 3.19    Brokers. Except for Houlihan Lokey, whose fees shall be paid by Sellers, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Sellers, or any of their respective Affiliates in connection with any Transaction.
Section 3.20    Accounts Receivable; Accounts Payable. As of the Closing, with respect to the MEMCOR® Product Line:
(a)    All accounts receivable of the Operating Companies were acquired or arose from sales actually made or services actually performed in the Ordinary Course of Business that represent bona fide transactions and valid and enforceable claims, subject to no set off, counterclaim or Action and are collectible in accordance with their terms, except to the extent of (i) any specific reserves against such accounts receivable reflected in the Financial Statements and (ii) the allowance for doubtful accounts reflected in the Financial Statements. Any reserve provided for accounts receivable in the financial books and records of the Operating Companies has been computed in accordance with the Accounting Principles. The accounts receivable of the Operating Companies constitute all of the accounts receivable with respect to the MEMCOR® Product Line and do not include any accounts receivable with respect to any Other Seller Businesses.
(b)    All accounts payable of the Operating Companies arose in bona fide arm’s length transactions in the Ordinary Course of Business and no account payable is delinquent more than 90 days in its payment. The accounts payable of the Operating Companies constitute all of the accounts payable with respect to the MEMCOR® Product Line and do not include any accounts payable with respect to any Other Seller Businesses.
Section 3.21    Company Records; Bank Accounts. The Organizational Documents of the AU Subsidiaries and the original minute books and company registers, and other current and historical books and records of the AU Subsidiaries are complete and accurate in all material respects, and all proceedings and actions reflected in such books and records have been conducted or taken in compliance in all material respects with all applicable Laws and with the Organizational Documents of the AU Subsidiaries. Section 3.21 of the Seller Disclosure Schedules sets forth a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the AU Subsidiaries including the name and address of each bank branch and the names of those persons authorized to sign thereon as of the date of this Agreement.
Section 3.22    Anti-Corruption/OFAC/Anti-Money Laundering/Export Controls.
(a)    No Seller Party nor any of their respective Affiliates, nor any of their respective directors or officers, nor to the Knowledge of Sellers, any of their employees or other Persons that act for or on behalf of any Seller Party or any of their respective Affiliates has in the past five (5) years in connection with or relating to the MEMCOR® Product Line, the MEMCOR® Product Line Assets or any AU Subsidiary, violated the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other applicable anti-bribery law (collectively, the “Anti-Corruption Laws”). The Seller Parties have in place and maintain policies, procedures and controls with respect to the MEMCOR® Product Line that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws in each jurisdiction in which the MEMCOR® Product Line operates.
(b)    In the past five (5) years, no Seller Party nor any of their respective Affiliates, nor any of their respective directors or officers, nor to the Knowledge of Sellers, any of their employees or other Persons that act for or on behalf of any Seller Party or any of their respective Affiliates, in connection with or relating to the MEMCOR® Product Line, the MEMCOR® Product Line Assets or any AU Subsidiary, (i) has offered, promised, given or authorized the giving or will offer, promise, give or authorize the giving of money or anything else of value, whether directly or through another Person, to (A) any Public Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Public Official, in each of clauses (A) and (B) for the purpose of unlawfully influencing any action or decision of the Public Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Public Official to use his or her influence with any Governmental Authority to affect or influence any official act; or (ii) has or will make or authorize any other Person to make any unlawful payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of clauses (A) and (B), a person shall be deemed to have

“knowledge” with respect to conduct, circumstances or results if such person is aware of (x) the existence of or (y) a high probability of the existence of such conduct, circumstances or results. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office.
(c)    There is no pending or threatened investigation, inquiry, or enforcement Actions upon the MEMCOR® Product Line, the MEMCOR® Product Line Assets or any AU Subsidiary by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Law.
(d)    No Seller Party nor any of their respective Affiliates, nor any of their respective directors or officers, nor to the Knowledge of Sellers, any of their employees or other Persons that act for or on behalf of any Seller Party or any of their respective Affiliates has violated laws and regulations imposing economic sanctions measures administered by the U.S. Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (including the designation as a “Specially Designated National or Blocked Person” thereunder) or Her Majesty’s Treasury or otherwise. No Seller Party nor any of their respective Affiliates, nor any of their respective directors or officers, nor to the Knowledge of Sellers, any of their employees or other Persons that act for or on behalf of any Seller Party or any of their respective Affiliates, is a Person that is designated as a Specially Designated National or Blocked Person by OFAC. No Seller Party nor any of their respective Affiliates, nor any of their respective directors or officers, nor to the Knowledge of Sellers, any of their employees or other Persons that act for or on behalf of any Seller Party or any of their respective Affiliates, is, or is owned or controlled by one or more Persons that are: (i) the target of any sanctions administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. In the past five (5) years, no Seller Party nor any of their respective Affiliates has in connection with or relating to the MEMCOR® Product Line, the MEMCOR® Product Line Assets or any AU Subsidiary engaged in, or is now engaged in, directly or to the Knowledge of Sellers, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the target of Sanctions, in each case to the extent prohibited by Sanctions.
(e)    The MEMCOR® Product Line has been conducted in material compliance with all applicable anti-money laundering and financial record-keeping and reporting Laws. The Seller Parties and their respective Affiliates have maintained and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect in the transactions and dispositions of the MEMCOR® Product Line, and (ii) internal accounting controls reasonably designed to provide reasonable assurances that all transactions and access to assets of the MEMCOR® Product Line were, have been and are executed only in accordance with management’s general or specific authorization.

(f)    There is no pending or threatened investigation, inquiry, or enforcement Actions upon the MEMCOR® Product Line, the MEMCOR® Product Line Assets, the MEMCOR® Product Line Liabilities or any AU Subsidiary by any Governmental Authority or any customer regarding any actual or possible violation of any anti-money laundering or financial record-keeping and reporting Laws, and in the past five (5) years there has not been any such Action.
(g)    In the past five (5) years, each Seller Party and their respective Affiliates have conducted their import, export and trade transactions in connection with or relating to the MEMCOR® Product Line, the MEMCOR® Product Line Assets or any AU Subsidiary in material compliance with United States export control and sanctions laws, the import and export laws and regulations administered by Customs and Border Protection in the United States Department of Homeland Security, and export, sanctions, and customs Laws of the other countries (collectively, “International Trade Laws”).
(h)    In the past five (5) years, no Seller Party nor any of their respective Affiliates, nor any of their respective directors or officers, nor to the Knowledge of Sellers, any of their employees or other Persons that act for or on behalf of any Seller Party or any of their respective Affiliates, in connection with or relating to the MEMCOR® Product Line, the MEMCOR® Product Line Assets or any AU Subsidiary, has received any written or, to the Knowledge of Sellers, oral notice of noncompliance, written notice of noncompliance, formal complaints, or warnings from any Governmental Authority with respect to its compliance with International Trade Laws.
(i)    In the past five (5) years, no Seller Party nor any of their respective Affiliates, in connection with or relating to the MEMCOR® Product Line, the MEMCOR Product Line Assets or any AU Subsidiary, sold, exported, reexported, imported, transferred, or diverted any products, software, encryption related source code, object code, or technology (including products derived from or based on such technology) to or from any destination, entity, or Person, without obtaining prior authorization from the competent government authorities where required by any International Trade Laws.
Section 3.23    Customers and Suppliers. Section 3.23 of the Seller Disclosure Schedules lists (a) the name of the ten (10) largest suppliers (by dollar volume) of the MEMCOR® Product Line (the “Top Suppliers”) and (b) the name of the twenty (20) largest customers (by total contract value) of the MEMCOR® Product Line (the “Top Customers”), in each case, during the year ended September 30, 2019. To the Knowledge of Sellers, no Top Customer or Top Supplier has notified any Seller Party or Affiliate of any Seller Party in writing that it intends to terminate or not conduct business with Seller Party or Affiliate of any Seller Party in connection with MEMCOR® Product Line (such as an intention to terminate or not renew a Contract). No customer accounted for more than five percent (5%) of the total revenue of the MEMCOR® Product Line for the year ended September 30, 2019.
Section 3.24    Products.
(a)    Each product made, manufactured, distributed or sold by any Seller Party or any of their respective Affiliates, agents, distributors or others acting on behalf of any Seller Party in connection with the MEMCOR® Product Line (the “Products” and each a “Product”) (i) have been designed, manufactured, packaged, labeled and sold in compliance in all material respects with all applicable Laws and industry standards and, to the Knowledge of Sellers, no Seller Party has received notice of any alleged noncompliance in any material respect with any such Law or standard, (ii) complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Authority, and (iii) conforms to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. To the Knowledge of Sellers, there are no circumstances with respect to any MEMCOR® Product that would reasonably be expected to result in a Product recall.
(b)    To the Knowledge of Sellers, there is no design defect with respect to any Product. There have been no Product recalls (whether voluntary or involuntary) in the past five (5) years.
Section 3.25    Related Party Transactions. Other than the Transaction Agreements, Section 3.25 of the Seller Disclosure Schedules lists all Contracts, arrangements or understandings in connection with the MEMCOR® Product Line between any Operating Company, on the one hand, and on the other hand, (i) any other Seller Party or Affiliate of any other Seller Party, or (ii) any officer, manager, employee, director, stockholder or equityholder of any Seller Party or any Affiliate of any other Seller Party or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934) of any such officer, manager, employee, director, 5% or greater stockholder or equityholder (collectively, “Related Persons”). No amount is owed to or from any Related Person in connection with the MEMCOR® Product Line (excluding employee compensation and other ordinary incidents of employment). To the Knowledge of Sellers, no Related Person possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person which is a Top Customer or Top Supplier.Inventory. Subject to reasonable reserves for slow-moving, obsolete, outmoded or scrap inventory (all of which have been written down to net realizable value or for which adequate reserves have been provided), the Inventory consists of items of a quantity and quality historically useable and/or saleable in the Ordinary Course of Business (using sales practices consistent with the practices of the MEMCOR® Product Line). All Inventory is owned by a Seller or an AU Subsidiary free and clear of all Liens (other than Permitted Liens), no Inventory is held on a consignment basis and no Seller Party or any Affiliate of a Seller Party has repurchased inventory from its customers.
Section 3.26    No Additional Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND THE OTHER TRANSACTION DOCUMENTS, NONE OF SELLERS, ANY OF THE OPERATING COMPANIES, OR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES, ANY OF ITS OR THEIR REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO SELLER, THE OPERATING COMPANIES, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY EVALUATION MATERIAL OR AS TO THE FUTURE SALES, REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY AND ITS SUBSIDIARIES, OR ANY

REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE COMPANY.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that all of the statements contained in this ARTICLE IV are true as of the date hereof.
Section 4.01    Organization. Buyer is a Delaware corporation validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Buyer is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.02    Authorization; Validity of Agreement. Buyer has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Transaction Agreements and to consummate the Contemplated Transactions. The execution, delivery, and performance by Buyer of the Transaction Agreements, and the consummation by Buyer of the Contemplated Transactions, have been duly authorized by Buyer, and no other corporate actions on the part of Buyer are necessary to authorize Buyer’s execution, delivery, and performance of any Transaction Agreement or the consummation by Buyer of the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer. Assuming the due and valid authorization, execution and delivery of this Agreement by Sellers, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. Assuming the due and valid authorization, execution and delivery thereof by each other party thereto, each other Transaction Agreement (when executed and delivered by Buyer) shall constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.03    Consents and Approvals; No Violations. Neither the execution, delivery or performance by Buyer of the Transaction Agreements, nor the consummation by Buyer of the Contemplated Transactions, will (a) conflict with or violate any provision of any Organizational Documents of Buyer; (b) except with respect to consents required under the Contracts set forth in Section 4.03 of the Buyer Disclosure Schedules, result in a breach of, or constitute (with or without due notice, lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions, or provisions of any material Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; (c) violate any material Laws applicable to Buyer or any of its material properties or assets; or (d) except as set forth in Section 4.03 of the Buyer Disclosure Schedules and except for any required filings pursuant to the HSR Act] or other Antitrust Laws, require on the part of Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except, in the cases of clauses (b) through (d) of this Section 4.03, as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.04    Actions; Orders. There are no Actions before or by any Governmental Authority, or to the Knowledge of Buyer, investigations by any Governmental Authority, pending or, to the Knowledge of Buyer, threatened, against Buyer, nor are there any Orders naming Buyer, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.05    Foreign Person. Buyer is not a “foreign person” within the meaning of 31 C.F.R. § 800.216.
Section 4.06    Purchase for Investment.
(a)    Buyer is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act.
(b)    The Evoqua AU Shares will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof (or participation therein) in violation of the Securities Act. Buyer does not have any Contract with any Person to sell, transfer, or grant participations with respect to the Evoqua AU Shares.
(c)    Buyer acknowledges that the Evoqua AU Shares have not been registered under the Securities Act or under any state or foreign securities Laws.
Section 4.07    Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer who might be entitled to any fee or commission in connection with the Contemplated Transactions.
Section 4.08    No Additional Reliance. Buyer acknowledges and agrees that (i) none of Seller Parties, or any of their respective Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Operating Companies in ARTICLE III or in any of the other Transaction Documents, (ii) any claims Buyer may have under this Agreement for breach of a representation or warranty shall be based solely on the representations and warranties of the Operating Companies expressly set forth in ARTICLE III, and (iii) any claims Buyer may have under this Agreement for breach of a covenant shall be based solely on the covenants of Sellers expressly set forth in this Agreement. Except for the representations and warranties expressly set forth in ARTICLE III, none of Sellers, or any such Person’s respective Affiliates or Representatives, has made any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, projections, quality of earnings or other information regarding the MEMCOR® Product Line and the Operating Companies. Except for the representations and warranties expressly set forth in ARTICLE III (and then, in each case, only to the extent permitted in accordance with the limitations set forth in this Agreement) and in the other Transaction Documents, Buyer has not relied on any representation or warranty, express or implied, with respect to Sellers or the Operating Companies, the Evaluation Material, projections, quality of earnings or any other information provided or made available to Buyer in connection with the Contemplated Transactions.
ARTICLE V

PRE-CLOSING COVENANTS
Section 5.01    Conduct of the MEMCOR® Product Line Pending the Closing. From the date hereof until the earlier of the Closing Date or the termination of this Agreement (the “Pre-Closing Period”), except (A) as set forth in Section 5.01 of the Seller Disclosure Schedules, (B) as required by any Contract in existence as of the date of this Agreement or under applicable Law, (C) as otherwise expressly contemplated by this Agreement or the other Transaction Agreements, including with respect to the Pre-Closing Transactions provided in Section 5.09, or (D) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (1) the Operating Companies shall conduct the MEMCOR® Product Line, in all material respects, in the Ordinary Course of Business; and (2) the Seller Parties, with respect to the MEMCOR® Product Line, shall not:
(a)    transfer, issue, sell, authorize, encumber or dispose of any Equity Interests of the AU Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests of, or any stock appreciation, phantom stock or other similar right with respect to, the AU Subsidiaries;
(b)    effect any recapitalization, reclassification, or any other similar change in the capitalization of the AU Subsidiaries;
(c)    merge or consolidate with any Person or liquidate, dissolve or adopt a plan of complete or partial liquidation, dissolution, or other reorganization with respect to any Seller Party;
(d)    except as required by applicable Law, amend the Organizational Documents of the AU Subsidiaries (whether by merger, consolidation, or otherwise);
(e)    make any material change in any method of accounting or accounting practice with respect to the MEMCOR® Product Line, except as required by changes in GAAP, as agreed to by its independent public accountants, or as required by applicable Law;
(f)    sell, lease, sublease, license, sublicense, mortgage, pledge or otherwise encumber or dispose of. Abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any of the MEMCOR® Product Line Assets or other properties or assets used or held for use in connection with the MEMCOR® Product Line, except sales of inventory or obsolete equipment in the Ordinary Course of Business;

(g)    enter into any Contract that contains, or amend any Contract to contain, any covenant limiting the ability of any Operating Company to engage in any line of business, to compete with any Person or within any territory or to develop, market, distribute or sell of any of the products or services or any future line extension of such products or services;
(h)    declare, issue, make or pay any non-cash dividend or distribution of non-cash assets in respect of any Equity Interests of the AU Subsidiaries;
(i)    subject to ARTICLE VIII, make, change or revoke any Tax election, change any method of reporting with respect to Tax, nor file any amended Tax Return to the extent such election, change of method of reporting or amended Tax Return will, individually or in the aggregate, adversely affect Buyer or any of its Affiliates in a Tax period (or portion thereof) beginning after the Closing Date;
(j)    fail to pay any maintenance or similar fees or to take any action reasonably necessary to prevent the abandonment, loss or impairment of any material MEMCOR® Product Line Asset or other material asset or properties used or held for use in connection with the MEMCOR® Product Line;
(k)    with respect to any employee working for the MEMCOR® Product Line, (1) grant, increase (or commit to increase) or discretionarily accelerate the payment or vesting of any retention, change in control or termination pay, or (2) enter into any retention, change in control or termination pay Contract, (3) establish, enter into, adopt, terminate or amend any Employee Benefit Plan or any collective bargaining agreement or recognize any union, works council or other similar employee representative, or (4) grant any equity interest options, restricted equity interests or any other equity or equity-based awards to any employee working for the MEMCOR® Product Line, excluding in all circumstances any such action described under clauses (1), (2), (3) and (4) that is taken in accordance with applicable Law or the Ordinary Course of Business or under Sellers’ existing Employee Benefit Plans;
(l)    with respect to any employee working for the MEMCOR® Product Line fail to pay (1) any personal leave, annual leave or long service leave benefits that such employee has accrued but not used and in respect of which such employee would be entitled to receive in payment if he or she were to cease employment with Operating Sellers as of the Closing Date (including any financial Liability relating to or arising from any of the foregoing) (the “Assumed Leave Benefits”); including both accrued entitlements and pro rata entitlements for all Transferring Employees, regardless of their respective length of service with Operating Sellers; (2) all obligations to each such employee pursuant to any cash incentive or bonus program covering such employee as of the Closing Date for the applicable performance measurement period which includes the Closing Date; and (3) any severance benefits that such employee has accrued and would be entitled to receive if he or she were to cease employment with Operating Sellers as of the Closing Date;
(m)    terminate the employment of any employee working for the MEMCOR® Product Line, other than due to such employee’s death, disability (except where prohibited by Law), for cause (as reasonably determined by Sellers) or for poor performance;

(n)    hire any Person who is intended to be a full-time, exempt employee in the MEMCOR® Product Line whose base salary would be in excess of $150,000;
(o)    effectuate a “plant closing”, “mass layoff” or “relocation” (as such terms are defined under WARN) of employees working for the MEMCOR® Product Line;
(p)    agree, resolve or commit to do any of the foregoing.
provided, however, that, the foregoing notwithstanding, nothing in this Section 5.01 restricts the right of any Seller Party to terminate the employment of any individual employee, and AU Seller and the AU Subsidiaries may, at or prior to the Closing, (i) use all or any portion of Cash equivalents of the AU Subsidiaries to repay any Indebtedness of MEMCOR® Product Line or intercompany accounts with their Affiliates or declare and pay cash dividends with respect to the Equity Interests of the AU Subsidiaries; (ii) make cash contributions to the capital of the AU Subsidiaries; (iii) settle any intercompany accounts; or to (iv) take any action necessary to accomplish the foregoing in this proviso.
Section 5.02    Access to Information. During the Pre-Closing Period, Sellers will (a) give, and will cause the Operating Companies to give, Buyer and its Representatives such reasonable access, at reasonable times and during normal business hours, to the senior-management employees, offices, properties, books and records of the Operating Companies with respect to the MEMCOR® Product Line, as Buyer may reasonably request from time to time; and (b) furnish, and cause the Operating Companies to furnish, to Buyer and its Representatives such financial and operating data and other information relating to MEMCOR® Product Line, as Buyer may reasonably request from time to time; provided, that, (i) any actions to be performed by the Operating Companies at the request of Buyer pursuant to this Section 5.02 shall be performed only following reasonable prior written notice from Buyer to Sellers, in such manner as not to interfere unreasonably with the conduct of the MEMCOR® Product Line, and so as not to unduly burden the management team or resources of the MEMCOR® Product Line (it being agreed that the terms of such access shall be based on reasonable access procedures specified by Sellers or, as applicable, customers or suppliers (after taking into account any proposals made by Buyer in such regard)); and (ii) all out-of-pocket costs actually incurred by Sellers in connection with such actions shall be at the expense of Buyer. Notwithstanding the foregoing, without the prior written consent of Sellers, Buyer and its Representatives shall not be entitled to any such access, information or documents (A) to the extent that access to, or disclosure of, such information or documents would, pursuant to the advice of Sellers’ outside legal counsel, waive or jeopardize, or reasonably be expected to waive or jeopardize, the attorney-client privilege or the application of the attorney-work-product doctrine; (B) the disclosure of which is restricted by any Law or Order applicable to the Operating Companies; (C) the disclosure of which would violate the terms and conditions of any confidentiality or similar agreements between the Operating Companies, on the one hand, and a Third Party, on the other hand, including customers, vendors, and subcontractors; or (D) the disclosure of which would be reasonably expected to cause competitive harm to the Operating Companies, or any of its or their respective Affiliates if the Contemplated Transactions failed to be consummated. Sellers may elect to limit disclosure of any information to certain Persons designated as a “clean team” by Buyer (which Persons must be reasonably acceptable to Sellers). Notwithstanding anything to the contrary set forth in this Agreement, Buyer is not authorized to and shall not (and shall cause its Affiliates and their respective Representatives not to), (x) contact any customer, supplier or other material business relation of the Operating Companies in connection with the Contemplated Transactions; or (y) perform invasive or subsurface investigations of the Leased Real Property, in each case, prior to the Closing without the prior written consent of Sellers, which may be withheld for any or no reason. Buyer shall, and shall cause its Affiliates, financing sources and their respective Representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it, its Affiliates, financing sources, or any of their respective Representatives pursuant to this Section 5.02. In connection with the access rights granted by this Section 5.02, Buyer covenants and agrees, for itself and on behalf of its Affiliates that, prior to Closing, it and they will not enter into any agreements with any officers, directors, or employees of the Operating Companies without Sellers’ prior written consent. Without limiting the foregoing, it is acknowledged and agreed that certain Contracts of MEMCOR® Product Line may contain confidentiality or non-disclosure provisions requiring the specific approval of customers or other Persons for disclosure of the terms thereof to Buyer and its Representatives. Sellers shall also cooperate in good faith with Buyer to identify and implement an alternative means, if and to the extent permitted by applicable Law and to the extent necessary in connection with the Contemplated Transactions, for Buyer to be granted access to (1) such Contracts (or the pertinent terms, conditions, provisions and/or information set forth in such Contracts) if any applicable approvals with respect to such Contracts, if required, have not been received; and (2) any documents or information to which Buyer is not granted access pursuant to this Section 5.02 due to prohibitions under applicable Law or the terms of any confidentiality or similar agreements.
Section 5.03    Notices from Governmental Authorities. During the Pre-Closing Period, Seller Parties shall promptly notify Buyer of any notice or other communication from any Governmental Authority to any Seller Party in connection with the Contemplated Transactions.
Section 5.04    Affiliate Transactions. Except as set forth in Section 5.04 of the Seller Disclosure Schedules or as otherwise expressly provided in this Agreement, Sellers shall cause, effective as of the Closing, (a) each Affiliate Contract related to the MEMCOR® Product Line (including, as applicable, those related to management and similar fees payable by the Operating Companies to Sellers or any Affiliate thereof) to be terminated, without any post-Closing liability or obligation of Buyer or any Affiliate thereof (including the AU Subsidiary), and (b) all non-trade intercompany balances and accounts between or among the Seller Parties and/or any Affiliate of any Seller Party shall be settled or otherwise eliminated without any further liability to a Buyer or any Affiliate thereof (including the AU Subsidiary).
Section 5.05    Updates to the Seller Disclosure Schedules. During the Pre-Closing Period, each of Sellers shall have the right (but not the obligation) to supplement or amend, by written notice delivered to Buyer, the Seller Disclosure Schedules, if and to the extent applicable, with respect to any matter hereafter arising or of which Sellers or the Operating Companies first becomes aware after the date hereof. In such event, such written notice shall not be deemed to have amended the Seller Disclosure Schedules, or to have qualified the representations and warranties contained in ARTICLE III for any purposes hereunder, including for the purpose of determining whether the conditions specified in Section 9.02(a) have been satisfied; provided, however, that if

Buyer shall have a right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days of its receipt of such written notice, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under ARTICLE X with respect to such matter. From the date hereof through the Closing, each of Buyer and Sellers shall promptly give written notice to the other Parties if it breaches any of its representations, warranties, covenants, or obligations contained in this Agreement if such breach (a) has resulted in, or would reasonably be expected to result in, the failure of any condition set forth in ARTICLE IX; or (b) has prevented or materially impeded, interfered with, hindered or delayed, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the Contemplated Transactions.
Section 5.06    Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, including the specific requirements set forth in Section 5.07, Buyer and Sellers will use their respective commercially reasonable efforts to take, or cause to be taken, including by causing any Affiliates to take, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions, including (a) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all registrations, filings, applications, and notices that are necessary, proper, or advisable to consummate the Contemplated Transactions; and (b) obtaining and maintaining all consents, approvals, or waivers from any Governmental Authority or other Third Party that are necessary, proper, or advisable to consummate the Contemplated Transactions. Sellers, Buyer and their respective Affiliates to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions.
Section 5.07    Certain Filings/Consents.
(a)    During the Pre-Closing Period, Sellers and Buyer shall (i) cooperate with each other (A) in determining whether any action, consent, approval, or waiver of, or registration, filing, or application with, or giving of any notice to, any Governmental Authority or other Person (whether a party to a Material Contract or otherwise), in addition to those set forth in Section 5.07 of the Seller Disclosure Schedules, is necessary or advisable in connection with the consummation of the Contemplated Transactions; and (B) in obtaining any action, consent, approval, or waiver, or making a registration, filing, or application with, or giving any notice to, any Person identified pursuant to clause (A) of this sentence or Section 5.07(c) or set forth in Section 5.07 of the Seller Disclosure Schedules; and (ii) seek to use their respective commercially reasonable efforts to obtain, make, or give any of the foregoing on a timely basis. Without limiting the foregoing or the provisions so Section 2.15, Sellers shall use their best efforts to obtain the consent to the assignment of the contract identified on Section 5.07 of the Seller Disclosure Schedules as expeditiously as reasonably possible after the date of this Agreement (but without having to pay money, incur liability or renegotiate the terms of such contract). If Sellers are unable to obtain such consent within thirty (30) days after the date of this Agreement, Sellers and Buyer shall in good faith begin to explore alternatives for Sellers to obtain the raw material supplies under such contract for the benefit of Buyer at a purchase price equal to Sellers’ cost.

(b)    Notwithstanding the foregoing or anything else herein to the contrary, no action, consent, approval, or waiver of, any of the contract identified on Section 5.07 of the Seller Disclosure Schedules or the other Seller Disclosure Schedules shall be a condition to the obligations of any of the Parties to Close hereunder.
(c)    In furtherance and not in limitation of the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement, Sellers and Buyer each shall proceed diligently and use their commercially reasonable efforts to (i) make or cause to be made, all filings required of such Party or any of its Subsidiaries or Affiliates under Antitrust Laws with respect to the Contemplated Transactions as promptly as practicable and in any event within five (5) Business Days after the date of this Agreement; (ii) comply with or otherwise resolve, at the earliest practicable date, any request from any other Governmental Authority for additional information, documents, or other materials under Antitrust Laws in respect of such registrations, filings, applications, or notices or the Contemplated Transactions; and (iii) cooperate with the other Parties in connection with preparing, making, or giving any such registration, filing, application or notice (including providing copies of all such documents or materials to the other Parties prior to making or giving any such registration, filing, application, or notice and considering all reasonable additions, deletions, or changes suggested by the other Parties in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any Antitrust Laws, with respect to any such registration, filing, application, or notice or the Contemplated Transactions. Each Party shall use commercially reasonable efforts to, as promptly as practicable, furnish to the other Parties all information, documents, or other materials required for any registration, filing, application, or notice to be made by the other Parties pursuant to Antitrust Law in connection with the Contemplated Transactions. No Party shall independently participate in any formal or substantive meeting or discussion with, or hearings before, any Governmental Authority in respect of any such registrations, filings, applications, notices, investigations, or other inquiries without giving the other Parties reasonable prior notice of the meeting, discussion, or hearing and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to applicable Law, the Parties hereto will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party relating to Actions under Antitrust Laws in connection with the Contemplated Transactions. Each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.07 or otherwise as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the Parties to whom such materials or information is provided and will not be disclosed by such outside counsel to employees, officers, or directors of such Party or any Affiliate thereof, unless express written permission is obtained in advance from the source of the materials. Each Party will cause prompt notification to be provided to the other Parties when it obtains, takes, makes, or gives any consent, approval, action, registration, filing, or notice referred to in clause (i) of the first sentence of this Section 5.07(c), and will advise the other Parties of any oral or written communications and, unless precluded by applicable Law, provide copies to the other Parties of any such written communications (or written summaries of any oral communications) with any Governmental Authority regarding any of the Contemplated Transactions. Buyer shall be fully responsible for any and all costs and expenses (including filing and similar fees) related to filing under Antitrust Laws.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall take, and shall cause its Affiliates to take, any of the following actions necessary to obtain any necessary approvals, or to obtain the expiration of any waiting or suspension period under Antitrust Laws, or to obtain written notification from the Australian Competition and Consumer Commission that it does not propose to intervene in the Transaction and to prevent the initiation of any lawsuit by any Governmental Authority under any Antitrust Laws or to prevent the entry of any Order that would otherwise make the Contemplated Transactions unlawful: (i) Buyer shall or shall cause its Affiliates to license intellectual property of the MEMCOR® Product Line to manufacture globally but to sell in Australia only; (ii) Buyer shall or shall cause its Affiliates to terminate, amend or assign existing relationships or contractual rights and obligations involving counterparties headquartered in Australia, or regarding the Australian operations of other counterparties; (iii) Buyer shall or shall cause its Affiliates to change or modify any course of conduct or make any commitment (to any Governmental Authority or otherwise) regarding future operations of Buyer or the Operating Companies to the extent such future operations are sited in Australia or affect business conducted in Australia; or (iv) Buyer shall or shall cause its Affiliates to otherwise take or commit to take any actions that would limit Buyer’s or any of its Affiliates’ freedom of action with respect to one or more of Buyer’s or its Affiliates’ businesses, product lines, licenses, operations, rights, or assets, to the extent such actions are related to the conduct of Buyer’s business in Australia; provided, however, that, with respect to each of the foregoing, in no event shall Buyer or its Affiliates (x) be required to divest the manufacturing assets of the MEMCOR® Product Line, (y) be required to license any Intellectual Property of the Water Solutions business of Buyer or its Affiliates (excluding with respect to the manufacture globally but sale in Australia only of the MEMCOR® Product Line), or (z) be prohibited from selling in any jurisdiction other than Australia or from manufacturing the MEMCOR® Products. If, despite the foregoing, any Action is instituted (or threatened to be instituted) challenging the Contemplated Transactions as violative of any Antitrust Law, Buyer shall, and shall cause its Affiliates to, take any and all actions necessary to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the Contemplated Transactions, including efforts to defend, contest, or otherwise resist any Action, including any Action seeking a temporary restraining order or preliminary injunction, or Order by any Governmental Authority or private party, challenging the Contemplated Transactions.
Section 5.08    Public Announcements. No Party shall issue any press release or public announcement concerning this Agreement or the Contemplated Transactions without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless, in the reasonable judgment of such Party, disclosure is otherwise required by applicable Law (including the United States securities Laws and employment Laws); provided, that, to the extent any such disclosure is required by applicable Law, the Party intending to make such disclosure shall use commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect to the content and timing of any such disclosure before such disclosure is made.
Section 5.09    Pre-Closing Transactions. Prior to the Closing Date, Sellers shall, and shall cause their Affiliates to effect and carry out the Pre-Closing Transactions in accordance with the restructuring steps set forth in Section 5.09 of Schedule A and applicable Law, at Sellers’

expense. Sellers shall prepare, as promptly as practicable following the date of this Agreement, drafts of the transfer agreements, assignment agreements, and other relevant documentation pursuant to which the Pre-Closing Transactions shall be effected and carried out (collectively, the “Pre-Closing Transactions Documents”). Sellers shall, prior to or at the Closing, deliver to Buyer all fully executed Pre-Closing Transactions Documents.
Section 5.10    Exclusivity. During the Pre-Closing Period, the Seller Parties shall not, and shall cause their respective Affiliates and each of their respective Representatives not to, take, or permit any other Person on its behalf to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any Contract with, any Person (other than Buyer and its Affiliates and Representatives) concerning any sale or disposition of the MEMCOR® Product Line (including any MEMCOR® Product Line Assets), other than assets sold in the Ordinary Course of Business, or other transaction the consummation of which would prevent, impede or delay the consummation of the transactions contemplated by this Agreement. The Seller Parties shall, and shall cause their respective Affiliates and each of their respective Representatives to, terminate any and all negotiations or discussions with any third party (other than Buyer and its Affiliates and Representatives) regarding any Alternative Transaction.
Section 5.11    Information Technology. As soon as practical after the execution of this Agreement, but no later than the Closing Date, the Parties shall develop a written plan which sets forth the steps reasonably required to make an orderly, logical and (upon completion of IT migration) physical separation of Sellers’ information technology systems and data that are not included in the MEMCOR® Product Line Assets from the information technology systems and data that is included in the MEMCOR® Product Line Assets (i.e., local IT systems and IT equipment used in the Windsor, Australia facility), and the transfer or replacement of licenses and maintenance agreements not included in the MEMCOR® Product Line Assets (“IT Migration Plan”).
ARTICLE VI

POST-CLOSING COVENANTS
Section 6.01    Access. From and after the Closing Date, in connection with any reasonable business purpose (including the preparation or amendment of Tax Returns, financial statements, U.S. Securities and Exchange Commission or bank regulatory reporting obligations, or the determination of any matter relating to the rights or obligations of Sellers or any of their Affiliates under any Transaction Agreement), upon reasonable prior notice, and except as determined in good faith to be necessary to preserve any applicable privilege (including the attorney-client privilege) or comply with any contractual confidentiality provisions, each Party shall, and cause their respective Affiliates, and each such Person’s respective Representatives to (a) consistent with Section 6.04, afford the other Party, its Affiliates and their respective Representatives, at the other Party’s expense, reasonable access, during normal business hours of, to the properties, books and records of such Party and its Affiliates in respect of the MEMCOR® Product Line, (b) furnish to the other Party, its Affiliates and their respective Representatives, at the other Party’s expense, such additional financial and other information regarding the MEMCOR® Product Line as such other Party, its Affiliates or their respective Representatives may from time to time reasonably request and (c) make available to the other Party, its Affiliates and their respective Representatives, at the other Party’s expense, those employees of the such Party whose assistance, expertise, testimony, notes or recollections, or presence may be necessary to assist the other Party, its Affiliates or their respective Representatives in connection with its inquiries for any purpose referred to above, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of such Party or any of its Affiliates; and provided, further, that the auditors and accountants of such Party or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.
Section 6.02    Rights to Retained Names and Marks.
(a)    Except as otherwise provided in this Section 6.02, as applicable to the MEMCOR® Product Line, Buyer and its Affiliates (including, following the Closing, the AU Subsidiaries) shall not use the Retained Names and Marks. As promptly as practicable following the Closing, but in no event later than twelve (12) months after the Closing Date, Buyer and its Affiliates shall cease using the Retained Names in any form, except as expressly permitted by the terms and conditions of the Transition Services Agreement, by removing all references to the Retained Names from all manner of the operation of the business. During such time period, Buyer may exhaust only its inventory of MEMCOR® Product Line Assets referencing the Retained Names in existence as of immediately prior to Closing. Except as set forth above, Buyer shall not otherwise use or exploit the Retained Names. Notwithstanding anything herein to the contrary, all rights to the Retained Names shall after the date hereof be the sole and exclusive property of Sellers.
(b)    Buyer, for itself and its Affiliates, agrees that after the Closing Date, Buyer and its Affiliates (including, following the Closing, the AU Subsidiaries) (i) will not expressly, or by implication, do business as or represent themselves as Evoqua LLC or its Affiliates, and (ii) will cooperate with Sellers or any of their respective Affiliates in terminating any Contracts pursuant to which Evoqua LLC licenses any Retained Names and Mark to customers. Buyer and its Affiliates shall take all necessary action to ensure that other users of any Retained Names and Marks, whose rights terminate pursuant to this Section 6.02, shall cease use of the Retained Names and Marks as applicable to the MEMCOR® Product Line.
Section 6.03    Directors’ and Officers’ Indemnification; Insurance.
(a)    From and after the Closing through the sixth (6th) anniversary of the Closing Date, Buyer shall, and shall cause the AU Subsidiaries to, (i) indemnify, defend and hold harmless, all of their respective past and present directors and officers of the AU Subsidiaries (collectively, the “D&O Indemnified Parties”) against any and all Liabilities incurred in connection with any Action, whether civil, criminal, administrative, or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director or officer of the AU Subsidiaries, or is or was serving at the request of the AU Subsidiaries, as applicable, as a director or officer of any other Person, whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Contemplated Transactions), and provide advancement of expenses to the D&O Indemnified

Parties (within fifteen (15) days of receipt by Buyer or the AU Subsidiaries, as applicable, from a D&O Indemnified Party of a request therefor), in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses before the Closing by the AU Subsidiaries, as applicable, pursuant to its certificate of incorporation, bylaws, other comparable Organizational Documents and indemnification agreements, if any, in existence before the Closing; and (ii) without limitation of clause (i) of this sentence, to the fullest extent permitted by applicable Law, include and cause to be maintained in effect the provisions regarding elimination of Liability of directors, and indemnification of and advancement of expenses to directors and officers contained in the certificates of incorporation, bylaws, and other comparable Organizational Documents of the AU Subsidiaries.
(b)    The obligations of Buyer, and the AU Subsidiaries under this Section 6.03 shall not be terminated, amended, or modified in any manner so as to adversely affect any D&O Indemnified Party (including his or her successors, heirs, and legal representatives) to whom this Section 6.03 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.03 applies shall be Third Party beneficiaries of this Section 6.03, and this Section 6.03 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs, and legal representatives and shall be binding on all successors and assigns of Seller, Buyer, and the AU Subsidiaries).
(c)    If Buyer or, following the Closing, the AU Subsidiaries, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer, the AU Subsidiaries, or any such Person’s respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 6.03.
(d)    The rights of the D&O Indemnified Parties under this Section 6.03 shall be in addition to any rights such D&O Indemnified Parties may have under the Organizational Documents of the AU Subsidiaries, or under any applicable Contracts or Laws, and Buyer shall, and shall cause the AU Subsidiaries to, honor and perform under all indemnification agreements entered into by the AU Subsidiaries, as applicable.
Section 6.04    Preservation of Books and Records.
(a)    Sellers and their Affiliates shall have the right to retain copies of all books and records of Sellers, and the MEMCOR® Product Line relating to periods ending on or before the Closing Date. Buyer agrees that it shall use its commercially reasonable efforts to preserve and keep all original books and records in respect of Sellers and the MEMCOR® Product Line in the possession of Buyer or its Affiliates (including the AU Subsidiaries) for at least the longer of (i) any applicable statute of limitations and (ii) a period of six (6) years from the Closing Date.
(b)    During such six-year or longer period, (i) Representatives of Sellers and its Affiliates shall, upon reasonable written notice and for any reasonable and good faith business purpose that is communicated in writing to Buyer, have access during normal business hours to examine, inspect, and copy such books and records and (ii) Buyer shall provide to Sellers or its Affiliates access to such original books and records of Sellers or the MEMCOR® Product Line as Sellers or its Affiliates shall reasonably request in connection with any Action, except any Action where Sellers or its Affiliates, on the one hand, is directly adverse to Buyer or its Affiliates (including the AU Subsidiaries), on the other hand, or in connection with the requirements of any Law applicable to Sellers or any of their Affiliates (except as determined in good faith to be necessary to (x) ensure compliance with any applicable Law, (y) preserve any applicable privilege (including the attorney-client privilege), or (z) comply with any contractual confidentiality obligations). Sellers or its Affiliates, as applicable, shall return such original books and records to Buyer or its applicable Affiliates as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence.
(c)    If so requested by Buyer, any of Sellers or its applicable Affiliates to which Buyer or its Affiliates (including the AU Subsidiaries) is providing information pursuant to this Section 6.04 shall enter into a customary joint defense agreement in form and substance reasonably satisfactory to Sellers with Buyer or such Affiliate with respect to any information to be provided to Sellers or its Affiliate pursuant to this Section 6.04.
Section 6.05    Cooperation in Litigation.
(a)    In the event and for so long as Sellers or any of their Affiliates are actively contesting or defending against any Third Party or Governmental Authority involving the MEMCOR® Product Line, Buyer and its Affiliates will reasonably cooperate in good faith with Sellers and their counsel in such contest or defense, make available its personnel at reasonable times and upon reasonable written notice, and provide such testimony and access to its books and records as may be reasonably requested in writing in connection with such contest or defense, all in a reasonably timely manner and at the cost of the requesting party.
(b)    In the event and for so long as Seller, Buyer, or any of their respective Affiliates is actively contesting or defending against any Third Party or Governmental Authority involving the Operating Companies, Seller, Buyer, and their respective Affiliates, as the case may be, will reasonably cooperate in good faith with the contesting or defending party and its counsel in such contest or defense, make available its personnel at reasonable times and upon reasonable written notice, and provide such testimony and access to its books and records as may be reasonably requested in writing in connection with such contest or defense, all in a reasonably timely manner and at the cost of the requesting party.
Section 6.06    Post-Closing Receipts. If, after the Closing Date, Sellers or any of their Affiliates (including the Operating Companies), on the one hand, or Buyer or any of its Affiliates, on the other hand, receives any funds applicable to the MEMCOR® Product Line belonging to non-receiving Party or its Affiliates in accordance with the terms of any Transaction Agreement, then in each case, the receiving Party will, or will cause its Affiliates to, promptly advise the non-receiving Party or its applicable Affiliates, will segregate and hold such funds (net of any Taxes paid or to be paid by the recipient of such funds in connection therewith) in trust for the benefit of the non-receiving Party or its Affiliates, and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party or its Affiliates or designees.
Section 6.07    Confidentiality.
(a)    Buyer acknowledges that, in the course of its and its Affiliates investigation of Sellers, the MEMCOR® Product Line and the assets owned by the Operating Companies, Buyer, and its Representatives have become aware of Seller Confidential Information, and that its use of such Seller Confidential Information, or communication of such Seller Confidential Information to Third Parties (in each case, other than, after the Closing, any Seller Confidential Information related to Sellers, or the MEMCOR® Product Line), could be detrimental to Sellers or its Affiliates. Buyer covenants that, for the two-year period following the Closing Date, it shall, and shall cause its Affiliates and Representatives to, maintain in confidence and not disclose or use such Seller Confidential Information without Sellers’ prior written consent; provided, however, Buyer, its Affiliates, and Representatives may disclose Seller Confidential Information, to the extent permitted by applicable Law, (i) to its Representatives in connection with the performance of Buyer’s or its applicable Affiliate’s obligations under this Agreement or the Transaction Agreements, (ii) in connection with Buyer’s or its applicable Affiliate’s enforcement of Buyer’s or its applicable Affiliate’s rights, as applicable, hereunder or under any other Transaction Agreements, (iii) in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over Buyer, its Affiliates, or Representatives, or (iv) as requested or required (by applicable Law, regulation, stock exchange rule, or subpoena, civil investigative demand or similar process), subject to the further provisions of this Section 6.07. If Buyer or any of its Affiliates or Representatives are requested or required (by Law, regulation, stock exchange rule, or subpoena, civil investigative demand or similar process) to disclose any such Seller Confidential Information, Buyer will promptly notify Sellers in order to permit Sellers (at their sole cost and expense) to seek a protective order or take other appropriate action. In such circumstances, Buyer will reasonably cooperate in Sellers’ efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Seller Confidential Information. If, in the absence of a protective order, Buyer, any of its Affiliates or their respective Representatives are, based on the advice of Buyer’s outside legal counsel, required as a matter of Law to disclose such Seller Confidential Information, then Buyer, such Affiliate, or such Representative may disclose to the party requesting or requiring disclosure or as it orders only that part of such Seller Confidential Information as is required by Law to be disclosed and will use commercially reasonable efforts to obtain confidential treatment therefor. Upon Sellers’ request, Buyer will, at its election, return or destroy, and cause its Affiliates and Representatives to return to Sellers or destroy, all such Seller Confidential Information provided by or on behalf of Sellers and destroy all Seller Confidential Information prepared by Buyer or its Affiliates or Representatives.
(b)    Each Seller acknowledges that in connection with the operation of the MEMCOR® Product Line and the ownership of the assets used or held for use in MEMCOR® Product Line each Seller, its Affiliates and its Representatives have or will become aware of MEMCOR® Confidential Information. Each Seller acknowledges that its, its Affiliates’ or its Representatives’ use of such MEMCOR® Confidential Information or communication of such MEMCOR® Confidential Information to Third Parties, could be detrimental to Buyer or its

Affiliates. Each Seller covenants that, for the two-year period following the Closing Date, it shall, and shall cause its Affiliates and Representatives to, maintain in confidence and not disclose or use MEMCOR® Confidential Information without Buyer’s prior written consent; provided, however, each Seller, its Affiliates, and Representatives may disclose MEMCOR® Confidential Information, to the extent permitted by applicable Law, (i) to its Representatives in connection with the performance of such Seller’s or its applicable Affiliate’s obligations under this Agreement or the Transaction Agreements, (ii) in connection with such Seller’s or its applicable Affiliate’s enforcement of such Seller’s or its applicable Affiliate’s rights, as applicable, hereunder or under any other Transaction Agreements, (iii) in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over such Seller, its Affiliates, or Representatives, or (iv) as requested or required (by applicable Law, regulation, stock exchange rule, or subpoena, civil investigative demand or similar process), subject to the further provisions of this Section 6.07(b). If a Seller or any of its Affiliates or Representatives are requested or required (by Law, regulation, stock exchange rule, or subpoena, civil investigative demand or similar process) to disclose any such MEMCOR® Confidential Information, such Seller will promptly notify Buyer in order to permit Buyer (at its sole cost and expense) to seek a protective order or take other appropriate action. In such circumstances, such Seller will reasonably cooperate in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such MEMCOR® Confidential Information. If, in the absence of a protective order, such Seller, any of its Affiliates or their respective Representatives are, based on the advice of such Seller’s outside legal counsel, required as a matter of Law to disclose such MEMCOR® Confidential Information, then such Seller, such Affiliate, or such Representative may disclose to the party requesting or requiring disclosure or as it orders only that part of such MEMCOR® Confidential Information as is required by Law to be disclosed and will use commercially reasonable efforts to obtain confidential treatment therefor. Upon Buyer’s request, each Seller will, at its election, return or destroy, and cause its Affiliates and Representatives to return to Buyer or destroy, all such MEMCOR® Confidential Information.
Section 6.08    Non-Compete.
(a)    Except as otherwise provided in subparagraph (b) below, each Seller shall not, and shall cause its Affiliates not to, in any manner whatsoever during the period from the Closing Date to the earlier of (x) the second (2nd) anniversary of the Closing Date, and (y) the occurrence of a Change of Control of Evoqua Water Technologies Corp. (the “Restricted Period”), anywhere in the world, either individually or in partnership or jointly or in conjunction with any other Person, manufacture microfiltration and ultrafiltration, low pressure, hollow fiber membrane modules of the type currently manufactured by the Operating Companies in the MEMCOR® Product Line for use in the physical removal of non-dissolved contaminants from water for drinking water and wastewater applications (the “Restricted Manufacturing Activity”).
(b)    Notwithstanding any provisions or restrictions contained in this Section 6.08, nothing in this Section 6.08 shall prohibit or restrict a Seller, or its Affiliates, from:

(i)    owning as a passive investment less than five percent (5%) in the aggregate of the publicly traded voting securities of any entity that engages in the Restricted Manufacturing Activity;
(ii)    acquiring, owning and operating a Person the activities of which consist of Restricted Manufacturing Activity so long as such activities contribute less than either 30% or $20 million of the consolidated total revenues of such Person measured for the twelve (12) month period ended immediately prior to the date of such acquisition; and
(iii)    being acquired by one or more Persons that engage in the Restricted Manufacturing Activity.
(c)    For purposes of this Agreement, “Change of Control” of a Person means (a) the acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than such Person or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of the combined voting power of such Person’s then outstanding voting securities, or (b) the sale of all or substantially all the assets of such Person and its subsidiaries taken as a whole.
(d)    Sellers shall provide prompt written notice to Buyer of a Change of Control of Evoqua Water Technologies Corp.
Section 6.09    Employee Non-Solicit. During the period from the Closing Date to the earlier of (x) the one (1st) anniversary of the Closing Date, and (y) the occurrence of a Change of Control of Evoqua Water Technologies Corp., each Seller shall not, and shall cause such Seller’s Affiliates not to, either individually or in partnership, jointly or in conjunction with any other Person, directly or indirectly solicit, hire, engage, retain the services of (as an employee, consultant, independent contractor or otherwise) any employee of the MEMCOR® Product Line immediately prior to Closings, without the prior written consent of Buyer, provided that the foregoing shall not apply to general advertising, web postings or a solicitation program (including through search firms) that are not specifically targeted at Buyer’s (or its Affiliate’s) employees, consultants or independent contractors and any hiring of Persons who respond to such advertising, postings or programs.
Section 6.10    Reasonableness of Covenants. Sellers acknowledge and agree with Buyer that: (a) Section 6.08 or Section 6.09 are reasonable in the circumstances and are necessary to protect the value of the business acquired by Buyer; (b) Sellers will receive a substantial financial benefit as a result of the transactions contemplated by this Agreement; Section 6.08 or Section 6.09 were a material inducement for Buyer to enter into this Agreement; the breach by any Seller of any of the provisions of Section 6.08 or Section 6.09 would cause serious and irreparable harm to Buyer and the MEMCOR Product Line which could not adequately be compensated for in damages; and (c) the principles of law to be applied to the interpretation of Section 6.08 or Section 6.09 are those that generally apply to restrictive covenants given by a seller on the sale of a business. Sellers consent to and agree that Buyer shall be entitled to an order specifically enforcing the provisions of Section 6.08 or Section 6.09, or an order of injunction being issued against it restraining it from any breach of such provisions. The provisions of this Section 6.10 shall not derogate from any other remedy which Buyer may have in the event of such a breach.
Section 6.11    Further Assurances.
(a)    From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge, and deliver all reasonable further conveyances, notices, assumptions, releases, and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Contemplated Transactions as may be reasonably requested by the other Party; provided, however, that nothing in this Section 6.11(a) shall require either Party or its Affiliates to expend any money, commence, or participate in any Action or incur Liabilities with respect to, or to offer or grant any accommodation (financial or otherwise) to any Third Party following the Closing.
(b)    In furtherance, and not by way of limitation, of the foregoing, if after the Closing, (i) any Party or any of such Party’s Affiliates discovers that any of the assets (other than Intellectual Property or Technology) of the AU Subsidiaries that are not primarily or exclusively used, or held for use, in the MEMCOR® Product Line as currently conducted, as conducted during the period covered by the Financial Statements (taking into account ordinary course and recurring changes and other immaterial changes to the MEMCOR® Product Line during or subsequent to such period), and as contemplated to be conducted at the Closing were inadvertently or mistakenly contributed to the AU Subsidiaries, then Buyer shall, and shall cause its Affiliates (including the AU Subsidiaries) to (A) promptly cease using such assets and (B) cooperate with Sellers to transfer or assign such assets to Sellers (or their designee(s)) with no requirement of additional consideration to the fullest extent permitted by applicable Law, and execute and deliver any amendments or supplements to the Transaction Agreements to transfer such assets to Sellers (or its designee(s)) effective as of the Closing Date, and (ii) any Party or any of such Party’s Affiliates discovers that any of the assets (other than Intellectual Property or Technology) primarily or exclusively used, or held for use, in the MEMCOR® Product Line as currently conducted, as conducted during the period covered by the Financial Statements (taking into account ordinary course and recurring changes and other immaterial changes to the MEMCOR® Product Line during or subsequent to such period), and as contemplated to be conducted at the Closing were inadvertently or mistakenly not retained by, or not transferred to, the AU Subsidiaries, then Sellers shall, and shall cause its Affiliates to, (A) promptly cease using such assets and (B) cooperate with Buyer to transfer or assign such assets to Buyer (or its designee(s)) with no requirement of additional consideration to the fullest extent permitted by applicable Law, and execute and deliver any amendments or supplements to the Transaction Agreements to transfer such assets to Buyer effective as of the Closing Date. The Parties agree to use their commercially reasonable efforts to structure any transfer of assets referred to in the immediately preceding sentence in a manner that minimizes Taxes and is equitable from a legal perspective for the Parties and the AU Subsidiaries.
(c)    If after the Closing, (i) any Party or any of such Party’s Affiliates discovers any Intellectual Property or Technology owned by Sellers as of the Closing that is used, or held for use, primarily or exclusively in the business of Sellers or any of their Affiliates (excluding the MEMCOR® Product Line) as conducted on the Closing Date, as conducted during the period covered by the Financial Statements (taking into account ordinary course and recurring changes and other immaterial changes to the such business during or subsequent to such period), and as contemplated to be conducted on the Closing Date that was inadvertently or mistakenly assigned or licensed to Buyer, then Buyer shall, and shall cause its Affiliates to, cooperate with Sellers to license such Intellectual Property or Technology to Sellers (or its designee(s)) with no requirement of additional consideration to the fullest extent permitted by applicable Law, and execute and deliver any amendments or supplements to the Transaction Agreements to license such Intellectual Property or Technology to Sellers (or their designee(s)) effective as of the Closing Date, (ii) any Party or any of such Party’s Affiliates discovers any Intellectual Property or Technology owned by Sellers or their Affiliates as of the Closing, that is primarily or exclusively used, or held for use, in the MEMCOR® Product Line (but, in the case of patents, exclusively used or held for use in the MEMCOR® Product Line and owned by Sellers or its Affiliates as of the Closing Date) as conducted on the Closing Date, as conducted during the period covered by the Financial Statements (taking into account ordinary course and recurring changes and other immaterial changes to the MEMCOR® Product Line during or subsequent to such period), and as contemplated to be conducted on the Closing Date that was inadvertently or mistakenly not assigned or licensed to Buyer, then Sellers shall, and shall cause its Affiliates to, cooperate with Buyer to assign such Intellectual Property or Technology to Buyer (or its designee(s)) with no requirement of additional consideration to the fullest extent permitted by applicable Law and execute and deliver any amendments or supplements to the Transaction Agreements to assign such Intellectual Property or Technology to Buyer (or its designee(s)) effective as of the Closing Date, or (iii) any Party or any of such Party’s Affiliates discovers any Intellectual Property or Technology owned by Sellers or its Affiliates as of the Closing that is used, or held for use, primarily or exclusively in the MEMCOR® Product Line as conducted on the Closing Date, as conducted during the period covered by the Financial Statements (taking into account ordinary course and recurring changes and other immaterial changes to the MEMCOR® Product Line during or subsequent to such period), and as contemplated to be conducted on the Closing Date, and that was inadvertently or mistakenly not assigned or licensed to the AU Subsidiaries or Buyer, then Sellers shall, and shall cause its Affiliates to, cooperate with Buyer to license such Intellectual Property or Technology to Buyer (or its designee(s)) with no requirement of additional consideration to the fullest extent permitted by applicable Law, and execute and deliver any amendments or supplements to the Transaction Agreements to license such Intellectual Property or Technology to Buyer (or its designee(s)) effective as of the Closing Date. For clarity, except as provided in clause (ii) of this Section 6.11(c), neither Party shall be obligated to transfer or assign any Intellectual Property or Technology pursuant to this Section 6.11(c).
Section 6.12    Surety Arrangements.
(a)    At or after the Closing Date, but for the period beginning from the Closing Date, Buyer shall indemnify and hold harmless Sellers and any of its Affiliates as third party beneficiaries from and against any and all Liabilities arising out of or in connection with any Surety Arrangements and any and all present and future obligations and Liabilities of Sellers or any of its Affiliates arising under or in connection with such Surety Arrangements, including Seller’s fees and other direct costs of carrying such Surety Arrangements, payable in arrears within ten (10) Business Days of the date of receipt of the invoice for the respective calendar quarter. Buyer shall also procure that Sellers and any of its Affiliates be fully released by the beneficiaries and issuers of the respective Surety Arrangements from any Surety Arrangements by the first anniversary of the Closing Date, it being understood that Buyer’s obligation to procure such release shall continue to exist after such period to the extent such release has not yet been achieved.
(b)    As long as and to the extent Sellers and any of its Affiliates are not fully released from the Surety Arrangements by the first anniversary of the Closing Date, Buyer shall pay to Sellers a monthly fee equal to (i) Seller’s fees and other direct costs of carrying such Surety Arrangements, plus (ii) a monthly fee equal to 50 basis points per annum of the nominal amount guaranteed in respect of each such Surety Arrangement outstanding as of the last day of each calendar month, payable quarterly in arrears within ten (10) Business Days of the date of receipt of the invoice for the respective calendar quarter. For each year after the Closing Date commencing on the second anniversary of the Closing Date, the amount of the monthly fee in clause (ii) of the immediately preceding sentence shall increase (per year) by 50 basis points per annum.
(c)    For the avoidance of doubt, with effect as of Closing neither Sellers nor Sellers’s Affiliates shall have any obligation to provide new Surety Arrangements or extend any existing Surety Arrangements nor to assume or extend any obligations or liabilities in connection with any of the Surety Arrangements.
Section 6.13    Insurance. At the Effective Time, all of Sellers’ insurance coverage applicable to the AU Subsidiaries and the MEMCOR® Product Line and the MEMCOR® Product Line Assets shall terminate. Buyer shall, or shall cause one or more Buyer Designee to, replace all of the insurance identified on Section 3.18 of the Seller Disclosure Schedules, and any other desired insurance coverage, with Buyer’s own insurance coverage, effective at the Effective Time.
ARTICLE VII

EMPLOYEE MATTERS
Section 7.01    Employment of All Transferring Employees.
(a)    Terms and Conditions of Employment. Buyer or a Buyer Designee shall offer employment to all employees of an Operating Company (not already employed by an AU Subsidiary) working primarily in the MEMCOR Product Line.  For a period of at least one (1) year following the Closing Date, each Continuing Employee shall be entitled to receive, while in the employ of Buyer (which employment shall be “at will” unless otherwise specified by contract or applicable law), the AU Subsidiaries, or any of its respective Affiliates, at least the same salary and wages and substantially comparable bonus opportunities as were provided to such employee immediately prior to the Closing Date (“Comparable Employment”). The term “other material terms and conditions” in the immediately preceding sentence is limited to practices that, if changed or eliminated, could reasonably give rise to a claim against Sellers or its Affiliates on or following the Closing for monetary damages under applicable Law or Contract. In addition, for a period of at least one (1) year following the Closing Date, Buyer shall, or shall cause its Affiliates (including the AU Subsidiaries) to provide each Continuing Employee, while in the employ of Buyer (which employment shall be “at will” unless otherwise specified by contract or applicable law), with employee benefits in the aggregate that are comparable to the employee benefits provided to such

Continuing Employee under the applicable Employee Benefit Plans in effect immediately prior to the Closing Date; provided, that, for purposes of this covenant, pension benefits under Tax-qualified and non-Tax qualified defined benefit pension plans, retiree health benefits, stock options, and other equity awards shall be disregarded.
(b)    Vacation and Paid Time Off. For a period of at least one (1) year following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide vacation benefits to Continuing Employees while they are in the employ of Buyer or its Affiliates that are comparable to those provided under the applicable vacation program of Sellers and its Affiliates; provided, however, that, for a period of at least one (1) year following June 30, 2019 (unless a longer period is required by Law), each Continuing Employee shall be entitled to an annual credit of at least the number of vacation days such Continuing Employee was entitled to be credited with annually under the applicable vacation program of Sellers or its Affiliates immediately prior to the Closing Date, which annual credit shall be offset against any entitlement to vacation days under the applicable vacation policy or program of Buyer. Effective as of the Closing Date, Buyer shall, or shall cause its Affiliates to, assume or retain, as the case may be, all obligations of Sellers and their Affiliates for the accrued and unused vacation and paid time off of Transferring Employees and Former MEMCOR® Product Line Service Providers, and shall reimburse Sellers or their Affiliates (other than the AU Subsidiaries) for any such accrued and unused vacation and paid time off required to be paid by any of them to Transferring Employees or Former MEMCOR® Product Line Service Providers. Sellers and their Affiliates shall have no obligation or Liability to pay or provide any vacation or paid time off payments claimed by Transferring Employees on or after the Closing Date to the extent such obligation or Liability is reflected in the calculation of the Purchase Price.
(c)    Severance Benefits. Notwithstanding anything to the contrary in this Agreement, Buyer shall, or shall cause its Affiliates to, provide severance benefits to any Continuing Employee who is laid off or terminated during the one-year period following the Closing Date in an amount that is equal to the severance benefits provided under the severance arrangements of Buyer applicable to similarly situated employees, in each case to be calculated, however, on the basis of such Continuing Employee’s compensation and accrued service with Buyer on and after the Closing Date.
(d)    Credit for Service. Buyer shall, or shall cause its Affiliates to, credit Continuing Employees for service earned or credited on and prior to the Closing Date with Sellers and their Affiliates (including the AU Subsidiaries), or any of their respective predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting, or the calculation of vacation, sick days, severance, layoff and comparable benefits (but not for purposes of defined benefit pension benefit accruals) under any retirement or other employee benefit plan, program, or arrangement of Buyer or any of its Affiliates for the benefit of the Continuing Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided, that, nothing herein shall result in a duplication of benefits with respect to the Continuing Employees.
(e)    Health Coverage, Pre-existing Conditions; Coordination. Effective on the Closing Date, Buyer or its Affiliates shall have established a group health plan or plans providing coverage to each Continuing Employee (and his or her eligible dependents) that provides the same type of group health plan benefits as provided to such Continuing Employee under the applicable group health Employee Benefit Plan under which such Continuing Employee is eligible immediately prior to the Closing Date. In addition, and without limiting the generality of this Section 7.01(e): (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all benefit plans, programs, agreements and arrangements of Buyer and its Affiliates (the “Buyer Benefit Plans”) to the extent coverage under such Buyer Benefit Plan replaces coverage under a comparable Employee Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Buyer shall cause (A) all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Employee Benefit Plan, and (B) any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an Employee Benefit Plan during the portion of the plan year prior to the Closing Date to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan. The above notwithstanding, any waiver or other obligations of Seller with respect to pre-existing conditions shall be subject to, and limited by, applicable Law.
(f)    Termination. Nothing in this Section 7.01 restricts the right of Buyer to terminate the employment of any Continuing Employee.
(g)    WARN Act. Buyer and Seller shall cooperate in good faith with each to provide any notice required under the WARN Act or similar state or local laws, and Buyer shall timely provide Seller with all information required to issue any such notices required prior to the Closing Date. Buyer will be responsible for providing any notification that may be required after the Closing under the WARN Act or similar state or local laws, with respect to any U.S. Transferring Employees.
Section 7.02    U.S. Plans.
(a)    No Assumption of Seller Employee Benefit Plans. Except as otherwise specifically provided in the Agreement, Buyer and its Affiliates shall not assume any obligations under or Liabilities with respect to, or receive any right or interest in any trusts relating to, the Seller Employee Benefit Plans.
(b)    Participation in Seller Employee Benefit Plans. Buyer acknowledges and agrees that, (i) all Transferring Employees shall cease, effective as of the Closing Date, any participation in and any benefit accrual under each of the Seller Employee Benefit Plans, and (ii) Transferring Employees may continue after the Closing Date to participate, in accordance with, and subject to, their eligibility under the terms of the applicable Seller Employee Benefit Plans as in effect from time to time under the Seller Employee Benefit Plans that provide health, disability, severance, worker’s compensation, life insurance, or comparable benefits with respect to claims incurred by Transferring Employees and their respective eligible spouses, dependents or qualified beneficiaries, as applicable, on or prior to the Closing Date. Buyer shall, or shall cause its Affiliates to, reimburse Sellers promptly for any payments under clause (ii) of the immediately preceding sentence, upon receipt of periodic billing for such amounts, as well as accrued and unpaid insurance premiums and other amounts as of the Closing Date relating to the Seller Employee Benefit Plans with respect to Transferring Employees.
(c)    Seller Savings Plan. As soon as practicable (and in no event later than 120 days) after the Closing Date, Buyer shall establish, or cause Transferring Employees to establish, one or more defined contribution savings plans intended to qualify under sections 401(a) and 401(k) of the Code, or designate one or more existing defined contribution savings plans sponsored by Buyer or any of its Subsidiaries, that are so qualified (such plans, collectively and separately, “Buyer Savings Plan”). Buyer shall cause the Buyer Savings Plan to accept the direct or indirect rollover of any “eligible rollover distribution” (as defined under Section 402(c) of the Code) distributed to any Transferring Employee from a Seller Employee Benefit Plan, including any outstanding loan balance.
(d)    Seller FSA Plans. With respect to any Continuing Employees who, immediately prior to the Effective Time, are participants in a health or dependent care flexible spending account plan maintained by Sellers or one of their Affiliates (collectively, the “Seller FSA Plans”): (i) if Buyer or one of its Affiliates maintains a general purpose health flexible spending account plan (a “GPHFSA Plan”), Buyer shall, or shall cause one of its Affiliates to, affect an FSA Transfer of the accounts of such Transferring Employee under Sellers’ GPHFSA Plan to the GPHFSA Plan of Buyer or one of its Affiliates; (ii) if Buyer or one of its Affiliates maintains a limited purpose health flexible spending account plan (a “LPHFSA Plan”), Buyer shall, or shall cause one of its Affiliates to, effect a FSA Transfer of the accounts of such Continuing Employee under Sellers’ LPHFSA Plan to the LPHFSA Plan of Buyer or one of its Affiliates; and (iii) if Buyer or one of its Affiliates maintains a dependent care flexible spending account plan (a “DCFSA Plan”), Buyer shall, or shall cause one of its Affiliates to, affect a FSA Transfer of the accounts of such Continuing Employee under Sellers’ DCFSA Plan to the DCFSA Plan of Buyer or one of its Affiliates. For purposes of this section, an “FSA Transfer” involves Buyer or one of its Affiliates (A) effectuating the elections of the Continuing Employees in effect under the applicable Seller FSA Plans immediately prior to the Closing Date and (B) assuming responsibility for administering and paying under the applicable plans of Buyer or one of its Affiliates all eligible reimbursement claims of the Continuing Employees incurred in the calendar year in which the Closing Date occurs that are submitted for payment on or after the Closing Date, whether such claims arose before, on or after the Closing Date. As soon as practicable following the Closing Date, the following clause (1) or (2) shall apply, if applicable: (1) Sellers shall cause to be transferred to Buyer an amount in cash equal to the positive difference, if any, of (x) the sum of all contributions to the applicable Seller FSA Plans made with respect to the calendar year in which the Closing Date occurs by or on behalf of the Continuing Employees prior to the Closing Date, reduced by (y) the sum of all claims incurred by Continuing Employees under the applicable Seller FSA Plans in the calendar year in which the Closing Date occurs that are submitted for payment prior to the Closing Date or (2) Buyer shall cause to be transferred to Sellers an amount in cash equal to the positive difference, if any, of (x) the sum of all claims incurred by Continuing Employees under the applicable Seller FSA Plans in the calendar year in which the Closing Date occurs that are submitted for payment prior to the Closing Date, that are in excess of (y) the sum of all contributions to the applicable Seller FSA Plans made with respect to the calendar year in which the Closing Date occurs by or on behalf of the Continuing Employees prior to the Closing Date.
Section 7.03    AU Benefit Plans. Buyer or its Affiliates shall assume, or cause the AU Subsidiaries to continue, as the case may be, sponsorship of, and all obligations with respect to, each of its respective Employee Benefit Plans, and shall assume or discharge all obligations attributable to such Transferring AU Employees.
Section 7.04    International Transferring Employees.
(a)    Terms and Conditions of Employment. In the case of Transferring Employees primarily employed outside the United States (the “International Transferring Employees”), Buyer and its Affiliates shall, in addition to meeting the requirements of Section 7.01, comply with any additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the transfer of the MEMCOR® Product Line or otherwise; provided, that, neither Buyer nor any of its Affiliates is required by this Section 7.04(a) to provide any International Transferring Employee with a defined benefit pension except as required by applicable Law.
(b)    Singapore matters. With respect to the Singapore Transferring Employees, the following additional clauses shall apply:
(i)    further to Section 7.01, the Parties are aware that the employment agreements of the Singapore Transferring Employees will be transferred to Buyer on their existing terms and conditions of employment with effect from Closing by operation of law with recognition of their length of service with Evoqua Singapore pursuant to section 18A of the Singapore Employment Act;
(ii)    Evoqua Singapore shall perform and discharge all of its obligations in respect of the Singapore Transferring Employees, relating to their employment in the period before and up to and including the Closing Date;
(iii)    Evoqua Singapore shall, as soon as it is reasonable before the Closing Date, carry out consultations with the Singapore Transferring Employees and shall notify them of (A) the fact that the transfer is to take place, the approximate date on which it is to take place and the reasons for it; (B) the implications of the transfer for the Singapore Transferring Employees; (C) the measures that Evoqua Singapore and/or Buyer envisages will be taken in respect of the transfer (if any); and
(iv)    Buyer shall, as soon as it is reasonable, give Evoqua Singapore such information so as to enable Evoqua Singapore to perform its obligations in Section 7.04(b)(iii).

Section 7.05    International Benefit Plans. As of the Closing Date, Buyer or its Affiliates provide substantially similar benefits to those offered under, the International Benefit Plans.
Section 7.06    Impermissibility; Good Faith. In the event that any provision of this ARTICLE VII is not permissible under any Law or practice, the Parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.
Section 7.07    Cooperation and Assistance.
(a)    Mutual Cooperation by Sellers and Buyer. After the Closing Date, Sellers and Buyer shall, and each shall cause their respective Affiliates to, cooperate with the other Party and their respective Affiliates to provide such current information regarding Transferring AU Employees or Former MEMCOR® Product Line Service Providers on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, such employees (and their spouses and dependents, as applicable) under the Employee Benefit Plans. Such cooperation obligation shall expire on the third anniversary of the Closing Date.
(b)    Claims Assistance. To the extent requested by Sellers or any of their Affiliates, Buyer shall, and shall cause its Affiliates to, permit Continuing Employees to provide such assistance to Sellers and their Affiliates, at the sole cost and expense of Sellers and their Affiliates, as may be required in respect of claims against Sellers, or their respective Affiliates, whether asserted or threatened, to the extent that, in Sellers’ opinion, (i) a Continuing Employee has knowledge of relevant facts or issues, or (ii) a Continuing Employee’s assistance is reasonably necessary in respect of any such claim. Such claims assistance obligation shall expire on the third anniversary of the Closing Date.
(c)    Employee Information and Consultation.
(i)    Prior to the Closing Date, Sellers and Buyer shall, and each shall cause its Affiliates to, cooperate in good faith with the other Party and its Affiliates to comply with all other information and consultation requirements arising in relation to Transferring AU Employees and any employee Representative from or in connection with the Contemplated Transactions.
(ii)    Sellers shall give reasonable access to Representatives of Buyer to participate in such information and consultation.
(iii)    Buyer shall, and shall cause its Subsidiaries to, provide, or cause to be provided, to Sellers and their Affiliates, such information as Sellers or their Affiliates may reasonably request to perform their respective obligations to undertake all appropriate or legally required provision of information or documentation to, or consultations, discussions, or negotiations with, employee Representatives which represent any employees which may be affected by the Contemplated Transactions as soon as practicable following such request.

Section 7.08    Employee Data Protection.
(a)    Buyer shall, and shall cause its Affiliates to, comply with all applicable Laws regarding the maintenance, use, sharing, and processing of Seller Personal Data, including (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for Processing of the data after the Closing Date, and (ii) taking any other steps necessary to ensure compliance with local data protection Laws, including the execution of any separate agreements with Sellers or their Affiliates to facilitate the lawful Processing of certain Seller Personal Data (such agreements to be executed before or after the Closing Date, as necessary).
(b)    Buyer shall, and shall cause its Affiliates to, share and otherwise Process Seller Personal Data only on a need-to-know basis, only as legally permitted, and only to the extent necessary to perform its obligations under the Transaction Agreements or Sellers’ or its Affiliates’ further written instructions. Buyer and its Affiliates shall use reasonable, technical, and organizational measures to ensure the security and confidentiality of Seller Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access, or loss. Buyer agrees that, before the Closing Date, neither it nor its Affiliates shall disclose any Seller Personal Data to Third Parties without the express written approval of Sellers or their Affiliates, unless required by applicable Law. Buyer or its Affiliates shall immediately inform Sellers or their Affiliates of any breach of this security and confidentiality undertaking, unless prohibited from doing so by applicable Law.
(c)    Notwithstanding the foregoing, if Buyer’s Affiliate that will acquire Evoqua China’s assets hereunder is not a Chinese entity, the Transferring Employee’s consent for transferring the Transferring Employee’s personal information from Evoqua China to Buyer of Evoqua China will be required. If Buyer’s Affiliate that will acquire Evoqua China’s assets hereunder is a Chinese entity, the Transferring Employee’s personal information will be processed and accessible by such Chinese Affiliate within China, and Evoqua China shall inform the Transferring Employee that the Transferring Employees’ personal information will be transferred to such Chinese Affiliate.
Section 7.09    Interpretation. Notwithstanding anything in this ARTICLE VII to the contrary, this ARTICLE VII will not operate to (a) require Buyer, Sellers or their Affiliates to maintain any employee benefit plan in effect following the Closing Date for their employees, including the Continuing Employees, (b) be construed to mean the employment of any employee of Buyer, Sellers or their Affiliates, including any Continuing Employees or Transferring Employees, is not terminable by Buyer, Sellers or their Affiliates at will at any time, with or without cause, for any reason or no reason, (c) amend any employee benefit plan sponsored by Buyer, Sellers or their Affiliates or (d) create any third party rights of causes of action for any person, including any Continuing Employees or Transferring Employees.
ARTICLE VIII

TAX MATTERS

I.	Non-Australian Taxes.

Section 8.01    Liability for Taxes. The Operating Sellers shall be liable for, and indemnify and hold Buyer harmless from, any and all Excluded Taxes, together with the amount of Loss which arises from, or relates to, any of the Excluded Taxes. Buyer shall be liable for, and indemnify and hold the Operating Sellers harmless from, all Taxes associated with the MEMCOR® Product Line Assets and the conduct of the MEMCOR® Product Line for the Post-Closing Tax Period and all Taxes associated with the MEMCOR® Product Line Assets and the conduct of the MEMCOR® Product Line for a Straddle Period that are apportioned to the portion of such period beginning after the Closing Date under Section 8.02, except to the extent that any Taxes result from, or are attributable to, a breach of the Tax Warranty.
Section 8.02    Apportionment of Taxes. In the case of any Straddle Period, all property and ad valorem Taxes and assessments on the MEMCOR® Product Line Assets for any Straddle Period shall be prorated between Operating Sellers and Buyer, as of the close of business on the Closing Date based on the best information then available, with (i) Operating Sellers being liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and such Taxes shall be allocable to the Pre-Closing Tax Period and (ii) Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of property Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Operating Sellers and Buyer. All prorations under this Section 8.02 shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to the Operating Sellers based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Buyer based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated on or prior to the Closing Date, be calculated and paid as soon as practicable thereafter. Any refunds of property and ad valorem Taxes with respect to the MEMCOR® Product Line Assets for any Straddle Period actually received will be apportioned between Buyer and Operating Sellers in a manner consistent with the allocation of Taxes as set forth in this Section 8.02.
Section 8.03    Cooperation and Records. After the Closing Date, the parties shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding relating to Taxes. Such cooperation shall include the retention and (upon the other party’s request and at such other party’s cost and expense) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Except as otherwise provided in this Section 8.03, access to, use of, and destruction of such records shall be in accordance with Section 6.04.
Section 8.04    Contest Provisions. If, after the Closing, Buyer or any of its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes, assessments or proceedings concerning Taxes with respect to which Operating Sellers may incur indemnification liability under this Agreement (a “Tax Proceeding”), Buyer shall promptly notify Operating Sellers of the Tax Proceeding in writing and in any event within ten (10) days after receiving the notice of the Tax Proceeding, provided, however that the failure to provide such notice shall not excuse the Seller Parties from their indemnification obligations under this Agreement except to the extent that the Operating Sellers are actually and materially prejudiced as a result of such failure. Operating Sellers shall have the right to represent its interests in any Tax Proceeding and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Operating Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, a Tax Proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Except as provided in the next sentence, Buyer, at its expense, shall be entitled to participate in any Tax Proceeding. Notwithstanding anything to the contrary in this Agreement, Buyer shall not (i) be entitled to participate in any Tax Proceeding with respect to a consolidated, combined, affiliated or unitary Tax Return which includes Operating Sellers or any Affiliate of a member of the group filing such Tax Return; or (ii) be entitled to any information regarding or copy of any Tax Return described in the immediately preceding clause (i) (or portion thereof). This Section 8.04 and not Section 10.02 (other than Section 10.02(d)) shall apply in determining the handling and control of a Tax Proceeding.
Section 8.05    Transfer Taxes. All sales, use, transfer, documentary, stamp, registration, value added and other similar Taxes (“Transfer Taxes”) that are payable in connection with the sale of the MEMCOR® Product Line Assets pursuant to this Agreement shall be borne by the party that is subject to such Taxes under applicable Law. The party required by applicable Laws to file any Tax Returns and other documentation with respect to any such Taxes shall prepare and file such Tax Returns, and Buyer and Operating Sellers shall, and shall cause their Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns and other documentation. For the avoidance of doubt, Transfer Taxes shall not include income Taxes.
Section 8.06    Certain Tax Elections. Buyer or its Affiliates (including, following the Closing, the AU Subsidiaries) may make an election pursuant to Section 338 of the Code (or any similar provision of U.S. state, local or non-U.S. law) with respect to the Contemplated Transactions.

II.	Australian Taxes.
Section 8.07    Post-Closing Actions. Except as otherwise provided under Law, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the AU Subsidiaries) to (a) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the AU Subsidiaries that were originally due on or before the Closing Date, and (b) take, or permit the AU Subsidiaries to take, any action relating to Taxes, or that could create a Tax liability, on the Closing Date after the Closing that is outside the Ordinary Course of Business consistent with past practice other than as expressly contemplated by this Agreement or with the prior consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).
Section 8.08    Tax Indemnity. Subject only to the qualifications in this Section 8.08, Section 8.11 and Section 8.12, the Sellers shall indemnify the Buyer Group and the AU

Subsidiaries for, and pay to the Buyer on demand, the Tax Claim Amount and the amount of all costs and expenses in respect of any Tax Claim, without duplication, to the extent that it:
(a)    relates to any period or part period that ends on or before Closing; or
(b)    arises as a result of or in respect of, or by reference to, any event, act or failure to act that occurs, or is deemed to occur, on or before or because of Closing; or
(c)     is payable by the AU Subsidiaries arising out or in connection with, a breach of any Tax Warranty; or
(d)    arises as a result of the AU Subsidiaries being members of a consolidated group or a MEC group (as those terms are defined in the Tax Act (1997)) or having been a member of a GST group or GST joint venture.
Section 8.09    Tax Enquiries or Audits by Governmental Authority.
(a)    If the Buyer or the AU Subsidiaries receives any written communication or notice from any Governmental Authority of Tax Enquiry:
(i)    relating to the AU Subsidiaries;
(ii)    wholly or partially in relation to the period before Closing; and
(iii)    that may lead to a circumstance as a result of which the Buyer may make a Tax Indemnity Claim, then the Buyer must, or the Buyer must cause the AU Subsidiaries to, promptly notify the Seller of that fact in writing within fifteen (15) Business Days after receipt of the Tax Enquiry, giving details of the Tax Enquiry and the amount (or an estimate) of any applicable Tax Claim (to the extent that the amount of the Tax Claim is known or can be reasonably estimated by the Buyer), provided, however, that the failure to provide such notification shall not relieve the Seller of its indemnification obligations under this Agreement, except to the extent the Seller is actually and materially prejudiced as a result of such failure.
(b)    Subject to the Sellers complying in full with their obligations under Section 8.09(c) where a Tax Enquiry under Section 8.09(a) or Tax Claim relates wholly to the period before Closing, the Sellers may:
(i)    control all discussions and communications with the relevant Governmental Authority in relation to the Tax Enquiry; and
(ii)    subject to the Sellers paying the Tax Claim Amount in full pursuant to Section 8.08, conduct, defend and settle any Tax Claim against or in respect of the AU Subsidiaries, and the Buyer must, or the Buyer must cause the AU Subsidiaries to, at the request of the Sellers, provide all such assistance as is reasonably necessary to defend or assist in the defence of the Tax Claim.
and the Buyer:
(iii)    except where required under applicable Law, must not, and must ensure the AU Subsidiaries do not, admit anything or agree to anything with any Governmental Authority in connection with any such Tax Enquiry or Tax Claim without the Sellers’ consent, which consent will not be unreasonably withheld or delayed;
(iv)    must, and must cause the AU Subsidiaries to, permit the Sellers and its authorised representatives to have access to records and the Buyer’s employees (during normal business hours and with reasonable notice) to enable the Sellers to deal with the Tax Enquiry or Tax Claim; and
(v)    must, and must cause the AU Subsidiaries to, do one or both of the following as directed by the Sellers (acting reasonably):
(A)    enable the Sellers to defend or otherwise deal with the Tax Claim in the Buyer’s name (or in the name of the AU Subsidiaries) as against the Governmental Authority, and the Buyer must provide, or ensure that the Sellers are provided with, reasonable assistance and cooperation in doing so; and
(B)    do anything or not do anything, in each case as the Sellers reasonably request, to deal with the Tax Claim and keep the Sellers informed about its actions or proposed actions in connection with the Tax Claim.
(c)    Where Section 8.09(b) or Section 8.09 (d) applies, the Sellers must:
(i)    indemnify Buyer, and each Buyer Group Member and the AU Subsidiaries against and pay on demand the amount of all costs and expenses in connection with any action taken under Section 8.09(b) or Section 8.09(d) (as applicable);
(ii)    act in good faith and not take or persist in any course that might reasonably be regarded as harmful to the goodwill, reputation, affairs or operations of Buyer, any Buyer Group Member or the AU Subsidiaries;
(iii)    at reasonable and regular intervals, provide Buyer with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Tax Enquiry or Tax Claim;
(iv)    act reasonably in all the circumstances;

(v)    must not enter into any final settlement or resolution of any Tax Claim or Tax Enquiry without the Buyer’s prior written consent, which consent will not be unreasonably withheld or delayed; and
(vi)    not bind Buyer, any Buyer Group Member or the AU Subsidiaries in respect of future Tax matters without the prior written consent of Buyer.
(d)    Where a Tax Enquiry or Tax Claim relates partially to the period before Closing and partially to a period after Closing, then:
(i)    the Seller and the Buyer must, and the Buyer must cause the AU Subsidiaries to, cooperate fully to undertake discussions and communications with the relevant Governmental Authority in relation to the Tax Enquiry and to undertake the conduct, negotiation, defence and/or settlement of any Tax Claim against or in respect of the AU Subsidiaries;
(ii)    the Buyer must, and must cause the AU Subsidiaries to, cooperate fully and provide all reasonable assistance they can provide concerning the Tax Enquiry or Tax Claim (including to have access to records and employees (during normal business hours and with reasonable notice)) to enable the Seller and Buyer, jointly, to deal with the Tax Enquiry or Tax Claim;
(iii)    the Buyer and the Seller shall cooperate to ensure all parties are informed of the conduct, negotiation, control, defence and/or outcome or settlement of the Tax Enquiry or Tax Claim;
(iv)    subject to the Sellers paying the Tax Claim Amount in full pursuant to Section 8.09(a), the Sellers may, at their own cost and expense, control the conduct, negotiation, control, defence and settlement of the Tax Enquiry or Tax Claim; and
(v)    the Buyer shall not, and must ensure the AU Subsidiaries do not, enter into any final settlement or resolution of such Tax Enquiry or Tax Claim without the Sellers’ prior written consent (which consent will not be unreasonably withheld or delayed) if such settlement or resolution would allow Buyer to make a Tax Indemnity Claim.
(e)    This Section 8.09 and not Section 10.02 (other than Section 10.02(d)) shall apply in determining the handling and control of a Tax Enquiry or a Tax Claim.
Section 8.10    Sellers to consider Tax Indemnity Claims. The Sellers must notify the Buyer within 10 Business Days after receipt of a Tax Indemnity Claim, indicating whether it admits or denies the relevant Tax Indemnity Claim (in whole or in part).
Section 8.11    Limits on types of Tax Indemnity Claims. The Buyer cannot make a Tax Indemnity Claim to the extent that:

(a)    a provision, reserve or accrual has been made in the Closing Statement for the Tax giving rise to the Tax Claim and such provisions, reserve or accrual has been taken into account in working out the post-Closing Adjustment Amount;
(b)    The Tax Indemnity Claim results from, or the amount of the Tax Indemnity Claim is increased, because of a new Law or a change in Law, in each case taking place after the date of this Agreement (unless the new Law or change in Law had been announced at the date of this Agreement);
(c)    The Tax Indemnity Claim results from the loss of any, or the loss of access to any, Tax attribute (including losses, deductions, credits, rebates or offsets) as a result of Closing;
(d)    the Tax Indemnity Claim relates to an amount (excluding any associated interest and penalties) which is timing in nature, such that a reduction in Tax that arises to the Buyer, the AU Subsidiaries or any of their Affiliates in a different period;
(e)    the Tax Indemnity Claim is in respect of a matter that results in:
(i)    a reduction in the Tax that would otherwise be payable by the Buyer, AU Subsidiaries or any of their Affiliates; or
(ii)    an increase in any Tax attribute, including any losses, deductions, credits, rebates or offsets, to which the Buyer, AU Subsidiaries or any of their Affiliates have access, but only to the extent of the potential Tax savings that would inure from such Tax attribute;
(f)    the Tax Indemnity Claim results from, or the amount of the Tax Indemnity Claim is increased because of, any change in accounting policies and practices of the Buyer Group on or after the date of this Agreement;
(g)    the Tax Indemnity Claim arises directly or indirectly because of any wrongful or negligent act or omission of the Buyer or the AU Subsidiaries, their agents, employees or contractors on or after the date of this Agreement; and
(h)    the Tax Indemnity Claim arises because of a thing the Seller does or does not do before Closing at the Buyer’s written request or with its consent except to the extent that the thing done or not done was reasonably required to comply with law or the practices of a Governmental Authority.
Section 8.12    Time limits for Claims. The Buyer cannot make a Tax Indemnity Claim unless it complies with the notice requirements in Section 8.09(a) on or before the day that is sixty (60) days after the expiration of the applicable statute of limitations; provided, however, that extending the statute of limitation voluntarily by Buyer in this Section 8.12 shall not extend the time within which Buyer may make a Tax Indemnity Claim.
Section 8.13    [Unused].

Section 8.14    Benefits received
(a)    If:
(i)    the Buyer recovers an amount from Sellers under this Agreement in respect of a Tax Indemnity Claim; and
(ii)    the Buyer or the AU Subsidiaries then receives an amount or reimbursement from a Third Party including a Governmental Authority and this amount or reimbursement would have reduced the amount recovered by the Buyer if it had been received before the recovery, then the Buyer must promptly reimburse to the Sellers an amount equal to the amount the Buyer or AU Subsidiaries receives from the Third Party including a Governmental Authority (less any costs reasonably incurred in obtaining the amount).
Section 8.15    Mitigation. The Buyer must take reasonable action to mitigate any loss, Liability, costs or other damage suffered as a result of a breach of any matter that is the subject of a Tax Indemnity Claim.
Section 8.16    Tax Returns.
(a)    The AU Seller will, at its own cost and expense, have the sole conduct and control of the preparation of all Tax Returns relating to the AU Subsidiaries (including as members of the Consolidated Group) to the extent they relate to any periods (or part periods) ending on or before Closing which have not been lodged on or before Closing (“Pre-Closing Returns”).
(b)    The Buyer will, at its own cost and expense, have the sole control of the preparation and filing of all Tax Returns of the AU Subsidiaries for any period that includes, but does not end on or before the Closing Date (“Straddle Returns”).
(c)    Except as otherwise required under applicable Law, all Pre-Closing Returns and Straddle Returns shall be prepared in a manner consistent with the past practice of the AU Subsidiaries. The AU Seller or the Buyer (as applicable) must deliver each Pre-Closing Return or Straddle Return (as applicable), along with associated tax workpapers, to the other as soon as it is available but no later than thirty (30) Business Days before it is due to be filed (taking into account any extension of time to file the Pre-Closing Return or Straddle Return that has been properly obtained) for the other's review and comment.
(d)    The Buyer must procure that each Pre-Closing Return and each Straddle Return (subject to the Buyer complying with Section 8.16(c)) is lodged by the due date for lodging. If a Pre-Closing Return or Straddle Return is due to be filed before the date a disputed item is resolved under Section 8.17 to Section 8.20, the AU Seller or the Buyer, as the case may be, must procure that the return is lodged as prepared and must procure that an amended return, which reflects the resolution of the disputed items (either as resolved by agreement or by the Expert), is filed immediately after the disputed items are resolved. If there is no dispute between the AU Seller and

Buyer in relation to any items in a Pre-Closing Return or a Straddle Return, the AU Seller or Buyer, as the case may be, must procure the lodgement of such return without amendment and without delay.
(e)    For the avoidance of doubt this Section 8.16 does not apply to a Tax Return of the Head Company of the Consolidated Group or the Tax Return of the head company of a consolidated group or MEC group (as those terms are defined in the Tax Act (1997)) of which the AU Subsidiaries are members after Closing.
Section 8.17    Referral to Representatives.
(a)    If Buyer or the AU Seller objects to any items set out in a Relevant Return, then the party making the objection must give notice in writing to the other (“Tax Dispute Notice”) no later than ten (10) Business Days after the objecting party has received a copy of the Relevant Return pursuant to Section 8.16(c) from the other party. The Tax Dispute Notice shall set out full details of the objection, including (i) the items in dispute, (ii) as far as possible, the amount in dispute, and (iii) as far as possible, the adjustments or amendments to the Relevant Return which they are seeking.
(b)    If a Tax Dispute Notice is given, the AU Seller and Buyer must within ten (10) Business Days after the Tax Dispute Notice is given (i) each appoint a representative to meet and discuss the matters raised in the Tax Dispute Notice, and (ii) ensure that its representative meets with the other representative to discuss each matter raised in the Tax Dispute Notice and makes a genuine effort to negotiate an agreement on each such matter.
Section 8.18    Referral to Expert
(a)    If a matter raised in a Tax Dispute Notice is not agreed within the ten (10) Business Day period referred to in Section 8.17(b) then either Buyer or the AU Seller may by written notice require that all outstanding matters be referred to an Expert for determination in accordance with this ARTICLE VIII.
Section 8.19    Appointment of Expert.
(a)    If a notice is given under Section 8.17(a), the parties must appoint the Expert to determine the matters in dispute in accordance with this Section 8.19.
(b)    The AU Seller and Buyer must sign whatever reasonable terms of engagement the Expert requires and use reasonable endeavors to provide the Expert with any information reasonably required by the Expert.
(c)    The Expert acts as an expert and not as an arbitrator and must resolve the matters raised in the Tax Dispute Notice (i) having regard to the terms of this Agreement, (ii) according to whatever procedures the Expert decides, in the Expert’s absolute discretion, but subject to the requirements of procedural fairness, and (iii) exercising the Expert’s own skill, judgment and experience.

(d)    The AU Seller and Buyer must each pay half of the costs of the Expert and its advisers, unless the Expert, in its absolute discretion, decides otherwise.
Section 8.20    Expert’s Decision.
(a)    The parties must use their reasonable endeavors to ensure that the Expert gives, within 20 Business Days after its appointment, a written decision to the parties.
(b)    The Expert must give reasons for its decision.
(c)    The Expert’s decision is, in the absence of manifest error, final and binding on the parties.
Section 8.21    Access and Assistance.
(a)    The parties agree to provide each other with all reasonable assistance and access to records and documents (including all electronic records and documents) required to prepare and lodge any Tax Returns. The parties must also provide reasonable access to any employee, agent, director or other person who has information which is necessary to prepare and lodge the any Tax Returns.
(b)    The AU Seller must provide and must procure that the Head Company provides Buyer and each Buyer Group Member with any reasonable assistance, at Buyer’s cost, which any of them may reasonably request to assist with any Tax matter for the Buyer Group Members from the date of Closing for a period of seven years.
Section 8.22    Foreign Resident Capital Gains.
(a)    At least seven (7) Business Days before Closing, if the AU Seller is able, it may sign and deliver a validly completed declaration that the Evoqua AU Shares that it owns are not indirect Australian real property interests (as that term is defined in section 855-25 of the Tax Act (1997)). The declaration must satisfy the requirements in section 14-2103(3)(a) of Schedule 1 to the TAA and any applicable Australian Taxation Office guidance and be in the form of Australian Taxation Office form NAT 74879-06.2016 (or any replacement or successor of such form).
(b)    The AU Seller indemnifies Buyer, and must pay to Buyer on demand the amount of, any Loss suffered or incurred by Buyer if the declaration given by the AU Seller under this Section 8.22 is false at the relevant times.
(c)    Buyer acknowledges and agrees that, if AU Seller provides Buyer with a copy of the declaration referred to in Section 8.22(a) (and that satisfies the requirements therein) at least seven (7) Business Days before Closing and it does not know the declaration in Section 8.22(a) is false, it will not withhold any amounts from the Purchase Price under Subdivision 14-D of Schedule 1 to the TAA.
(d)    For the avoidance of doubt, AU Seller acknowledges that, if AU Seller does not provide Buyer with a copy of a declaration in accordance with Section 8.22(c) or AU Seller provides a declaration the Buyer knows is false, Buyer will withhold 12.5% of that part of the Purchase Price that is allocated to the AU Shares in accordance with Section 2.08.
Section 8.23    Transfer Taxes. The Buyer and/or each applicable Buyer Designee shall be liable for, and shall pay, in a due and timely manner any stamp duty or landholder duty imposed on it by applicable Law arising out of or in connection with or attributable to the transactions contemplated by this Agreement. The Parties shall use commercially reasonable efforts to cooperate in the preparation and filing of such Tax Returns to the extent required pursuant to applicable Law.
Section 8.24    Goods and Services Tax.
(a)    GST-exclusive consideration. Unless expressly stated otherwise in this Agreement, all amounts payable or consideration to be provided under this Agreement are exclusive of Goods and Services Tax (“GST”).
(b)    GST-free going concern. To the extent permissible under applicable Law, AU Seller shall treat the supply of the MEMCOR® Product Line Assets under this Agreement as a GST-free supply of a going concern.
(c)    Recovery of GST. If, contrary to the agreement contained in this Section 8.24, GST is payable on a supply made under or in connection with this Agreement, the Party providing the consideration for that supply shall pay as additional consideration an amount equal to the amount of GST payable on that supply (the “GST Amount”). Subject to the prior receipt of a Tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. If a Tax invoice is not received prior to the provision of the other consideration, the GST Amount is payable within ten (10) days of the receipt of a Tax invoice. This Section 8.24 shall not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.
(d)    Liability Net of GST. In the event that any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other Liability, it shall be reduced by any input Tax credit entitlement in relation to the relevant cost, expense or other Liability.
(e)    Adjustment Events. If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount shall be recalculated to reflect that adjustment and an appropriate payment shall be made between the Parties.
(f)    Survival. This Section 8.24 will not merge upon completion and will continue to apply after expiration or termination of this Agreement.
(g)    Definitions. Unless the context requires otherwise, words and phrases used in this Section 8.24 that have a specific meaning in the GST Law shall have the same meaning in this Section 8.24.

(h)    Singapore Matters. The Parties agree that the MEMCOR® Product Line is transferred as a going concern. The Parties shall use best endeavors to secure that paragraph 2 of the Goods and Services Tax (Excluded Transactions) Order shall apply to the sale of the MEMCOR® Product Line Assets by the Operating Sellers as a going concern under this Agreement so that the sale is treated as neither a supply of goods nor of services for the purpose of the Singapore GST Act.
ARTICLE IX

CONDITIONS TO CLOSING
Section 9.01    Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Closing shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by each Party on or prior to the Closing Date of each of the following conditions:
(a)    any waiting periods and any other obligations, or requirements applicable to Contemplated Transactions under Antitrust Laws of the jurisdictions set forth in Section 9.01(a) of Schedule A shall have expired or been complied with, as applicable, or early termination thereunder shall have been granted;
(b)    the Australian Competition and Consumer Commission shall have indicated in writing to the Buyer that it does not propose to intervene in the acquisition contemplated by this document pursuant to section 50 of the Australia Competition and Consumer Act 2010 (Cth);
(c)    any other material consent, approval, clearance or authorization of any Governmental Authority required to consummate the Contemplated Transactions shall have been received; and
(d)    no applicable Order or Law shall be in effect that would prohibit or make illegal the consummation of any of the Contemplated Transactions.
Section 9.02    Conditions to Obligation of Buyer. In addition to the conditions set forth in Section 9.01, the obligation of Buyer to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer on or prior to the Closing Date, of each of the following further conditions:
(a)    The Fundamental Representations of Operating Companies shall be true and correct in all respects on and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for any de minimis breaches or inaccuracies both individually and in the aggregate. The other representations and warranties of the Seller Parties set forth in ARTICLE III, excluding for purposes of this Section 9.02(a) any reference to any materiality, Material Adverse Effect, or similar standards or qualifiers, shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for any breaches or inaccuracies of such representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect;
(b)    (i) Sellers shall have completed in all respects the Pre-Closing Transactions and all of the delivery requirements under Section 2.12 required to be performed and complied with by them as of the Closing Date, and (ii) Sellers shall have performed and complied, in all material respects, with all of their other covenants and obligations under this Agreement required to be performed and complied with by each of them as of the Closing Date;
(c)    Buyer shall have received a Certification by an authorized signatory of each of Sellers that certifies as to the satisfaction of the conditions set forth in subsections (a) and (b) of this Section 9.02; and
(d)    During the period from the date of this Agreement to the Closing, there shall not have been any Material Adverse Effect.
Section 9.03    Conditions to Obligation of Sellers. In addition to the conditions set forth in Section 9.01, the obligation of Sellers to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Seller, on or prior to the Closing Date, of each of the following further conditions:
(a)    the representations and warranties of Buyer set forth in ARTICLE IV, taken together, excluding for purposes of this Section 9.03(a) any reference to any materiality, Buyer Material Adverse Effect, or similar standards or qualifiers, shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for any breaches or inaccuracies of such representations and warranties that would not, individually or in the aggregate, have a Buyer Material Adverse Effect;
(b)    Buyer shall have performed and complied in all respects with all covenants and obligations under Section 2.11 of this Agreement required to be performed and complied with by it as of the Closing Date, including the satisfaction of the payment and delivery requirements set forth in Section 2.11, and Buyer shall have performed and complied in all material respects with all of its other covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date; and
(c)    Sellers shall have received a Certification by an authorized signatory of Buyer that certifies as to the satisfaction of the conditions set forth in subsections (a) and (b) of this Section 9.03.
Section 9.04    Failure or Waiver of Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to its obligations to consummate the Closing set forth in Section 9.01, Section 9.02, or Section 9.03, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use commercially reasonable efforts to satisfy the conditions to the Contemplated Transactions or by any other breach by such Party of a representation, warranty or covenant hereunder. All conditions to the Closing shall be deemed to have been satisfied or waived following the Closing.
ARTICLE X

SURVIVAL; INDEMNIFICATION
Section 10.01    Representations, Warranties and Covenants.
(a)    Subject to Section 10.03, the representations and warranties of Sellers and Buyer contained in or made pursuant to this Agreement shall survive until the first (1st) anniversary of the Closing Date, at which time they shall terminate; provided, however, that the Fundamental Representations of Operating Companies and the Fundamental Representations of Buyer (other than the Tax Warranty) shall survive until the fifth (5th) anniversary of the Closing Date; provided, further, that the representations and warranties under Section 3.14 shall survive until 60 days after the expiration of the applicable statute of limitations. The Tax Warranty and Tax indemnities under Section 8.01 and Section 8.08 (and Buyer’s related remedies under Section 10.01(b)(ii)) shall survive until 60 days after the expiration of the applicable statute of limitations, at which time they shall terminate and thereafter no claims shall be made for indemnification hereunder with respect thereto. The covenants or other agreements contained in this Agreement that by their terms (i) do not contemplate performance after the Closing, shall not survive the Closing (except for pre-closing breach thereof) and (ii) contemplate performance after the Closing, shall survive the Closing consistent with the terms of the relevant covenant or agreement subject to applicable statute of limitations; provided, that, for the avoidance of doubt, nothing in this Section 10.01 shall impair a Party’s rights under Section 11.03 in the event this Agreement has been validly terminated, and the other Party had materially breached this Agreement prior to the time of such termination. Notwithstanding anything to the contrary in this Agreement, if, prior to the end of the applicable survival period, a party shall have notified the other party in accordance with the requirements of Section 10.02(a) of a claim for indemnification under this ARTICLE X (whether or not formal legal action shall have been commenced based upon such claim), such claim, shall continue to be subject to indemnification in accordance with this ARTICLE X notwithstanding the expiration of the relevant survival period following the assertion of such claim and prior to its resolution.
(b)    Subject to the other terms and conditions of this ARTICLE X, Sellers shall jointly and severally indemnify Buyer, its Affiliates and their respective Representatives, successors and assigns (each a “Buyer Indemnified Party”) against, and shall hold each Buyer Indemnified Party harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:
(i)    any inaccuracy in or breach of any Fundamental Representations of Operating Companies,
(ii)    Taxes to the extent either expressly allocated to Sellers or their Affiliates or with respect to which the Operating Sellers would have an indemnification obligation pursuant to ARTICLE VIII,

(iii)    any breach of any covenant or agreement by any Seller Party in this Agreement or any other Transaction Agreement that survives the Closing or breach of pre-Closing covenants by any Seller Party,
(iv)    the discharge of water from the Leased Real Property to a sewer owned by Hawkesbury City Council, to South Creek, onto land for irrigation, or otherwise, prior to Closing,
(v)    the Specified Indemnity set forth on Schedule A,
(vi)    any Indebtedness (other than any Indebtedness related to the Settlement Agreement) not repaid as of the Closing or included in the final and binding Closing Statement as provided in Section 2.13,
(vii)    consummation of the Pre-Closing Transactions, including any Taxes resulting from or attributable to consummation thereof;
(viii)    Fraud on the part of any Seller Party, and
(ix)    any Excluded Asset or Excluded Liability.
provided that, all indemnification by Sellers pursuant to this Agreement for all matters, including for Fraud, shall not cumulatively and in the aggregate exceed the amount of the Purchase Price proceeds received by Sellers. Any amounts the Buyer recovers or is entitled to recover under the R&W Policy shall be taken into account when calculating such aggregate maximum amount that the Sellers are liable under the proviso of the immediately preceding sentence. “Fundamental Representations of Operating Companies” means those representations and warranties set forth in Section 3.01, Section 3.02, Section 3.05, Section 3.14 and Section 3.19. Notwithstanding anything to the contrary contained in this Agreement and except in the case of Fraud, with respect to any Losses (x) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of and Fundamental Representation of Operating Companies, or (y) for Taxes, such Losses shall be satisfied first from the R&W Policy to the fullest extent of applicable coverage thereunder (if any), and second, to the extent such Losses are not covered in full by the R&W Policy, directly against the Sellers. Notwithstanding the foregoing, Losses for which indemnification is to be provided under Section 10.01(b)(v) shall be limited to out of pocket costs and expenses and such Losses shall be shared seventy five (75%) percent to Sellers and twenty five (25%) percent to Buyer.
(c)    Subject to the other terms and conditions of this ARTICLE X, Buyer shall indemnify Sellers, their Affiliates and their respective Representatives, successors, and assigns (each a “Seller Indemnified Party”) against, and shall hold each Seller Indemnified Party harmless from and against, any and all Losses incurred or sustained by, or imposed upon, each Seller Indemnified Party based upon, arising out of, with respect to or by reason of
(i)    any inaccuracy in or breach of any Fundamental Representations of Buyer,

(ii)    Taxes to the extent either expressly allocated to Buyer or with respect to which Buyer would have an indemnification obligation pursuant to ARTICLE VIII,
(iii)    any breach of any non-Tax covenant or agreement by Buyer in this Agreement that survives the Closing or breach of pre-Closing covenants by Buyer or its Affiliates,
(iv)    Fraud on the part of Buyer or its Affiliates,
(v)    the MEMCOR® Product Line Liabilities, and
(vi)    the ownership and operation of the MEMCOR® Product Line Assets following the Closing;
provided, that, all indemnification by Buyer this ARTICLE X shall not in the aggregate exceed the Purchase Price. “Fundamental Representations of Buyer” means those representations and warranties and set forth in Section 4.01, Section 4.02, Section 4.07 and Section 10.03(a).
(d)    For purposes of Section 10.01(b)(i), when determining whether a representation or warranty of an Operating Company has been breached or is inaccurate, and the amount of any Losses related thereto, any knowledge qualifier or Material Adverse Effect or other materiality qualifier contained in any such representation or warranty shall be disregarded. For clarity and the avoidance of double-counting, and notwithstanding the foregoing or anything else herein to the contrary, no Party shall be entitled to indemnification hereunder for a matter to the extent that such matter (dollar-for-dollar) shall have been taken into account in the post-Closing adjustments to the Purchase Price pursuant to Section 2.13.
Section 10.02    Notification of Claims; Cooperation; Insurance, Etc.
(a)    Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, but excluding a Tax Enquiry covered in Section 8.09, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (taking into account the information then available to the Indemnified Party); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE X except to the extent the Indemnifying Party is actually and materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered before the expiration of any applicable survival period specified in Section 10.01(a) for claims with respect to such representation, warranty, covenant or agreement. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond to the Indemnified Party in writing to any claim that is not a Third Party Claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, subject to Section 10.06, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under the terms and subject to the provisions of this Agreement.
(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.02(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume, upon written notice to the Indemnified Party within a reasonable time (applicable to the circumstances) of receipt of such notice of a claim, the defense and control of any Third Party Claim and, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain the defense or control of any Third Party Claim if (i) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (ii) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim vigorously, (iii) the R&W Policy provides that the insurer will control the defense of prosecution of such claim, or (iv) the amount of the Third Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Losses, together with all other unresolved claims for indemnification by the Buyer Indemnified Parties or the Seller Indemnified Parties (as applicable), the majority of which would not be available for recovery under this ARTICLE X. The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.
(c)    The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim as to which the Indemnifying Party has assumed the defense with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that in such event the Indemnifying Party shall pay the reasonable fees and reasonable expenses of such separate counsel (i) to the extent incurred by the Indemnified Party before the date that the Indemnifying Party assumes control of the defense of the Third Party Claim; or (ii) if the Indemnified Party and Indemnifying Party are both named as parties in a Third Party Claim and, based on the advice of counsel to the Indemnified Party, (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party that makes it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party, or (B) there are one or more defenses or counterclaims with respect to such Third Party Claim available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to or associated with such Third Party Claim. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party shall enter into settlement of any Third Party Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

(d)    Notwithstanding the foregoing in this Section 10.02, in the event that a Third Party Claim in respect of which a Buyer Indemnified Party is the Indemnified Party and the R&W Policy is covering the potential liability with respect thereto (a “R&W Policy Claim”), Buyer and its designees (including, without limitation, the insurance providers of the R&W Policy) shall be entitled to assume, control the defense of and settle or compromise such R&W Policy Claim, and Sellers shall not have any rights with respect thereto, including the right to participate in, defend or settle, compromise or offer to settle or compromise such R&W Policy Claim, except to the extent that Sellers would have liability thereunder.
(e)    Sellers or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided that (i) the Indemnifying Party shall (A) pay all amounts arising out of such settlement or judgment in accordance with the terms of such settlement, (B) not encumber any material asset of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (C) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim; and (ii) such settlement or consent shall not result in the finding or admission of any violation of Law or any other admission of wrongdoing on the part of any Indemnified Party.
(f)    Payments by any Indemnifying Party in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds receivable from any Third Party non-Affiliate by the Indemnified Party (or any of its Affiliates) with respect to such Losses (net of costs of recovery and increase in premiums), including the R&W Policy, and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement. Each Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
Section 10.03    R&W Policy. Buyer represents, warrants and covenants to Sellers that:
(a)    A true, accurate and complete copy of the binder agreement for the representation and warranty policy (the “R&W Policy”) and the form of the R&W Policy is attached as Exhibit C. The binder agreement for the R&W Policy is in full force and effect and is a legal, valid, binding and enforceable obligation of Buyer, and to the Knowledge of Buyer, the insurer(s) party thereto. There are no conditions precedent or other contractual contingencies to which Buyer is a party related to the issuance of the R&W Policy other than as expressly set forth in the binder agreements attached as Exhibit C. The R&W Policy expressly provide that (i) the insurer has no subrogation rights, and will not pursue any claim against Sellers or their Affiliates, in each case, except in the case of Fraud by any such Person, and (ii) Sellers are third-party beneficiaries of the insurer’s subrogation waiver and covenant not to pursue claims referenced in clause (i) of this sentence.
(b)    Buyer and its Affiliates shall not amend, waive, or otherwise modify the R&W Policy in any manner adverse to Sellers, including any amendment that would allow the insurer thereunder or any other Person to subrogate or otherwise bring any Action against Sellers or their Affiliates, if applicable, of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement.
(c)    Except as otherwise provided in this Agreement, the sole and exclusive recourse for Buyer or any Buyer Indemnified Party for recovery of Losses for breaches of any representations and warranties made by the Operating Companies under this Agreement (other than Fundamental Representations of Operating Companies) is the R&W Policy. Nothing in this Agreement shall limit any Buyer Indemnified Party’s rights under the R&W Policy.
Section 10.04    Tax Treatment. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 10.05    Gross Up for Tax. If an indemnification payment made under this Agreement would result in an increase in the Tax payable in any year by, or the reduction in any Tax loss, deduction, credit (other than franking credits) or offset of, a Buyer Indemnified Party (“Tax Relief”), then the payment must be grossed-up by the amount necessary to ensure that the net amount retained by the Buyer Indemnified Party after deduction or payment of that Tax or the reduction in the value of any Tax Relief equals the amount that the Buyer Indemnified Party would have retained had that Tax not been payable or had that Tax Relief not been reduced.
Section 10.06    Exclusive Remedies. Subject to Section 2.13(c), the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than under the R&W Policy and claims arising from Fraud on the part of a Party in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, are set forth in ARTICLE VIII and this ARTICLE X. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law and effective as of the Closing, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the provisions set forth in ARTICLE VIII and this ARTICLE X. Except as otherwise set forth in Section 10.01, nothing in this Section 10.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud by any Party.

ARTICLE XI

TERMINATION
Section 11.01    Grounds for Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing Date:
(a)    by the mutual written agreement of Sellers and Buyer;
(b)    by Buyer (i) if the Closing has not occurred on or prior to December 15, 2019, unless (ii) the conditions set forth in Section 9.01 shall not have been satisfied at least two (2) Business Days before November 30, 2019, in which event the Closing has not occurred on or prior to the date that is two (2) Business Days after the conditions set forth in Section 9.01 shall have been satisfied, but (iii) in no event later than December 31, 2019 (such applicable date in (i), (ii) and (iii) immediately preceding, the “Outside Closing Date”); provided, that, the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available if Buyer’s failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or prior to the Outside Closing Date;
(c)    by Sellers if the Closing has not occurred on or prior to the Outside Closing Date; provided, that, the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available if any Seller Party’s failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or prior to the Outside Closing Date;
(d)    by Buyer if there has been a breach by any Seller Party of any representation, warranty, covenant or agreement set forth in this Agreement and the effect of such breach would be to cause the conditions to Buyer’s obligation to consummate the Closing set forth in Section 9.01 or Section 9.02 not to be capable of being satisfied, and such breach is not cured, or is not reasonably capable of being cured, within 30 days of receiving written notice of such breach or alleged breach from Buyer; it being understood and agreed that this Agreement may not be terminated for such breach pursuant to this Section 11.01(d) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period; provided, however, that such 30-day period shall not extend the Outside Closing Date; provided, further, that the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available if the failure of Buyer to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, such breach;
(e)    by Sellers if there has been a breach by Buyer of any representation, warranty, covenant or agreement set forth in this Agreement and the effect of such breach would be to cause the conditions to Seller’s obligation to consummate the Closing set forth in Section 9.01 or Section 9.03 not to be capable of being satisfied, and such breach is not cured or is not reasonably capable of being cured within 30 days of receiving written notice of such breach or alleged breach from Seller; it being understood and agreed that this Agreement may not be terminated for such breach pursuant to this Section 11.01(e) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period (provided, however, that such 30-day period shall not extend the Outside Closing Date); provided, further, that the right to terminate this Agreement pursuant to this Section 11.01(e) shall not be available if the failure of any Seller Party to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, such breach; or
(f)    by either Party if there shall be in effect a final, non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions; it being agreed that the Parties shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 11.01(f) shall not be available to a Party if such Order, or failure to resolve, or have vacated or lifted, such Order, was primarily due to the failure of such Party to perform any of its obligations under this Agreement.
Section 11.02    Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Sellers or Buyer pursuant to Section 11.01, written notice thereof shall forthwith be given to the other Party. If this Agreement is validly terminated and the Contemplated Transactions are abandoned as provided herein:
(a)    each Party shall redeliver all documents, work papers and other material of any other Party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same;
(b)    all confidential information received by any Party with respect to the business of any other Party or any of its Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and
(c)    all filings, applications and other submissions made to any Person, including any Governmental Authority, in connection with the Contemplated Transactions shall, to the extent practicable, be withdrawn from such Person.
Section 11.03    Effect of Termination. If this Agreement is validly terminated and the Contemplated Transactions are abandoned in accordance with Section 11.01, this Agreement shall become void and of no further force and effect (other than ARTICLE X, this ARTICLE XI, ARTICLE XII and Section 5.03 and Section 5.08, each of which shall survive the termination of this Agreement and be enforceable by the Parties and, for the avoidance of doubt, the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein), and there shall be no Liability or obligation on the part of any Party to any other Party, except for material breaches of this Agreement or Fraud, in each case, prior to the time of such termination. Nothing in this ARTICLE XI shall be deemed to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.
ARTICLE XII

MISCELLANEOUS

Section 12.01    Notices. All notices, consents and other communications hereunder (a) shall be in writing; (b) shall be deemed to have been duly given (i) when delivered by hand or by Federal Express or a similar overnight courier to the address for such Party set forth below; (ii) five (5) days after being deposited in any United States Post Office enclosed in a postage-prepaid, registered or certified envelope addressed to the address of such Party set forth below; or (iii) upon delivery when such notice is transmitted by email; and (c) shall be sent to the following addresses or email addresses (or at such other address or email address for a Party as shall be specified by like notice; provided, however, that any notice of change of email address shall be effective only upon receipt):
(i)    if to Sellers to:
Evoqua Water Technologies LLC
210 Sixth Avenue, Suite 3000
Pittsburgh, PA 15222 USA
E-mail: vincent.grieco@evoqua.com
Attention: Vincent Grieco, Executive Vice President, Secretary, and General Counsel

with copy (which shall not constitute notice) to:

K&L Gates LLP
210 Sixth Avenue
Pittsburgh, PA 15222
Attn:    Robert P. Zinn
Email:    Robert.Zinn@KLGates.com
(ii)    if to Buyer to:
DuPont de Nemours, Inc.
Chestnut Run Plaza 721/2110
Wilmington, DE 19805
Attn:    Tamara C. Sampson
Email:    tamara.c.sampson@dupont.com

and

DuPont de Nemours, Inc.
100 Larkin Building
1821 Larkin Center Drive
Midland, MI 48674 USA
Attn:    Brian Powers
Email:    brian.powers@dupont.com

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 S. 17th Street
Philadelphia, PA 19103
Attn:    Darrick M. Mix
Email:    DMix@duanemorris.com
Section 12.02    Amendments and Modifications. Any provision of this Agreement may be amended or modified only by a written instrument signed by each Party.
Section 12.03    Waiver. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any Party of a breach of or a default under any provision of this Agreement, nor the failure by any Party, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provision, right, or privilege hereunder.
Section 12.04    Seller Disclosure Schedules and Buyer Disclosure Schedules References. The disclosure of any matter in any Section of the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, shall be deemed to be a disclosure for all purposes of this Agreement and for all Sections of the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Sections of the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, but shall expressly not be deemed to constitute an admission or indication by Sellers or Buyer, as applicable, or to otherwise imply, that any such matter is material for the purposes of this Agreement. No disclosure in a Section of the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, shall be deemed to constitute an acknowledgment that any such matter is required to be disclosed. No disclosure in any Section of the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that breach or violation exists or has actually occurred. The disclosure of any matter in any Section of the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by a Party not expressly set forth in this Agreement or as adding to or extending the scope of any of a Party’s representations or warranties set forth in this Agreement. Any capitalized terms used in the Seller Disclosure Schedules or the Buyer Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.
Section 12.05    Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the Contemplated Transactions, and the consummation of the Contemplated Transactions, including any advisor fees and expenses, whether or not the Contemplated Transactions are consummated, shall be paid by the Person incurring such cost or expense, except that all such unpaid expenses at Closing incurred by AU Subsidiaries not reflected in the Closing

Statement shall be paid by AU Seller. For the avoidance of doubt, nothing in this Section 12.05 shall impair a Party’s rights under Section 11.03 in the event this Agreement has been validly terminated, and any of the other Parties had materially breached this Agreement prior to the time of such termination.
Section 12.06    Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder to any Affiliate of Buyer (unless doing so would restrict or delay the consummation of the Contemplated Transactions); provided, that, no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.
Section 12.07    Parties in Interest. This Agreement will be binding upon, inure solely to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns, except to the extent otherwise provided in Section 12.06.
Section 12.08    Governing Law . This Agreement shall be construed, performed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania (without giving effect to its principles or rules of conflict of Laws) as to all matters, including matters of validity, construction, effect, performance, and remedies, except to the extent that Australian law may be mandatorily applicable.
Section 12.09    Jurisdiction.
(a)    Each of the Parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder (other than with respect to any dispute arising under Section 2.13, which shall be governed by the procedure specified therein), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, shall be brought and determined exclusively in the courts of the Commonwealth of Pennsylvania or the courts of the United States located within the Commonwealth of Pennsylvania. Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or the Contemplated Transactions in any court other than the aforesaid courts.
(b)    Subject to the provisions of Section 2.13 (which shall govern any dispute arising thereunder), each of the Parties hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve in accordance with Section 12.01; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) such Action in such court is brought in an inconvenient forum; (B) the venue of such Action is improper; or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 12.10    Waiver of Jury Trial.
(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE EQUITY FINANCING. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.10(a) AND EXECUTED BY EACH PARTY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Contemplated Transactions, including contract claims, tort claims, breach-of-duty claims, and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
(b)    EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.
Section 12.11    Relationship of the Parties. The Parties agree that this is an arm’s-length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor and that it has only a contractual relationship with Sellers, based solely on the terms of this Agreement, the other Transaction Agreements, and the Confidentiality Agreement, and that there is no special relationship of trust or reliance between Sellers, on the one hand, and Buyer, on the other hand.
Section 12.12    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 12.13    Third-Party Beneficiaries. Except as otherwise provided herein with respect to the D&O Indemnified Parties, the representations, warranties, and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon; provided, however, that the Parties specifically acknowledge and agree that: (a) the provisions of Section 6.03 are intended to be for the benefit of, and shall be enforceable by, the D&O Indemnified Parties; and (b) the provisions of Section 12.24 are intended to be for the benefit of, and shall be enforceable by, K&L Gates.
Section 12.14    Entire Agreement. This Agreement (including the other Transaction Agreements and the other documents and instruments referred to herein and therein), the Confidentiality Agreement, the Seller Disclosure Schedules and the Buyer Disclosure Schedules set forth the entire agreement and understanding of the Parties in respect of the Contemplated Transactions and supersede all prior discussions, negotiations, agreements, arrangements, and understandings, whether oral or written, relating to the subject matter hereof and thereof. There are no warranties, representations, or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement, the other Transaction Agreements, or in the Confidentiality Agreement.
Section 12.15    Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.
Section 12.16    Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that would be suffered in the event that this Agreement were breached. It is accordingly agreed that, subject to the further provisions of this Section 12.16, each Party shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any breach or violation of, the terms of this Agreement and the other Transaction Agreements, and the other Parties shall not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement or the other Transaction Agreements prior to Closing, the Outside Closing Date shall automatically be extended to (i) the 20th Business Day following the resolution of Action or (ii) such other time period established by the court presiding over such Action. Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall be entitled to specific performance to cause Buyer to enforce the terms of this Agreement.
Section 12.17    Representation by Counsel. Each Party acknowledges to the other Parties that it has been represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.
Section 12.18    Headings. Headings of the Articles and Sections of this Agreement and the Table of Contents are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.
Section 12.19    Non-Recourse. No past, present, or future director, officer, employee, incorporator, agent, attorney or Representative of Seller, the Operating Companies, or any of their respective Affiliates shall be deemed to (a) have made any representations or warranties, or entered into any covenants or agreements, in connection with the Contemplated Transactions; or (b) have any personal liability to Buyer for any obligations or liabilities of Sellers under this Agreement or any other Transaction Agreement for any claim based on, in respect of, or by reason of, the Contemplated Transactions. It is further understood that any Certification contemplated by this Agreement and executed by an officer or other Representative of a Party shall be deemed to have been delivered only in such officer’s or Representative’s capacity as an officer or Representative, as applicable, of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer or Representative in his or her individual capacity.
Section 12.20    No Set-Off. The obligation of Buyer to pay to Sellers the Purchase Price and any other payments hereunder, or under any agreements entered into in connection with the Contemplated Transactions, shall not be subject to any right of set-off, deduction or withholding against any of Seller’s obligations whatsoever, and Buyer hereby irrevocably waives any and all such rights, unless required by Law.
Section 12.21    Inconsistencies with Other Agreements. In the event of any inconsistency between the provisions in the body of this Agreement and those in the other Transaction Agreements referred to herein, the provisions in the body of this Agreement will prevail and govern.

Section 12.22    Obligations of Sellers and Buyer; Authority of Evoqua LLC. Whenever this Agreement requires an Affiliate of Sellers to take any action, such requirement shall be deemed to include an undertaking on the part of Sellers to cause such Affiliates to take such action. Whenever this Agreement requires an Affiliate of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Affiliate to take such action. To the extent permitted by applicable Law, all Sellers hereby appoint Evoqua LLC as their agent and attorney-in-fact and otherwise grant to Evoqua LLC all rights and powers to act for and on behalf of any one or all Sellers for any and all purposes under this Agreement and the other Transaction Agreements, and Buyer and its Affiliates shall have the right to rely on Evoqua LLC for all such purposes herein and therein. To the extent permitted by applicable Law, all Affiliates of Buyer hereby appoint Buyer as their agent and attorney-in-fact and otherwise grant to Buyer all rights and powers to act for and on behalf of any one or all Affiliates of Buyer for any and all purposes under this Agreement and the other Transaction Agreements, and Sellers shall have the right to rely on Buyer for all such purposes herein and therein.
Section 12.23    Interpretation.
(a)    An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual, or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto. For the avoidance of doubt, references to “Subsidiary” (or a comparable term) in any statement in ARTICLE III shall be deemed to refer to such defined term (or comparable term) determined as of the date on which such statement is made in ARTICLE III.
(b)    The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date on the first page of this Agreement.
(c)    The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(d)    References to Exhibits, Articles and Sections are to Exhibits, Articles and Sections of this Agreement unless otherwise specified.
(e)    All documents that have been made available to Buyer or its Representatives by Sellers or its Representatives for review in the Data Room and all other Evaluation Material shall be deemed provided, made available or delivered to Buyer for purposes of this Agreement.
(f)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(g)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.
(h)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(i)    References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The disclosure of the name of, or any party to, a Contract, or the terms or conditions of a Contract, in any Section of the Seller Disclosure Schedules is subject to the restrictions set forth in such Contract or under applicable Law with respect to such disclosure, and no representations or warranties of Sellers in ARTICLE III shall be deemed to be untrue or inaccurate by reason of the disclosure in such Section of the Seller Disclosure Schedules being omitted or otherwise limited in order to comply with such restrictions.
(j)    References to any Person include the successors and permitted assigns of that Person; provided, however, that, for the avoidance of doubt, nothing in this Section 12.23(j) is intended to authorize, nor shall it be deemed to have authorized, any assignment or transfer not otherwise permitted by this Agreement.
(k)    The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(l)    Unless the context otherwise requires, references to “Law”, “Laws” or to a particular Law shall be deemed to refer to such Law as amended from time to time, and to the regulations and rules promulgated thereunder.
(m)    Except as otherwise indicated, all references in the Transaction Agreements to dollar amounts and to “$” are intended to refer to U.S. Dollars.
Section 12.24    Conflicts and Privilege. Recognizing that K&L Gates has acted as legal counsel to Sellers and the AU Subsidiaries prior to the Closing, and that K&L Gates intends to act as legal counsel to Sellers after the Closing, the Parties acknowledge that the AU Subsidiaries have waived, on their own behalf, and Buyer hereby waives, any conflicts that may arise in connection with K&L Gates representing the AU Subsidiaries after the Closing. The Parties also acknowledge that the AU Subsidiaries have agreed, and Buyer also agrees, that, as to all communications among K&L Gates, on the one hand, and the AU Subsidiaries and Sellers, on the other hand, that relate in any way to the Contemplated Transactions and are in fact subject to attorney-client privilege, the attorney-client privilege and the expectation of client confidence belongs to Sellers, shall be owned and controlled by Sellers and shall not pass to Buyer or the AU Subsidiaries.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

EVOQUA WATER TECHNOLOGIES LLC (U.S.)

By: /s/ Ron C. Keating
Name: Ron C. Keating
Title: President and CEO

WTG HOLDINGS COOPERATIEF U.A.
(Netherlands)

By: /s/ Ron C. Keating
Name: Ron C. Keating
Title: Director

EVOQUA WATER TECHNOLOGIES LIMITED (UK)

By: /s/ Ron C. Keating
Name: Ron C. Keating
Title: Director

EVOQUA WATER TECHNOLOGIES PTE. LTD. (Singapore)

By: /s/ Ron C. Keating
Name: Ron C. Keating
Title: Director

By: /s/ Benedict Stas
Name: Benedict Stas
Title: Director

[Signature Page to PURCHASE AND SALE AGREEMENT]

EVOQUA WATER TECHNOLOGIES LTD. (Canada)

By: /s/ Ron C. Keating
Name: Ron C. Keating
Title: President and CEO

EVOQUA WATER TECHNOLOGIES (SHANGHAI) CO. LTD. (China)

By: /s/ Stefan M. Abramo
Name: Stefan M. Abramo
Title: Legal Representative

WTG HOLDCO AUSTRALIA (MEMCOR) PTY. LTD. (Australia)

By: /s/ Ron C. Keating
Name: Ron C. Keating
Title: Director

EVOQUA WATER TECHNOLOGIES MEMBRANE SYSTEMS PTY. LTD. (Australia)

By: /s/ Ron C. Keating
Name: Ron C. Keating
Title: Director

DUPONT DE NEMOURS, INC.

By: /s/ Rose Lee
Name: Rose Lee
Title: President, Safety & Construction

[Signature Page to PURCHASE AND SALE AGREEMENT]